Filed Pursuant to Rule 424(b)(4)

Registration No. 333-284525

T Stamp Inc.

Up to 2,096,842 Shares of Class A Common Stock

This prospectus relates to the resale by the Selling Stockholder from time to time of up to an aggregate of 2,096,842 shares of our Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”) consisting of:

●	621,303 shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”) issuable upon the exercise of certain warrants issued to Armistice Capital Master Fund Ltd. (“Armistice” or the “Selling Stockholder”) comprised of: (i) up to 414,202 shares of Class A Common Stock issuable upon the exercise of certain warrants (the “2025 Series A Warrants”) at an exercise price of $8.45 per share; and up to 207,101 shares of Class A Common Stock issuable upon the exercise of certain warrants at an exercise price of $8.45 per share (the “ 2025 Series B Warrants”, and collectively with the Series A Warrants, the “2025 Private Placement Warrants”) issued to Armistice in private placement offering consummated on January 8, 2025;
●	648,148 shares of our Class A Common Stock comprised of shares issuable upon the exercise of common stock purchase warrants consisting of Series A common warrants exercisable for up to 370,370 shares of Class A Common Stock at an exercise price of $8.10 per share (the “December 2024 Series A Warrants”), and Series B common warrants exercisable for up to 277,778 shares of Class A Common Stock at an exercise price of $8.10 per share (the “December 2024 Series B Warrants”, and collectively, the “December 2024 Private Placement Warrants”) which were sold to the Selling Stockholder in a private placement offering consummated on December 6, 2024.
●	827,391 shares of our Class A Common Stock comprised of (i) 190,987 shares issuable upon the exercise of certain common stock purchase warrants (the “September 2024 Private Placement Warrants”) at an exercise price of $4.8345 per share; and (ii) 636,404 shares issuable upon the exercise of certain common stock purchase warrants (the “September 2024 New Warrants”) at an exercise price of $4.8345 per share, each of which were sold to the Selling Stockholder in a private placement offering consummated on September 3, 2024 and which were registered on a registration statement on Form S-3 (File No. 333-282310) that was initially declared effective by the SEC on December 6, 2024.

We refer to all of the warrants referenced above collectively as the “Warrants”.

The Selling Stockholder may offer and sell its shares in public or private transactions, or both. These sales may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price, or at negotiated prices.

As provided by Rule 416 of the Securities Act of 1933, as amended, this prospectus also covers any additional shares of Class A Common Stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the Warrants issued to the Selling Stockholders by reason of stock splits, stock dividends, and other events described therein.

The Selling Stockholder may sell all or a portion of shares through underwriters, broker dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder, the purchasers of the shares, or both. See “Plan of Distribution” for a more complete description of the ways in which the shares may be sold. We will not receive any of the proceeds from the sale of any of the 2,096,842 shares by the Selling Stockholder. However, upon exercise of the Warrants for cash, the Selling Stockholder would pay us an exercise price of between $4.8345 and $8.45 per share of Class A Common Stock, subject to any adjustment pursuant to the terms of the Warrants, or an aggregate of approximately $14,500,031 if the Warrants are exercised in full for cash. The

Warrants are also exercisable on a cashless basis under certain circumstances, and if the Warrants are exercised on a cashless basis, we would not receive any cash payment from the Selling Stockholder upon any such exercise of the Warrants. We have agreed to bear the expenses (other than underwriting discounts, commissions or agent’s commissions and legal expenses of the Selling Stockholder) in connection with the registration of the Class A Common Stock being offered under this prospectus by the Selling Stockholder.

We will pay the expenses of registering these shares, but all selling and other expenses incurred by the Selling Stockholder will be paid by the Selling Stockholder. See “Plan of Distribution.”

We are an “emerging growth company” and a “smaller reporting company” as such terms are defined under federal securities laws, and, as such have elected to take advantage of certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings.

Our Class A Common Stock is quoted on The NASDAQ Capital Market under the symbol “IDAI.” On January 29, 2025, the last reported sale price of our Class A Common Stock on The NASDAQ Capital Market was $3.90 per share.

Unless stated otherwise, all discussion of the Company’s Class A Common Stock, including securities exercisable or convertible into our Class A Common Stock, has been adjusted to reflect the 15-for-1 reverse stock split, which became effective on January 6, 2025.

You should read this prospectus carefully before you invest in any of our securities.

Investing in securities involves a high degree of risk. See “Risk Factors” beginning on page 17 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 5, 2025

ABOUT THIS PROSPECTUS

The registration statement on Form S-1, of which this prospectus forms a part and that we have filed with the Securities and Exchange Commission (the “SEC”), includes exhibits that provide more detail of the matters discussed in this prospectus.

Additionally, we incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under the section of this prospectus entitled “Where You Can Find More Information.” You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus and in any free writing prospectus prepared by or on behalf of us. We have not, and the Selling Stockholder has not, authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any related free writing prospectus. This prospectus is an offer to sell only the securities offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we nor the Selling Stockholder are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. Neither we nor the Selling Stockholder have done anything that would permit this Offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the jurisdiction of the United States who come into possession of this prospectus and any free writing prospectus related to this Offering are required to inform themselves about and to observe any restrictions relating to this Offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

Unless the context otherwise requires, the terms “T Stamp,” “Trust Stamp”, the “Company,” “we,” “us” and “our” refer to T Stamp Inc. and its subsidiaries on a collective basis.

This prospectus includes industry and market data and other information, which we have obtained from, or is based upon, market research, independent industry publications or other publicly available information. Although we believe each such source to have been reliable as of its respective date, we have not independently verified the information contained in such sources. Any such data and other information is subject to change based on various factors, including those described below under the heading “Risk Factors” and elsewhere in this prospectus.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

THIS PROSPECTUS MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE”, “PROJECT”, “BELIEVE”, “ANTICIPATE”, “INTEND”, “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and the related notes appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Class A Common Stock discussed under “Risk Factors”, “The Company’s Business”, and information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to buy our Class A Common Stock

Overview

Trust Stamp primarily develops proprietary artificial intelligence-powered solutions, researching and leveraging machine learning artificial intelligence, including computer vision, cryptography, and data mining, to process and protect data and deliver insightful outputs that identify and defend against fraud, protect sensitive user information, facilitate automated processes, and extend the reach of digital services through global accessibility. We utilize the power and agility of technologies such as GPU processing, edge computing, neural networks, and large language models to process and protect data faster and more effectively than historically possible to deliver results at a disruptively low cost for usage across multiple industries.

Our team has substantial expertise in the creation and development of AI-enabled software products. We license our technology and expertise in numerous fields, with an increasing emphasis on addressing diverse markets through established partners who will integrate our technology into field-specific applications.

Over the last 6-months, the Company has undertaken a multi-pronged process to position itself better to leverage the growing opportunities offered by the expanded use and acceptance of AI technologies. This process has included:

1)	Reducing the size of the non-production-focused executive and consulting teams to reduce overhead for the 2025 calendar year.
2)	Releasing sales staff that did not meet their targets.
3)	Negotiating the sale of certain assets that have resulted in continuous operating losses to raise operating capital and eliminate the cash flow deficits associated with the assets. This will allow a sharpened focus on and investment in products with the best promise for profitable revenue generation. The negotiations are very advanced, and an announcement will be made when appropriate.
4)	Negotiating a services contract to offset the cost of the technical team members while maintaining significant R&D and product development capabilities.
5)	Refocusing go-to-market strategies on joint ventures with proven industry partners with access to target markets

Markets

Trust Stamp has evaluated the market potential for its services in part by reviewing the following reports, articles, and data sources, none of which were commissioned by the Company, and none of which are to be incorporated by reference:

Data Security and Fraud

●	According to the “2021 Year End Report: Data Breach QuickView” published by Flashpoint, 4,145 publicly disclosed breaches exposed over 22 billion records in 2022.
●	The cumulative merchant losses to online payment fraud between 2023 and 2027 will exceed $343 billion globally according to a 2022 report titled “Fighting Online Payment Fraud in 2022 & Beyond” published by Juniper Research.

Financial and Societal Inclusion

●	According to the “Global Findex Database 2021,” published by the World Bank, 1.4 billion people were unbanked as of 2021.

●	131 million small and medium-sized enterprises in emerging markets lack access to finance, limiting their ability to grow and thrive (UNSGSA Financial Inclusion Webpage, Accessed March 2023).
●	The global market for Microfinance is estimated at $157 Billion in the year 2020, and is projected to reach $342 billion by 2026 according to the 2022 report titled “Microfinance - Global Market Trajectory & Analytics” published by Global Industry Analysts, Inc.

Trust Stamp’s biometric authentication, liveness detection, and information tokenization enable individuals to verify and establish their identities using data derived from biometrics. While individuals in this market lack traditional means of identity verification, Trust Stamp provides a means to authenticate identity that preserves an individual’s privacy and control over that identity.

Alternatives to Detention (“ATD”)

●	The ATD market includes Federal, State, and Municipal agencies for both criminal justice and immigration purposes. Trust Stamp addresses the ATD market with applications built on Trust Stamp’s privacy-preserving solutions allowing individuals to comply with ATD requirements using ethical and humane technology methodologies. Trust Stamp has developed innovative patented technologies for use in the ATD market encompassing biometrics, geolocation, and tokenization as well as a proprietary, tamper-resistant, battery-free “Tap-In-Band” that can complement or replace biometric check-in requirements and provide a lower-cost and more humane alternative to traditional “ankle bracelet” technology.

Other Markets

The Company is developing products and working with partners and industry organizations in other sectors that offer significant market opportunities and has entered into go-to-market or licensing agreements, including global data location services, healthcare, IoT, automotive dealer services, and computer vision for UAV operations. We anticipate licensing our technology in numerous fields, typically through established partners who will integrate our technology into field-specific applications.

Principal Products and Services

We adhere to the best practices outlined in the National Institute of Standards and Technology (“NIST”) and International Organization for Standardization (“ISO”) frameworks, and our policies and procedures in managing personally identifiable information (“PII”) comply with General Data Protection Regulation (“GDPR”) requirements wherever such requirements are applicable.

Key Customers

The Company’s initial business consisted of developing proprietary privacy-first identity solutions and implementing them through custom applications built and maintained for a few key customers. In 2022, the Company added to its product offerings a modular and highly scalable SaaS model with low-code or no implementation (“the Orchestration Layer”).

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” and accordingly may provide less public disclosure than larger public companies, including the inclusion of only two years of audited financial statements, and unaudited interim financial statements for the three and nine months ended September 30, 2024. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined under the Securities Act of 1933, as amended (the “Securities Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of such audited financial statements;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (or the Sarbanes-Oxley Act);
●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and
●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period. We will remain an emerging growth company until the earliest to occur of: (i) our reporting $1.07 billion or more in annual gross revenues; (ii) the end of fiscal year 2026; (iii) our issuance, in a three year period of more than $1 billion in non-convertible debt; and (iv) the end of the fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million on the last business day of our second fiscal quarter.

We have elected to take advantage of certain of the reduced disclosure obligations and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than the information you might receive from other public reporting companies in which you hold equity interests.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, after we cease to qualify as an “emerging growth company,” certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act; (2) scaled executive compensation disclosures; and (3) the ability to provide only two years of audited financial statements, instead of three years.

Going Concern

Our independent registered public accounting firm, in its audit report to the consolidated financial statements for the years ended December 31, 2023 and 2022, included a note expressing substantial doubt about the Company’s ability to continue as a going concern. Our audited consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

Additionally, the unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2024 and 2023 included elsewhere in this prospectus also have been prepared on a going concern basis, expressing substantial doubt about our ability to continue as an ongoing business for the next twelve months. Our unaudited condensed consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

If we cannot secure the financing needed to continue as a viable business, our shareholders may lose some or all of their investment in us.

Recent Developments

Appointment of New Chief Financial Officer

On January 17, 2025, the Board of Directors of the Company appointed Lance Wilson as the Company’s new Chief Financial Officer, to fill the vacancy in the position left after Alex Valdes’s resignation as Chief Financial Officer effective January 2, 2025.

Lance Wilson, a licensed Certified Public Accountant in Georgia, first joined the Company in 2021, serving in various financial capacities, most recently as the Senior Vice President of Accounting & Finance at Trust Stamp from July 2024 until being appointed to his role as CFO. Lance leads all external financial reporting, including SEC filings and technical accounting research and implementation. Lance has played a key role in multiple initiatives, including a successful public fundraising campaign that resulted in Trust Stamp’s NASDAQ listing in January 2022.

Prior to joining Trust Stamp, Lance served as the Financial Reporting Manager at Cousins Properties (NYSE: CUZ) from July 2020 to July 2021, where he managed all SEC filings, technical accounting projects, and audit engagements. Prior to that, he severed in various accounting roles at The North Highland Company, Change Healthcare (formerly McKesson Technology Solutions), and BDO-USA, LLC. Lance holds a Master of Accountancy degree and a Bachelor of Science in Commerce and Business Administration from The University of Alabama.

Lance Wilson has no family relationships with any other director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

Lance Wilson and the Company entered into an Executive Employment Agreement (the “Agreement”), with an effective date of January 1, 2025, for his role as Chief Financial Officer (CFO) of the Company. The Agreement outlines Mr. Wilson’s ongoing responsibilities, including oversight of the Company’s financial integrity, regulatory compliance, and multicurrency financial reporting. It also details his leadership in investor relations and compliance with applicable SEC, Nasdaq, and Sarbanes-Oxley requirements.

Under the Agreement, Mr. Wilson will receive an annual base salary of $182,250, subject to periodic review, and will be eligible for an annual equity bonus of at least 10% of his base salary in the form of restricted stock units. The Agreement also includes provisions for reimbursement of business expenses, participation in Company benefit plans, and relocation assistance if applicable.

The Agreement has an open-ended term, continuing until either party provides 120 days’ written notice of termination. It also specifies termination provisions, including compensation and benefits in the event of termination by the Company without cause or by Mr. Wilson for good reason, such as severance equal to up to 36 months of base salary and accelerated vesting of equity awards in certain circumstances, including a change in control. Termination for cause or voluntary resignation without good reason would result in payment of only accrued compensation and benefits through the termination date.

The Agreement contains customary confidentiality and non-disclosure provisions related to the Company’s trade secrets and other sensitive information.

The foregoing description of the Agreement is intended to be a summary, and is qualified in its entirety by reference to the Agreement itself, a copy of included as Exhibit 10.13 to the registration statement of which this prospectus forms a part.

Securities Purchase Agreement dated January 6, 2025

On January 6, 2025, the Company entered into a securities purchase agreement (the “January 2025 SPA”) with an institutional investor (the “Selling Stockholder”), pursuant to which the Company agreed to issue and sell to the Selling Stockholder (i) in a registered direct offering, (a) 175,000 shares of Class A Common Stock (the “January 2025 Shares”); and (b) Pre-Funded Warrants (the "January 2025 Pre-Funded Warrants") to purchase 239,202 shares of the Company’s Class A Common Stock at an exercise price of $0.001 per share and (ii) in a concurrent private placement, common stock purchase warrants consisting of Series A common warrants exercisable for up to 414,202 shares of Class A Common Stock at an exercise price of $8.45 per share of Class A Common Stock (the “January 2025 Series A Warrants”), and Series B common warrants exercisable for up to 207,101 shares of Class A Common Stock at an exercise price of $8.45 per share (the “January 2025 Series B Warrants”, and collectively with the January 2025 Series A Warrants, the “January 2025 Private Placement Warrants”). The offering price per January 2025 Share and respective January 2025 Private Placement Warrants was $8.45, and the offering price per Pre-Funded Warrant was $8.449.

The securities to be issued in the registered direct offering were offered pursuant to the Company’s shelf registration statement on Form S-3 (File 333-271091) (the “Shelf Registration Statement”), initially filed by the Company with the SEC under the Securities Act on April 3, 2023 and declared effective on April 12, 2023. The January 2025 Pre-Funded Warrants are immediately exercisable upon issuance and will remain exercisable until all of the January 2025 Pre-Funded Warrants are exercised in full.

The January 2025 Private Placement Warrants (and the shares of Class A Common Stock issuable upon the exercise of the January 2025 Private Placement Warrants) were not registered under the Securities Act, and were offered pursuant to an exemption from the registration requirements of the Securities Act provided under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act.

The terms of the Series A and January 2025 Series B Warrants that comprise the January 2025 Private Placement Warrants are identical, except that the January 2025 Series A Warrants provide for additional protections for the Selling Stockholder in the event of a “Fundamental Transaction” while the January 2025 Series A Warrants are outstanding (which includes, but is not limited to, merger transactions or a sale of substantially all of the Company’s assets). In such an event, then if holders of the Company’s Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Selling Stockholder will be given the same choice as to the consideration it receives upon any exercise of either the Series A or January 2025 Series B Warrants following such Fundamental Transaction. Notwithstanding anything to the contrary, for the January 2025 Series A Warrants, in the event of a Fundamental Transaction, the Selling Stockholder may require the Company or its successor to repurchase the January 2025 Series A Warrants for its Black-Scholes Value (as defined in the Series A Warrant) in cash. This right can be exercised concurrently with, or within 30 days following, the consummation or public announcement of the transaction. If the Fundamental Transaction occurs outside the Company’s control, such as in a hostile takeover or an unapproved transaction, the holder is entitled to receive consideration equivalent in type and proportion to that offered to common stockholders, also calculated based on the Black-Scholes model. Additionally, if no consideration is offered to the Company’s stockholders in the transaction, the holder is deemed to receive common stock of the successor entity, preserving the January 2025 Series A Warrants’ value.

The January 2025 Private Placement Warrants are immediately exercisable upon issuance, and will expire five years thereafter, and in certain circumstances may be exercised on a cashless basis. If we fail for any reason to deliver shares of Class A Common Stock upon the valid exercise of the January 2025 Private Placement Warrants, subject to our receipt of a valid exercise notice and the aggregate exercise price, by the time period set forth in the January 2025 Private Placement Warrants, we are required to pay the applicable holder, in cash, as liquidated damages as set forth in the January 2025 Private Placement Warrants. The January 2025 Pre-Funded Warrants and January 2025 Private Placement Warrants also include customary buy-in rights in the event we fail to deliver shares of common stock upon exercise thereof within the time periods set forth in the January 2025 Pre-Funded Warrants and January 2025 Private Placement Warrants.

On January 8, 2025, the Company closed the registered direct offering and the private placement offering (collectively, the “January 2025 Offering”), raising gross proceeds of approximately $3.5 million before deducting placement agent fees and other offering expenses payable by the Company. In the event that all January 2025 Private Placement Warrants are exercised for cash, the Company will receive additional gross proceeds of approximately $5,250,010. The Company’s primary use of the net proceeds will be for working capital, capital expenditures and other general corporate purposes.

Pursuant to the terms of the January 2025 SPA, the Company is required within 30 days of January 6, 2025 to file a registration statement on Form S-1 or other appropriate form if the Company is not then S-1 eligible registering the resale of the shares of Class A Common Stock issued and issuable upon the exercise of the January 2025 Private Placement Warrants. The Company is required to use commercially reasonable efforts to cause such registration to become effective within 91 days of the closing of the

January 2025 Offering, and to keep the registration statement effective at all times until no investor owns any January 2025 Private Placement Warrants or shares issuable upon exercise thereof.

Pursuant to the terms of the January 2025 SPA, from January 6, 2025 until 30 days after closing, subject to certain exceptions, we may not issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or common stock equivalents, or file any registration statement or any amendment or supplement thereto, other than a prospectus supplement for the Shelf Registration Statement. In addition, from January 6, 2025 until 45 days after closing, we are prohibited from effecting or entering into an agreement to effect any issuance of common stock or common stock equivalents involving a variable rate transaction (as defined in the January 2025 SPA).

The foregoing description of the January 2025 SPA, January 2025 Pre-Funded Warrants, January 2025 Series A Warrants, and January 2025 Series B Warrants is intended to be a summary, and is qualified by reference to the full text of each of these documents, included as Exhibits 10.35, 4.19, 4.20, and 4.21, respectively, to the registration statement of which this prospectus forms a part.

Securities Purchase Agreement dated December 5, 2024

On December 5, 2024, the Company entered into a securities purchase agreement (the “December 2024 SPA”) with an investor, pursuant to which the Company agreed to issue and sell to the Selling Stockholder (i) in a registered direct offering, (a) 139,000 shares of Class A Common Stock (the “December 2024 Shares”); and (b) Pre-Funded Warrants (the "December 2024 Pre-Funded Warrants") to purchase 231,370 shares of the Company’s Class A Common Stock at an exercise price of $0.015 per share and (ii) in a concurrent private placement, common stock purchase warrants consisting of Series A common warrants exercisable for up to 370,370 shares of Class A Common Stock at an exercise price of $8.10 per share of Class A Common Stock (the “December 2024 Series A Warrants”), and Series B common warrants exercisable for up to 277,778 shares of Class A Common Stock at an exercise price of $8.10 per share (the “December 2024 Series B Warrants”, and collectively with the December 2024 Series A Warrants, the “December 2024 Private Placement Warrants”). The offering price per December 2024 Share and respective December 2024 Private Placement Warrants was $8.10 and the offering price per December 2024 Pre-Funded Warrant was $8.09.

Pursuant to the December 2024 SPA, the Company agreed to hold an annual or special meeting of its stockholders within sixty (60) days following the closing date of the December 2024 SPA for the purpose of obtaining shareholder approval of (i) an increase in the number of authorized shares of the Company; and (ii) the December 2024 SPA and transactions contemplated thereunder (including, but not limited to, the issuance of the December 2024 Private Placement Warrants, and shares issuable upon the exercise of the December 2024 Private Placement Warrants) as may be required by the applicable rules and regulations of the Nasdaq Stock Market (“Shareholder Approval”). If the Company does not obtain Shareholder Approval at the first meeting, the Company must call a meeting every ninety (90) days thereafter to seek Shareholder Approval until the earlier of the date on which Shareholder Approval is obtained or the warrants are no longer outstanding.

The terms of the December 2024 Series A and Series B Warrants that comprise the December 2024 Private Placement Warrants are identical, except that the December 2024 Series A Warrants provide for additional protections for the Selling Stockholder in the event of a “Fundamental Transaction” while the December 2024 Series A Warrants are outstanding (which includes, but is not limited to, merger transactions or a sale of substantially all of the Company’s assets). In such an event, then if holders of the Company’s Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Selling Stockholder will be given the same choice as to the consideration it receives upon any exercise of either the December 2024 Series A or Series B Warrants following such Fundamental Transaction. Notwithstanding anything to the contrary, for the December 2024 Series A Warrants, in the event of a Fundamental Transaction, the Selling Stockholder may require the Company or its successor to repurchase the December 2024 Series A Warrants for its Black-Scholes Value (as defined in the Series A Warrant) in cash. This right can be exercised concurrently with, or within 30 days following, the consummation or public announcement of the transaction. If the Fundamental Transaction occurs outside the Company’s control, such as in a hostile takeover or an unapproved transaction, the holder is entitled to receive consideration equivalent in type and proportion to that offered to common stockholders, also calculated based on the Black-Scholes model. Additionally, if no consideration is offered to the Company’s stockholders in the transaction, the holder is deemed to receive common stock of the successor entity, preserving the December 2024 Series A Warrants’ value.

The December 2024 Private Placement Warrants are immediately exercisable upon the date December 2024 Shareholder Approval is received, and will expire five years thereafter, and in certain circumstances may be exercised on a cashless basis. If we fail for any reason to deliver shares of Class A Common Stock upon the valid exercise of the December 2024 Private Placement Warrants, subject to our receipt of a valid exercise notice and the aggregate exercise price, by the time period set forth in the December 2024 Private Placement Warrants, we are required to pay the applicable holder, in cash, as liquidated damages as set forth in the December 2024 Private Placement Warrants. The December 2024 Pre-Funded Warrants and December 2024 Private Placement Warrants also include customary buy-in rights in the event we fail to deliver shares of common stock upon exercise thereof within the time periods set forth in the December 2024 Pre-Funded Warrants and December 2024 Private Placement Warrants.

The foregoing description of the December 2024 SPA, December 2024 Pre-Funded Warrants, December 2024 Series A Warrants, and December 2024 Series B Warrants is intended to be a summary, and is qualified by reference to the full text of each of these documents, included as Exhibits 10.31, 4.16, 4.17, and 4.18, respectively, to the registration statement of which this prospectus forms a part.

Amendment to Third Amended and Restated Certificate of Incorporation of the Company (Reverse Stock Split)

On December 30, 2024, the Company filed a Certificate of Amendment to the Company’s Third Amended and Restated Certificate of Incorporation, which was previously approved by the Company’s stockholders at the special meeting held on November 18, 2024 and described in the Company’s definitive proxy statement filed with the SEC on September 30, 2024, to effectuate a reverse stock split at a ratio of one (1) share of Common Stock for every fifteen (15) shares of Common Stock (the “Reverse Stock Split”) which became effective as of the opening of business on January 6, 2024 (the “Effective Time”).

As a result, at the Effective Time, each fifteen (15) pre-split shares of Common Stock outstanding automatically combined into one (1) new share of Common Stock, and the number of outstanding shares of Common Stock were reduced from 28,984,426 to 1,933,990. Proportional adjustments have also been made to the number of shares of Common Stock issuable upon exercise or conversion of the Company’s outstanding equity awards, stock options, and warrants in existence as of the Effective Time, as well as the applicable exercise price(s) of such instruments.

The number of authorized shares of Common Stock and the par value of each share of Common Stock remain unchanged. No fractional shares were issued as a result of the Reverse Stock Split, and any fractional shares that would otherwise have resulted from the Reverse Stock Split were rounded up.

For more information regarding the Reverse Stock Split, see the definitive proxy statement filed by the Company with the Securities and Exchange Commission on September 30, 2024 and Form 8-K filed on November 21, 2024 announcing the result of the stockholder vote, the relevant portions of which are incorporated herein by reference. The description of the Certificate of Amendment and the

Reverse Stock Split is qualified in its entirety by reference to the full text of the Certificate of Amendment, a copy of which is included as Exhibit 3.2 to the registration statement of which this prospectus forms a part.

Results of Stockholder Special Meeting

On November 18, 2024, the Company held a Special Meeting of Stockholders (the “Special Meeting”) to consider and vote upon:

●	Proposal 1: Ratification of the approval of that certain Securities Purchase Agreement dated July 13, 2024 between our Company and DQI Holdings, Inc. (the “July DQI SPA”) and all transactions contemplated thereunder, including, but not limited to, the sale of 306,514 shares of our Class A Common Stock, par value $0.01 per share to DQI as required by and in accordance with Nasdaq Listing Rule 5635(d)); and
●	Proposal 2: Ratification of the approval of the issuance of certain warrants issued to the Selling Stockholder pursuant to a securities purchase agreement dated September 3, 2024 as required by and in accordance with Nasdaq Listing Rule 5635(d));
●	Proposal 3: Approval of the issuance of certain warrants issued to the Selling Stockholder pursuant to a warrant exercise agreement also dated September 3, 2024 as required by and in accordance with Nasdaq Listing Rule 5635(d)); and
●	Proposal 4: Approval a reverse stock split of our Common Stock at a ratio of not less than 1-for-5 and not more than 1-for-50, with such ratio to be determined by the Board of Directors on or prior to December 31, 2024, in its sole discretion, and which would be effected by filing a Certificate of Amendment to the Company’s Third Amended and Restated Certificate of Incorporation with the State of Delaware

At the Special Meeting, 44% of our Common Stock entitled to vote at the Special Meeting were represented in person or by proxy at the Special Meeting. Based on the results of the vote, the stockholders voted to approve Proposals 1, 2, 3 and 4. The number of votes cast for or withheld from the approval is also set forth below. The voting results disclosed below are final.

Proposal	Number of Shares Voted For	Number of Shares Voted Against	Number of Shares Abstained	Percentage of Shares Voted “For” of Shares Voted
Ratify, by a vote of all the stockholders, the approval of the July DQI SPA and all transactions contemplated thereunder, including, but not limited to, the sale of 4,597,701 shares of our Class A Common Stock to DQI as required by and in accordance with Nasdaq Listing Rule 5635(d)) (“Proposal 1”)	536,368	14,867	1,036	97%
Ratify, by a vote of all the stockholders, the issuance of certain warrants and the issuance of up to 2,864,798 shares from the exercise of the those warrants issued as part of the securities purchase agreement entered into with the Selling Stockholder on September 3, 2024, in accordance with Nasdaq Listing Rule 5635(d)) (“Proposal 2”);	532,312	19,679	281	96%
Approve the issuance of the certain warrants and the issuance of up to 9,546,060 shares of our Common Stock upon the exercise of those warrants issued to the Selling Stockholder pursuant to a warrant exercise agreement also dated September 3, 2024 as required by and in accordance with Nasdaq Listing Rule 5635(d)) (“Proposal 3”)	532,161	19,864	246	96%
Approve a reverse stock split of our Common Stock at a ratio of not less than 1-for-5 and not more than 1-for-50, with such ratio to be determined by the Board of Directors on or prior to December 31, 2024, in its sole discretion (“Proposal 4”)	528,665	22,983	624	96%

Election of New Board Member

On November 2, 2024, the Board of Directors of the Company elected Andrew Scott Francis, the current Chief Technology Officer of the Company, to the Board of Directors, effective immediately, to fill a vacancy on the Board of Directors left from the resignation of Joshua Allen from the Company’s Board of Directors on September 26, 2024. Andrew Scott Francis will be a member of the “Class III” directors of the Company.

Corporate Information

Our principal executive office is located at 3017 Bolling Way NE, Floor 2, Atlanta, Georgia, 30305, United States of America, which serves as our headquarters. Our telephone number is (404) 806-9906. Our website address is www.truststamp.ai. Information contained on our website that can be accessed through our website is not incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by us are available to the public free of charge at www.sec.gov. Copies of certain information filed by us with the SEC are also available in the investors section of our website at www.truststamp.ai. You may also read and copy any document we file with the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330.

This prospectus omits some information contained in the registration statement of which this prospectus forms a part in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

THE OFFERING

This prospectus relates to the resale from time to time by the Selling Stockholder identified herein of up to 2,096,842 shares of our Class A Common Stock. We are not directly offering any shares for sale under the registration statement of which this prospectus is a part.

Class A Common Stock outstanding prior to this prospectus (as of January 29, 2025):	2,200,046

Class A Common Stock offered by the Selling Stockholder hereunder:	2,096,842 (2)

Class A Common Stock to be outstanding after this prospectus:	4,296,888 (1)

Use of Proceeds:

We will not receive any proceeds from the sale of our Class A Common Stock offered by the Selling Stockholder under this prospectus. However, in the case of all of the Warrants being exercised by the Selling Stockholder for cash, the Selling Stockholder would pay us an aggregate of approximately $14,500,031 if the Warrants are exercised in full for cash. The Warrants are also exercisable on a cashless basis, and if the Warrants are exercised on a cashless basis, we would not receive any cash payment from the Selling Stockholder upon any such exercise of the Warrants.

Offering Price:	The Selling Stockholder may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

Risk Factors:	Investing in our securities involves a high degree of risk and purchasers may lose their entire investment. See the disclosure under the heading “Risk Factors” beginning on page 17 of this prospectus.

NASDAQ Trading Symbol:	IDAI

(1)	The above discussion is based on 2,200,046 shares of Class A Common Stock outstanding as of January 29, 2025, but excludes shares issuable pursuant the following outstanding instruments (calculated as of January 29, 2025):
●	Restricted Stock Units (“RSUs”) (112,409 shares),
●	stock options (27,522 shares), and

●	warrants (816,415 shares), and
●	stock grants (8,731 shares).
(2)	Assumes all 2,096,842 shares of Class A Common Stock underlying the Warrants are sold by the Selling Stockholder.

SUMMARY CONSOLIDATED FINANCIAL DATA

You should read the following summary consolidated financial data together with our audited consolidated financial statements and the related notes appearing elsewhere in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus. We have derived the statements of operations data for the nine months ended September 30, 2024 and 2023 and balance sheet data as of September 30, 2024 from our unaudited condensed consolidated financial statements appearing elsewhere in this prospectus, and we have derived the consolidated statements of operations data for the years ended December 31, 2023 and 2022 from our audited consolidated financial statements appearing elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future, and our results for any interim period are not necessarily indicative of results that may be expected for any full year.

Statements of Operations Data:

	For the years ended December 31,		For the nine months ended September 30,
			(Unaudited)	(Unaudited)
	2023	2022	2024	2023
Net revenue	$4,560,275	$5,385,077	$1,585,153	$3,985,242
Operating expenses	12,450,077	17,464,000	9,736,472	8,968,985
Operating loss	(7,889,802)	(12,078,923)	(8,151,319)	(4,983,743)
Total other income (expense), net	238,675	8,459	3,557,913	230,763
Net loss before taxes	(7,651,127)	(12,070,464)	(4,593,406)	(4,752,980)
Income tax expense	13,485	(21,076)	—	—
Deemed dividend	—	—	(1,939,439)	—
Net loss before noncontrolling interest	(7,637,642)	(12,091,540)	(6,532,845)	(4,752,980)
Net loss attributable to noncontrolling interest	—	—	—	—
Net loss attributable to T Stamp Inc. (2)	$(7,637,642)	$(12,091,540)	$(6,532,845)	$(4,752,980)
Basic and diluted net loss per share attributable to T Stamp Inc. (1)	$(16.07)	$(38.32)	$(7.33)	$(10.71)

(1)	See Note 1 to our audited consolidated financial statements for the years ended December 31, 2023 and 2022 and Note 1 to our unaudited condensed consolidated financial statements three and nine months September 30, 2024 and 2023 included elsewhere in this prospectus for an explanation of the method used to compute basic and diluted net loss per share.
(2)	We have provided the reconciliations between the net losses and Adjusted EBITDA under the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.

Consolidated Balance Sheet Data:

	As of December 31,		As of September 30,
			(Unaudited)	(Unaudited)
	2023	2022	2024	2023
Cash and cash equivalents	$3,140,747	$1,254,494	$598,031	$3,182,503
Total Assets	$7,893,314	$6,411,918	$10,559,627	$7,472,874
Total Liabilities	$3,978,434	$5,786,774	$4,990,886	$3,243,445
Total Stockholders’ Equity	$3,914,880	$625,144	$5,568,741	$4,229,429

RISK FACTORS

An investment in our Class A Common Stock involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Class A Common Stock to decline, resulting in a loss of all or part of your investment. The risks described below and in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our securities if you can bear the risk of loss of your entire investment.

The SEC requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events, and technological developments (such as cyber-attacks and the ability to prevent such attacks). Additionally, early-stage companies are inherently riskier than more developed companies, and the risk of business failure and complete loss of your investment capital is present. You should consider general risks as well as specific risks when deciding whether to invest.

Below is a summary of material risks, uncertainties and other factors that could have a material effect on the Company and its operations:

●	We are a comparatively early-stage company that has incurred operating losses in the past, expect to incur operating losses in the future, and may never achieve or maintain profitability.
●	Our technology continues to be developed, and there is no guarantee that we will ever successfully develop the technology that is essential to our business to a point at which no further development is needed.
●	We may be subject to numerous data protection requirements and regulations.
●	We operate in a highly competitive industry that is dominated by a number of exceptionally large, well-capitalized market leaders and the size and resources of some of our competitors may allow them to compete more effectively than we can.
●	We rely on third parties to provide services essential to the success of our business.
●	We currently have three customers that account for substantially all of our revenues.
●	We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses.
●	Our independent registered public accounting firm, in its audit report to the audited consolidated financial statements, included a note expressing substantial doubt about the Company’s ability to continue as a going concern. Additionally, the accompanying unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2024 included with this prospectus have been prepared on a going concern basis. Neither of these consolidated financial statements include any adjustments that may result from the outcome of this uncertainty.
●	As the vast majority of our revenue is US Dollar denominated and a significant percentage of our expenses are incurred in other currencies, we are subject to risks relating to foreign currency fluctuations.

Risks Related to Our Company

We have a limited operating history upon which you can evaluate our performance and have not yet generated profits. Accordingly, our prospects must be considered in light of the risks that any new company encounters. Our Company was incorporated under the laws of the State of Delaware on April 11, 2016, and we have not yet generated profits. The likelihood of our creation of a viable business must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the growth of a business, operation in a competitive industry, and the continued development of our technology and products. We anticipate that our operating expenses will increase for the near future, and there is no assurance that we will be profitable in the near future. You should consider our business, operations, and prospects in light of the risks, expenses and challenges faced as an emerging growth company.

We have historically operated at a loss, which has resulted in an accumulated deficit. For the fiscal year ended December 31, 2023, we incurred a net loss of $7.64 million, compared to a net loss of $12.09 million for the fiscal year ended December 31, 2022. For the nine months ended September 30, 2024, we incurred a net loss of $6.53 million. There can be no assurance that we will ever achieve profitability. Even if we do, there can be no assurance that we will be able to maintain or increase profitability on a quarterly or annual basis. Failure to do so would continue to have a material adverse effect on our accumulated deficit, would affect our cash flows, would affect our efforts to raise capital and is likely to result in a decline in our Class A Common Stock price.

Our consolidated financial statements for the fiscal years ended December 31, 2023 and 2022 have been prepared on a going concern basis. We have not yet generated profits and have an accumulated deficit of $50.85 million as of December 31, 2023, and $55.45 million as of September 30, 2024. Our independent registered public accounting firm, in its audit report to the audited consolidated financial statements for the year ended December 31, 2023, included a note expressing substantial doubt about the Company’s ability to continue as a going concern. Additionally, the unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2024 have been prepared on a going concern basis. Neither of these financial statements include any adjustments that may result from the outcome of this uncertainty. We may not have enough funds to sustain the business until it becomes profitable. Even if we raise additional funding through future financing efforts, we may not accurately anticipate how quickly we may use such funds and whether such funds would be sufficient to bring the business to profitability. The Company’s ability to continue as a going concern in the next twelve months following the date of the unaudited condensed consolidated financial statements is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results.

Our cash could be adversely affected if the financial institutions in which we hold our cash fail. The Company maintains domestic cash deposits in Federal Deposit Insurance Corporation (“FDIC”) insured banks. The domestic bank deposit balances may exceed the FDIC insurance limits. In addition, given the foreign markets we serve, we maintain cash deposits in foreign banks, some of which are not insured or partially insured by the FDIC or other similar agency. These balances could be impacted if one or more of the financial institutions in which we deposit monies fails or is subject to other adverse conditions in the financial or credit markets.

Our technology continues to be developed, and it is unlikely that we will ever develop our technology to a point at which no further development is required. Trust Stamp is developing complex technology that requires significant technical and regulatory expertise to develop, commercialize and update to meet evolving market and regulatory requirements. While we constantly monitor and adapt our products and technology as criminal methods of breaching cybersecurity advance, there is no guarantee we will consistently be able to develop technology that can effectively counteract such criminal efforts. If we are unable to successfully develop and commercialize our technology and products, it will significantly affect our viability as a company.

If our security measures are breached or unauthorized access to individually identifiable biometric or other personally identifiable information is otherwise obtained, our reputation may be harmed, and we may incur significant liabilities. In the ordinary course of our business, we may collect and store sensitive data, including protected health information (“PHI”), personally identifiable information (“PII”), owned or controlled by ourselves or our customers, and other parties. We communicate sensitive data, including patient data, electronically, and through relationships with multiple third-party vendors and their subcontractors. These applications and data encompass a wide variety of business-critical information, including research and development information, patient data, commercial information, and business and financial information. We face a number of risks relative to protecting this critical information, including loss of access risk, inappropriate use or disclosure, inappropriate modification, and the risk of our being unable to adequately monitor, audit, and modify our controls over our critical information. This risk extends to the third-party vendors and subcontractors we use to manage this sensitive data. As a custodian of this data, Trust Stamp therefore inherits responsibilities related to this data, exposing itself to potential threats. Data breaches occur at all levels of corporate sophistication (including at companies with significantly greater resources and security measures than our own) and the resulting fallout stemming from these breaches can be costly, time-consuming, and damaging to a company’s reputation. Further, data breaches need not occur from malicious attack or phishing only. Often, employee carelessness can result in sharing PII with a much wider audience than intended. Consequences of such data breaches could result in fines, litigation expenses, costs of implementing better systems, and the damage of negative publicity, all of which could have a material adverse effect on our business operations and financial condition.

We are subject to substantial governmental regulation relating to our technology and will continue to be for the lifetime of our Company. By virtue of handling sensitive PII and biometric data, we are subject to numerous statutes related to data privacy and additional legislation and regulation should be anticipated in every jurisdiction in which we operate. Examples of federal (US) and European statutes we could be subject to are:

●	Health Insurance Portability and Accountability Act (HIPAA)
●	Health Information Technology for Economic and Clinical Health Act (HITECH)

Any such access, breach, or other loss of information could result in legal claims or proceedings, liability under federal or state laws that protect the privacy of personal information under HIPAA and/or “HITECH”. Notice of breaches must be made to affected individuals, the Secretary of the Department of Health and Human Services (“HHS”), and for extensive breaches, notice may need to be made to the media or state attorneys general. Penalties for violations of these laws vary. For instance, penalties for failure to comply with a requirement of HIPAA and HITECH vary significantly, and include significant civil monetary penalties and, in certain circumstances, criminal penalties with fines up to $250,000 per violation and/or imprisonment. A person who knowingly obtains or discloses individually identifiable health information in violation of HIPAA may face a criminal penalty of up to $50,000 and up to one-year imprisonment. The criminal penalties increase if the wrongful conduct involves false pretenses or the intent to sell, transfer or use identifiable health information for commercial advantage, personal gain, or malicious harm.

Further, various states, such as California, have implemented similar privacy laws and regulations, such as the California Confidentiality of Medical Information Act, that impose restrictive requirements regulating the use and disclosure of health information and other personally identifiable information. Where state laws are more protective, we have to comply with the stricter provisions. In addition to fines and penalties imposed upon violators, some of these state laws also afford private rights of action to individuals who believe their personal information has been misused. California’s patient privacy laws, for example, provide for penalties of up to $250,000 and permit injured parties to sue for damages. The interplay of federal and state laws may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and data we receive, use and share, potentially exposing us to additional expense, adverse publicity, and liability. Further, as regulatory focus on privacy issues continues to increase and laws and regulations concerning the protection of personal information expand and become more complex, these potential risks to our business could intensify. Changes in laws or regulations associated with the enhanced protection of certain types of sensitive data, such as PII or PHI, along with increased customer demands for enhanced data security infrastructure, could greatly increase our cost of providing our services, decrease demand for our services, reduce our revenues and/or subject us to additional liabilities.

Compliance with U.S. and international data protection laws and regulations could cause us to incur substantial costs or require us to change our business practices and compliance procedures in a manner adverse to our business. Moreover, complying with these various laws could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. We rely on our customers to obtain valid and appropriate consents from data subjects whose biometric samples and data we process on such customers’ behalf. Given that we do not obtain direct consent from such data subjects and we do not audit our customers to ensure that they have obtained the necessary consents required by law, the failure of our customers to obtain consents that are in compliance with applicable law could result in our own non-compliance with privacy laws. Such failure to comply with U.S. and international data protection laws and regulations could result in government enforcement actions (which could include civil or criminal penalties), private litigation and/or adverse publicity and could negatively affect our operating results and business. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws, or breached our contractual obligations, even if we are not found liable, could be expensive and time consuming to defend, could result in adverse publicity and could have a material adverse effect on our business, financial condition and results of operations.

We anticipate sustaining operating losses for the foreseeable future. It is anticipated that we will sustain operating losses into 2025 as we continue with research and development, and strive to gain new customers for our technology and market share in our industry. Our ability to become profitable depends on our ability to expand our customer base, consisting of companies willing to license our technology. There can be no assurance that this will occur. Unanticipated problems and expenses are often encountered in offering new products which may impact whether the Company is successful. Furthermore, we may encounter substantial delays and unexpected expenses related to development, technological changes, marketing, regulatory requirements and changes to such requirements or other unforeseen difficulties. There can be no assurance that we will ever become profitable. If the Company sustains losses over an extended period of time, it may be unable to continue in business.

If our products do not achieve broad acceptance both domestically and internationally, we will not be able to achieve our anticipated level of growth. Our revenues are derived from licensing our identity authentication solutions. We cannot accurately predict the future growth rate or the size of the market for our technology. The expansion of the market for our solutions depends on a number of factors, such as

●	the cost, performance and reliability of our solutions and the products and services offered by our competitors;
●	customers’ perceptions regarding the benefits of biometrics and other authentication solutions;
●	public perceptions regarding the intrusiveness of these solutions and the manner in which organizations use biometric and other identity information collected;
●	public perceptions regarding the confidentiality of private information;
●	proposed or enacted legislation related to privacy of information
●	customers’ satisfaction with biometrics solutions; and
●	marketing efforts and publicity regarding biometrics solutions.

Even if our technology gains wide market acceptance, our solutions may not adequately address market requirements and may not continue to gain market acceptance. If authentication solutions generally or our solutions specifically do not gain wide market acceptance, we may not be able to achieve our anticipated level of growth and our revenues and results of operations would suffer.

We operate in a highly competitive industry that is dominated by multiple very large, well-capitalized market leaders and is constantly evolving. New entrants to the market, existing competitor actions, or other changes in market dynamics could adversely impact us. The level of competition in the identity authentication industry is high, with multiple exceptionally large, well-capitalized competitors holding a majority share of the market. Currently, we are not aware of any direct competitors of the Company able to offer our main technological offering. Nonetheless, many of the companies in the identity authentication market have longer operating histories, larger customer bases, significantly greater financial, technological, sales, marketing, and other resources than we do. At any point, these companies may decide to devote their resources to creating a competing technology solution which will impact our ability to maintain or gain market share in this industry. Further, such companies will be able to respond more quickly than we can to new or changing opportunities, technologies, standards, or client requirements, more quickly develop new products or devote greater resources to the promotion and sale of their products and services than we can. Likewise, their greater capabilities in these areas may enable them to better withstand periodic downturns in the identity management solutions industry and compete more effectively on the basis of price and production. In addition, new companies may enter the markets in which we compete, further increasing competition in the identity management solutions industry.

We believe that our ability to compete successfully depends on a number of factors, including the type and quality of our products and the strength of our brand names, as well as many factors beyond our control. We may not be able to compete successfully against current or future competitors, and increased competition may result in price reductions, reduced profit margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand the development and marketing of new products, any of which would adversely impact our results of operations and financial condition.

We face competition from companies with greater financial, technical, sales, marketing, and other resources, and, if we are unable to compete effectively with these competitors, our market share may decline, and our business could be harmed. We face competition from well established companies. Many of our competitors have longer operating histories, larger customer bases, significantly greater financial, technological, sales, marketing, and other resources than we do. As a result, our competitors may be able to respond more quickly than we can to new or changing opportunities, technologies, standards, or client requirements, more quickly develop new products or devote greater resources to the promotion and sale of their products and services than we can. Likewise, their greater capabilities in these areas may enable them to better withstand periodic downturns in the identity management solutions industry and compete more effectively on the basis of price and production. In addition, new companies may enter the markets in which we compete, further increasing competition in the identity management solutions industry.

We believe that our ability to compete successfully depends on a number of factors, including the type and quality of our products and the strength of our brand names, as well as many factors beyond our control. We may not be able to compete successfully against current or future competitors, and increased competition may result in price reductions, reduced profit margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand the development and marketing of new products, any of which would adversely impact our results of operations and financial condition.

The Company may be unable to effectively protect its intellectual property. The Company has many issued patents related to its products and technology, and many pending patent applications as of the date of this registration statement. There is no guarantee that the Company will ever be issued patents on the applications it has submitted. In addition, in order to control costs, we have filed patent applications only in the United States. This may result in our having limited or no protection in other jurisdictions. Our success depends to a significant degree upon the protection of our products and technology. If we are unable to secure patents for our products and technology, or are otherwise are unsuccessful at protecting our technology, other companies with greater resources may copy our technology and/or products, or improve upon them, putting us at a disadvantage to our competitors.

Successful infringement claims against us could result in significant monetary liability or prevent us from selling some of our products. We believe our products and technology may be highly disruptive to a very large and growing market. Our competitors are well capitalized with significant intellectual property protection and resources and they (and/or patent trolls) may initiate infringement lawsuits against our Company. Such litigation could be expensive and could also prevent us from selling our products, which would significantly harm our ability to grow our business as planned.

Our failure to attract and retain highly qualified personnel in the future could harm our business. As the Company grows, it will be required to hire and attract additional qualified professionals, additional staff for research and development, regulatory professionals, sales and marketing professionals, accounting, legal, and finance experts. The Company may not be able to locate or attract qualified individuals for such positions, which will affect the Company’s ability to grow and expand its business.

We rely on third party service providers. Our third-party partners provide a variety of essential business functions, including hosting, contract labor, and others. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. If we encounter problems with one or more of these parties and they fail to perform to expectations, it could have a material adverse impact on the Company.

We currently have three customers that account for substantially all of our current revenues. During the Company’s technology stack development, we have focused on strong relationships with a number of significant partners and customers to guide the customer and product discovery process. As such, our historical financial results identify that for a number of years we generated substantially all of our revenue from those three customers.

In the opinion of our management, we would be able to continue operations without our current customers. However, the unanticipated loss of the Company’s current customers could have an adverse effect on the company’s financial position.

We face risks related to distributing our products and services through channel partnerships, such as our partnership with FIS. When selling our products and services through indirect sales channels, such as through FIS, we are reliant on the efforts of those channel partners to successfully market and sell our products to end-customers. To the extent that FIS is unsuccessful at selling our products and services, our results of operations may suffer. Further, as of the date of this prospectus, our only active channel partnership is with FIS, which may increase the risk of harm to our Company if FIS is unsuccessful in selling our products and services. While we may seek to attract and retain additional indirect channel partners that will be able to market our products effectively and provide timely and cost-effective customer support and services, we may not succeed in doing so, and this could limit our ability to grow revenues and achieve profitability. Selling through channel partnerships is also a relatively new endeavor for us. Historically, we have generated a majority of sales through direct sales. Managing indirect sales channels may require more management attention than managing our direct sales force. If the indirect sales channels grow, management attention may be diverted, impairing our ability to execute other parts of our strategy.

We face risks related to our target customers. The majority of the customers that we are targeting are large organizations with complex and expansive operations. These kinds of companies often have long and often unpredictable enterprise sales cycles, which can result in significant time and effort to close a deal with those companies (which there is no guarantee that a deal will occur). This can make sales forecasting difficult for our Company, which can lead to operational challenges. For example, we often need to hire staff ahead of closing on a new client contract to be ready to perform if and when the contract closes. If we are unable to effectively forecast sales, we may incur unnecessary or avoidable expenses, or exhaust our cash reserves, which could have a material negative impact on our Company’s financial condition and results of operations.

Our future success is dependent on the continued service of our small management team. Seven directors and three executive officers provide leadership to Trust Stamp. Three of the directors are also executive officers. Our success is dependent on their ability to manage all aspects of our business effectively. Because we are relying on our small management team, we lack certain business development resources that may hurt our ability to grow our business. Any loss of key members of our executive team could have a negative impact on our ability to manage and grow our business effectively. We do not maintain a key person life insurance policy on any of the members of our senior management team. As a result, we would have no way to cover the financial loss if we were to lose the services of our directors or officers.

We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses. In order to fund future growth and development, the Company will likely need to raise additional funds in the future by offering shares of its Common or Preferred Stock and/or other classes of equity, or debt that convert into shares of common or Preferred Stock, any of which offerings would dilute the ownership percentage of investors in this offering. In order to issue sufficient shares in this regard, we may be required to amend our certificate of incorporation to increase our authorized capital stock, which would be require us to obtain consent of a majority of our shareholders. Furthermore, if the Company raises capital through debt, the holders of our debt would have priority over holders of common and Preferred Stock and the Company may be required to accept terms that restrict its ability to incur more debt. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds if raised, would be sufficient. The level and timing of future expenditure will depend on a number of factors, many of which are outside our control. If we are not able to obtain additional capital on acceptable terms, or at all, we may be forced to curtail or abandon our growth plans, which could adversely impact the Company, its business, development, financial condition, operating results, or prospects.

We are subject to risks related to foreign currency exchange rates. We operate on a global basis. We have operations (through our subsidiaries and/or directly) in many foreign countries and territories, including, but not limited to, United Kingdom, Poland, Rwanda, Denmark and the Republic of Malta. The translation from any currencies to United States Dollars for financial statement presentation resulted in a foreign currency loss of $0 for the year ended December 31, 2023, and $105 thousand loss for the year ended December 31, 2022. As of June 30, 2022, the Company determined that there was no intention to settle intercompany accounts in the foreseeable future; therefore, beginning in June 30, 2022, future fluctuations in foreign currencies between the Company and its subsidiaries are recorded to Accumulated other comprehensive income on the balance sheet instead of Other expense. The translation from any currencies to United States Dollars for financial statement presentation resulted in Accumulated other comprehensive income of $86 thousand as of September 30, 2024, $140 thousand as of December 31, 2023, and $237 thousand as of December 31, 2022. Foreign currency translation losses, coupled with varying inflation rates across the countries we operate in, could have a material adverse effect on our business.

We are an emerging growth company, and the reduced reporting requirements applicable to emerging growth companies could make our Class A Common Stock less attractive to investors. We are an emerging growth company, as defined in the Jumpstart Our Business Startups (JOBS) Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved, and an exemption from compliance with the requirement of the PCAOB regarding the communication of critical audit matters in the auditor’s report on the financial statements. We could be an emerging growth company for up to five years following the year in which we completed our IPO, although circumstances could cause us to lose that status earlier. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the date of the closing of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which requires the market value of our common stock that are held by non-affiliates to exceed $700.0 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

We cannot predict if investors will find our Class A Common Stock less attractive because we may rely on the reporting exemptions and the extended transition period for complying with new or revised accounting standards. If some investors find our Class A Common Stock less attractive as a result, there may be a less active trading market for our Class A Common Stock and our share price may be more volatile.

Risks Related to the Securities in this Offering

Sales of large numbers of shares could adversely affect the price of our Class A Common Stock. Most of our shares of Class A Common Stock that are currently outstanding were issued as “restricted securities” as that term is defined in Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. In addition to the shares being registered for resale by virtue of this filing, all outstanding shares of Class A Common Stock are currently or will be eligible for resale in the public markets at various times within the next six months with respect to affiliates, subject to compliance with the volume and manner of sale requirements of Rule 144 under the Securities Act of 1933, as amended, and with respect to all restricted securities held by affiliates.

In general, under Rule 144 as currently in effect, any affiliate (or persons whose shares are aggregated for purposes of Rule 144) who beneficially owns restricted securities with respect to which at least six months has elapsed since the later of the date the shares were acquired from us, or from an affiliate of ours, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our Class A Common Stock or the average weekly trading volume in our Class A Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 by affiliates also are subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about us. A person who is not an affiliate, who has not been an affiliate within three months prior to sale, and who beneficially owns restricted securities with respect to which at least six months has elapsed since the later of the date the shares were acquired from us, or from an affiliate of ours, is entitled to sell such shares under Rule 144 without regard to any of the volume limitations or other requirements described above. Sales of substantial amounts of Class A Common Stock in the public market could adversely affect prevailing market prices.

The value of your investment will be diluted if the Company issues stock, options, or other equity awards to employees, contractors, advisors, or Board members. The Company may (with the approval of the Board of Directors) issue stock or options to employees, contractors, advisors, or Board members as an element of their compensation package. Any such issuance will dilute your investment.

We may fail to comply with certain continued listing requirements on Nasdaq, which could result in our Class A Common Stock being delisted from Nasdaq. The Company has previously received notifications from Nasdaq that it was not in compliance with Nasdaq’s continued listing rules, including, but not limited to, with respect to the minimum stockholders’ equity and closing bid price minimum requirements on Nasdaq. As of the date of this prospectus, while the Company has regained compliance with the minimum stockholders’ equity requirement and minimum closing bid price requirement of Nasdaq, the Company received, on January 14, 2025, a letter from Nasdaq which stated that the Company no longer complies with Nasdaq’s continued listing rules due to the Company not having held an annual meeting of its stockholders within twelve months of the end of the Company’s fiscal year end, as required pursuant to Nasdaq Listing Rule 5620(a). In accordance with Nasdaq Listing Rule 5810(c)(2)(G), the Company has 45 calendar days to submit a plan to regain compliance and, if Nasdaq accepts the plan, Nasdaq can grant the Company an exception of up to 180 calendar days from the fiscal year end, or until June 30, 2025, to regain compliance. The Company plans to submit a compliance plan within the specified period. The Company notes that it has filed a definitive proxy statement indicating that it will hold its 2024 Annual Stockholder Meeting on Wednesday, January 29, 2025. There can be no assurance the Company will maintain compliance with the above or any other Nasdaq listing rule. In the event that our Class A Common Stock is delisted from Nasdaq, as a result of our failure to comply with either the stockholders’ equity requirement, or due to our failure to continue to comply with any other requirement for continued listing on Nasdaq, and our Class A Common Stock is not eligible for listing on another exchange, trading in the shares of our Class A Common Stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our Class A Common Stock, and it would likely be more difficult to obtain coverage by securities analysts and the news media, which could cause the price of our Class A Common Stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a national exchange.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our Class A Common Stock offered by the Selling Stockholder under this prospectus. However, if the Selling Stockholder exercises the Warrants for cash, the Selling Stockholder would pay us an exercise price of between $4.8345 and $8.45 per share of Class A Common Stock, subject to any adjustment pursuant to the terms of the Warrants, or an aggregate of approximately $14,500,030 if the Warrants are exercised in full for cash. The proceeds to us of such Warrant exercises, if any, are expected to be used for working capital and general corporate purposes. If there is no effective registration statement registering the resale of the Class A Common Stock issuable pursuant to the Warrants within six-months of the issuance of the Warrants, the Warrants will become exercisable on a cashless basis, and if the Warrants are exercised on a cashless basis, we would not receive any cash payment from the Selling Stockholder upon any such exercise of the Warrants.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Currently, our Class A Common Stock is traded on the Nasdaq Capital Market under the symbol “IDAI”.

Holders

As of January 29, 2025, there were approximately 2,741 registered holders of record of our Class A Common Stock and the last reported sale price of our Class A Common Stock on the Nasdaq Capital Market was $3.90 per share on January 29, 2025.

The number of shares of our Class A Common Stock that are freely tradeable as of January 29, 2025 was 1,580,467.

The following tables sets forth, for the periods indicated the high and low sales prices for our Class A Common Stock on the Nasdaq Capital Market.

Period
Fiscal Year 2023	High*	Low*
First Quarter (January 1, 2023 – March 31, 2023)*	$8.70	$1.75
Second Quarter (April 1, 2023 – June 30, 2023)	$6.60	$1.24
Third Quarter (July 1, 2023 – September 30, 2023)	$3.50	$0.77
Fourth Quarter (October 1, 2023 – December 31, 2023)	$1.79	$1.11

*

On February 15, 2023, the Board of Directors of the Company unanimously approved a reverse stock split of the Company’s Class A Common Stock. Following approval by the Board, on February 20, 2023, the Company received approval from a majority of the stockholders of the Company by written consent, pursuant to Delaware corporate law. Pursuant to the reverse split, every five (5) outstanding shares of Class A Common Stock was combined and became one (1) share of Class A Common Stock, rounding up to the nearest whole number of shares. On May 13, 2023, we received sufficient stockholder votes to ratify this reverse split. Numbers also do not reflect the Reverse Stock Split of the Company effected on January 6, 2025, whereby every fifteen (15) outstanding shares of Class A Common Stock was combined and became one (1) share of Class A Common Stock, rounding up to the nearest whole number of shares.

Period
Fiscal Year 2024	High*	Low*
First Quarter (January 1, 2024 – March 31, 2024)	$2.50	$0.87
Second Quarter (April 1, 2024 – June 30, 2024)	$1.07	$0.45
Third Quarter (July 1, 2024 – September 30, 2024)	$0.59	$0.19
Fourth Quarter (October 1, 2024 – December 31, 2024)	$1.25	$0.15

*

Numbers do not reflect the Reverse Stock Split of the Company effected on January 6, 2025, whereby every fifteen (15) outstanding shares of Class A Common Stock was combined and became one (1) share of Class A Common Stock, rounding up to the nearest whole number of shares.

Performance Graph

We are a smaller reporting company, as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information required under this item.

Dividend Policy

To date, we have not paid any dividends on our Class A Common Stock and do not anticipate paying any dividends in the foreseeable future. The declaration and payment of dividends on the Class A Common Stock is at the discretion of our Board of Directors and will depend on, among other things, our operating results, financial condition, capital requirements, contractual restrictions or such other factors as our Board of Directors may deem relevant. We currently expect to use all available funds to finance the future development and expansion of our business and do not anticipate paying dividends on our Class A Common Stock in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

On April 9, 2019, management created a new entity, TStamp Incentive Holdings (“TSIH”) to which the Company issued 21,368 shares of Class A Common Stock that the Board of Directors of TSIH could use for employee stock awards in the future. As of December 31, 2023, 3,649 shares of Class A Common Stock are still held by TSIH – however, all of these shares of Class A Common Stock have been allocated for issuance pursuant to employee Restricted Stock Units that vested on January 2, 2024. As of the date of this prospectus, no shares of Class A Common Stock are held by TSIH as all shares have been issued pursuant to employee Restricted Stock Units. The Company has no plans to issue additional equity securities to TSIH and as such, it is expected this entity will become dormant going forward.

Executive Compensation Philosophy

Our Board of Directors determines the compensation given to our executive officers in their sole discretion. Our Board of Directors reserves the right to pay our executives or any future executives a salary, and/or issue them shares of Class A Common Stock issued in consideration for services rendered and/or to award incentive bonuses which are linked to our performance, as well as to the individual executive officer’s performance. This package may also include long-term stock-based compensation to certain executives, which is intended to align the performance of our executives with our long-term business strategies. Additionally, the Board of Directors has granted and reserves the right to grant performance-based equity awards in the future, if the Board of Directors in its sole determination believes such grants would be in our best interests.

Incentive Bonus

The Board of Directors may grant incentive bonuses to our executive officers and/or future executive officers in its sole discretion, if the Board of Directors believes such bonuses are in our best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives.

Long-Term, Stock-Based Compensation

In order to attract, retain and motivate executive talent necessary to support our long-term business strategy we may award our executives and any future executives with long-term, stock-based compensation in the future, at the sole discretion of our Board of Directors.

Recent Sales of Unregistered Securities

			Number of				Date Closed
Offering		Date	shares	Class of	Proceeds	Use of	(if Open,
Type	Intermediary	Commenced	issued*	Securities	Raised	Proceeds	N/A)
2022 Reg A	n/a	01/26/2022	190	Shares of Class A Common Stock issuable pursuant to exercise of Warrants	$57 thousand	Product development, marketing, and working capital	01/26/2023
2022 Section 4(a)(2)	Maxim Group LLC	09/14/2022	13,000	Class A Common Stock and 390,000 Warrants to purchase Class A Common Stock	$1.5 million	Working Capital	09/14/2022
2023 Section 4(a)(2)	Maxim Group LLC	04/18/2023	104,889	Warrants exercisable for Class A Common Stock	$0 (issued for no additional consideration in the Private Placement)	N/A	04/18/2023
2023 Section 4(a)(2)	Maxim Group LLC	06/05/2023	85,314	Warrants exercisable for Class A Common Stock	$0 (issued for no additional consideration in the Private Placement)	N/A	06/05/2023
2023 Section 4(a)(2)	Maxim Group LLC	12/21/2023	240,000	Warrants exercisable for Class A Common Stock	$0 (issued for no additional consideration in the Private Placement)	N/A	12/21/2023
2024 Section 4(a)(2)	Maxim Group LLC	04/03/2024	373,334	33,333 shares of Class A Common Stock; and Warrants exercisable for 340,001 shares of Class A Common Stock	$1,936,000.	N/A	04/03/2024
2024 Section 4(a)(2)	N/A	07/13/2024	306,514	Class A Common Stock	$2,000,000 (in the form of three promissory notes)	N/A	07/13/2024
2024 Section 4(a)(2)	Maxim Group LLC	09/03/2024	190,987	Warrants exercisable for Class A Common Stock	$0 (issued as inducement for the registered portion of the transaction)		09/03/2024
2024 Section 4(a)(2)	N/A	09/10/2024	250,930	Warrants exercisable for Class A Common Stock	$0 (non-cash consideration)		09/10/2024
2024 Section 4(a)(2)	N/A	10/28/2024	90,910	Shares of Class A Common Stock	$300,000		10/28/2024
2024 Section 4(a)(2)	Maxim Group LLC	12/06/2024	648,148	Warrants exercisable for Class A Common Stock	$0 (issued as inducement for the registered portion of the transaction)		12/06/2024
2025 Section 4(a)(2)	Maxim Group LLC	01/08/2025	41,421	Warrants exercisable for Class A Common Stock	$0 (issued as inducement for the registered portion of the transaction)		01/08/2025

*	The share numbers in the table above reflect the Company’s capital stock after giving effect to the Reverse Stock Split effected January 6, 2025.

SELLING STOCKHOLDERS

The shares of Class A Common Stock being offered by the Selling Stockholder are those issuable to the Selling Stockholder upon exercise of the Warrants. For additional information regarding the issuances of the Warrants, see “Recent Developments” further above in this prospectus. We are registering the shares of Class A Common Stock issuable upon exercise of the Warrants in order to permit the Selling Stockholder to offer the shares issuable upon the exercise of those Warrants for resale from time to time.

In September 2022, April 2023, June 2023, September 2024, December 2024, and January 2025, the Selling Stockholder and the Company engaged in transactions whereby, pursuant to the terms of Securities Purchase Agreements dated September 11, 2022, April 14, 2023, June 5, 2023, September 3, 2024, December 5, 2024, and January 6, 2025, respectively, the Company sold the Selling Stockholder a number of shares of Class A Common Stock and warrants to purchase shares of Class A Common Stock in various private placement transactions, and subsequently filed registration statements on Form S-1 that were declared effective in January 2023 (File No. 333-267668), August 2023 (File No. 333-272343), and September 2023 (File No. 333-274160), respectively, to register for resale by the Selling Stockholder those shares, as well as the shares issuable upon the exercise of the warrants sold to this investor in those transactions (with the exception of the September 2024, December 2024, and January 2025 transactions, whereby the Company sold the Selling Stockholder pre-funded warrants in a registered direct pursuant to the Company’s shelf registration statement on Form S-3 (File 333-271091) declared effective on April 12, 2023).

Additionally, in December 2023, the Selling Stockholder the Company entered into a warrant exercise agreement, whereby the Selling Stockholder agreed to exercise certain warrants previously issued to the Selling Stockholder in exchange for the Company (i) reducing the exercise price of all those warrants; and (ii) issuing the Selling Stockholder new unregistered warrants to purchase up to an aggregate of 240,000 shares of Class A Common Stock, with an exercise price of $20.10 per share in a private placement pursuant to Section 4(a)(2) of the Securities Act. The Company subsequently filed resale registration statement on Form S-3 with respect to the 240,000 shares of Class A Common Stock issuable upon exercise of those warrants, which was declared effective on April 23, 2024 (File No. 333-277151).

Apart from these previous transactions, and the transactions described in this prospectus relating to the January 2025 SPA, the Selling Stockholder has not had any material relationship with the Company within the past three years.

The table below lists beneficial ownership information of the Selling Stockholder as of the date of this prospectus, as well as the expected beneficial ownership of the Selling Stockholder after the conclusion of this offering.

This prospectus generally covers the resale of the maximum number of shares of Class A Common Stock issuable upon exercise of the Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Securities Purchase Agreement, without regard to any limitations on the exercise of the Warrants. The fourth column assumes the sale of all the shares offered by the Selling Stockholder pursuant to this prospectus.

Under the terms of the Warrants, the Selling Stockholder may not exercise Warrants to the extent such exercise would cause the Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Class A Common Stock which would exceed 4.99% (or, at the option of the Selling Stockholder upon 61 days’ notice to the Company subject to the terms of such Warrants, up to 9.99)%, as applicable, of our then outstanding Class A Common Stock following such exercise, excluding for purposes of such determination shares of Class A Common Stock issuable upon exercise of such Warrants which have not been exercised. The number of shares in the table do not reflect this limitation. The Selling Stockholder may sell all, some or none of the shares in this offering. See “Plan of Distribution.”

	Number of shares of		Maximum Number of shares		Number of shares of		Percent of
	Class A		of Class A		Class A		Class A
Name of	Common Stock		Common Stock		Common Stock		Common Stock
Selling	Owned Prior to		to be Sold Pursuant to		Owned After		Owned After
Stockholder	Offering		this prospectus		Offering		Offering
Armistice Capital, LLC	2,336,044	(1)	2,096,842	(2)	239,202	(3)	5.6%	(3)

(1)	Consists of 239,202 shares of Class A Common Stock underlying certain other warrants held by Armistice Capital Master Fund Ltd., as well as 2,096,842 shares of Class A Common Stock underlying the Warrants, all of which are exercisable within 60 days of the date of this prospectus.
(2)	The securities to be sold pursuant to this prospectus include 2,096,842 shares that may be exercised pursuant to the Warrants, all of which are directly held by Armistice Capital Master Fund Ltd. (the “Master Fund”), a Cayman Islands exempted company, and may be deemed to be indirectly beneficially owned by Armistice Capital, LLC (the “Selling Stockholder”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of the Selling Stockholder. The Warrants are subject to a 4.99% beneficial ownership limitation, which limitations prohibit the Selling Stockholder from exercising any portion of the Warrants if, following such exercise, the Selling Stockholder’s ownership of our Class A Common Stock would exceed the applicable ownership limitation. This beneficial ownership limitation may be increased up to 9.99% at the option of the Selling Stockholder upon 61 days’ notice to the Company subject to the terms of such Warrants. The address of the Selling Stockholder is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.
(3)	Assumes the sale of all shares offered by the Selling Stockholder pursuant to this prospectus. Based on 2,200,046 shares of Class A Common Stock outstanding as of January 29, 2025, plus the 2,096,842 shares assumed to be sold pursuant to this prospectus.

PLAN OF DISTRIBUTION

The Selling Stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its securities covered hereby on the principal trading market (The Nasdaq Capital Market) or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “Selected Financial Data” our unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2024; and our consolidated audited financial statements and the related notes thereto for the years ended December 31, 2023 and 2022 included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

Trust Stamp was incorporated under the laws of the State of Delaware on April 11, 2016 as “T Stamp Inc.” T Stamp Inc. and its subsidiaries primarily develop proprietary artificial intelligence-powered solutions, researching and leveraging machine learning artificial intelligence, including computer vision, cryptography, and data mining, to process and protect data and deliver insightful outputs that identify and defend against fraud, protect sensitive user information, facilitate automated processes, and extend the reach of digital services through global accessibility. We utilize the power and agility of technologies such as GPU processing, edge computing, neural networks, and large language models to process and protect data faster and more effectively than historically possible to deliver results at a disruptively low cost for usage across multiple industries.

Our team has substantial expertise in the creation and development of AI-enabled software products. We license our technology and expertise in numerous fields, with an increasing emphasis on addressing diverse markets through established partners who will integrate our technology into field-specific applications.

The Company has undertaken a multi-pronged process to position itself better to leverage the growing opportunities offered by the expanded use and acceptance of AI technologies. This process has included:

i.	Reducing the size of the non-production-focused executive and consulting teams to reduce overhead for the 2025 calendar year.
ii.	Releasing sales staff that did not meet their targets.
iii.	Negotiating the sale of certain assets that have resulted in continuous operating losses to raise operating capital and eliminate the cash flow deficits associated with the asset, allowing for sharpened focus on and investment in products with the best promise for profitable revenue generation.
iv.	Negotiating a services contract to offset the cost of the technical team members while maintaining significant R&D and product development capabilities.
v.	Refocusing go-to-market strategies on joint ventures with proven industry partners with access to target markets.

Markets

Trust Stamp has evaluated the market potential for its services in part by reviewing the following reports, articles, and data sources, none of which were commissioned by the Company, and none of which are to be incorporated by reference:

Data Security and Fraud

●	According to the “2021 Year End Report: Data Breach QuickView” published by Flashpoint, 4,145 publicly disclosed breaches exposed over 22 billion records in 2022.
●	The cumulative merchant losses to online payment fraud between 2023 and 2027 will exceed $343 billion globally according to a 2022 report titled “Fighting Online Payment Fraud in 2022 & Beyond” published by Juniper Research.

Financial and societal inclusion

●	According to the “Global Findex Database 2021,” published by the World Bank, 1.4 billion people were unbanked as of 2021.

●	131 million small and medium-sized enterprises in emerging markets lack access to finance, limiting their ability to grow and thrive (UNSGSA Financial Inclusion Webpage, Accessed March 2023).
●	The global market for Microfinance is estimated at $157 Billion in the year 2020, and is projected to reach $342 billion by 2026 according to the 2022 report titled “Microfinance - Global Market Trajectory & Analytics” published by Global Industry Analysts, Inc.

Trust Stamp’s biometric authentication, liveness detection, and information tokenization enable individuals to verify and establish their identities using data derived from biometrics. While individuals in this market lack traditional means of identity verification, Trust Stamp provides a means to authenticate identity that preserves an individual’s privacy and control over that identity.

Alternatives to Detention (“ATD”)

●	The ATD market includes Federal, State, and Municipal agencies for both criminal justice and immigration purposes. Trust Stamp addresses the ATD market with applications built on Trust Stamp’s privacy-preserving solutions allowing individuals to comply with ATD requirements using ethical and humane technology methodologies. Trust Stamp has developed innovative patented technologies for use in the ATD market encompassing biometrics, geolocation, and tokenization as well as a proprietary, tamper-resistant, battery-free “Tap-In-Band” that can complement or replace biometric check-in requirements and provide a lower-cost and more humane alternative to traditional “ankle bracelet” technology.

Other Markets

The Company is developing products and working with partners and industry organizations in other sectors that offer significant market opportunities and has entered into go-to-market or licensing agreements, including global data location services, healthcare, IoT, automotive dealer services, and computer vision for UAV operations. We anticipate licensing our technology in numerous fields, typically through established partners who will integrate our technology into field-specific applications.

Principal Products and Services

We adhere to the best practices outlined in the National Institute of Standards and Technology (“NIST”) and International Organization for Standardization (“ISO”) frameworks, and our policies and procedures in managing personally identifiable information (“PII”) comply with General Data Protection Regulation (“GDPR”) requirements wherever such requirements are applicable.

Key Customers

The Company’s initial business consisted of developing proprietary privacy-first identity solutions and implementing them through custom applications built and maintained for a few key customers. In 2022, the Company added to its product offerings a modular and highly scalable SaaS model with low-code or no implementation (“the Orchestration Layer”).

Key Business Measures

In addition to the measures presented in our unaudited condensed consolidated financial statements, we use the following key non-GAAP business measure to help us evaluate our business, identify trends affecting our business, formulate business plans and financial projections, and make strategic decisions.

Adjusted EBITDA

This discussion includes information about Adjusted EBITDA that is not prepared in accordance with U.S. GAAP. Adjusted EBITDA is not based on any standardized methodology prescribed by U.S. GAAP and is not necessarily comparable to similar measures presented by other companies. A reconciliation of this non-GAAP measure is included below.

Adjusted EBITDA is a non-GAAP financial measure that represents U.S. GAAP net income (loss) adjusted to exclude (1) interest expense, (2) interest income, (3) provision for income taxes, (4) depreciation and amortization, (5) changes in assets and liabilities, and (6) certain other items management believes affect the comparability of operating results.

Management believes that Adjusted EBITDA, when viewed with our results under U.S. GAAP and the accompanying reconciliations, provides useful information about our period-over-period results. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our Company and our management, and it will be a focus as we invest in and grow the business.

Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. Some of these limitations are:

●	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments.
●	Adjusted EBITDA does not reflect changes in, or cash requirements for our working capital needs.
●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.
●	Adjusted EBITDA does not include the impact of certain charges or gains resulting from matters we consider not to be indicative of our ongoing operations.

Due to these limitations, adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using Adjusted EBITDA only as a supplement to our U.S. GAAP results.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
Net income (loss)	683,524	(35,162)	(4,593,406)	(4,752,980)
Add: Other expense	1,526,997	1,377	1,533,702	4,174
Less: Other income	(5,000,563)	—	(5,235,417)	(48,335)
Less: Gain on sale of mobile hardware	—	—	—	(212,882)
Add: Interest expense, net	114,320	9,759	149,644	29,753
Add: Stock-based compensation	351,593	148,040	956,603	305,350
Add: Change in fair value of warrant liability	974	2,142	(5,842)	(3,473)
Add: Impairment loss of assets	—	—	—	16,819
Add: Non-cash expenses for in-kind services	—	—	—	18,547
Add: Depreciation and amortization	181,472	189,655	547,467	596,109
Adjusted EBITDA income (loss) (non-GAAP)	$(2,141,683)	$315,811	$(6,647,249)	$(4,046,918)

Adjusted EBITDA income (loss) (non-GAAP) for the three months ended September 30, 2024, decreased to a $2.14 million loss from a $316 thousand gain for the three months ended September 30, 2023. During the three months ended September 30, 2024, the Company signed a license agreement with Boumarang valued at $5.00 million and accounted for under other income. This figure was deducted from the Net income to arrive at the Adjusted EBITDA loss (non-GAAP), which is the primary driver for the significant change in Adjusted EBITDA income (loss) (non-GAAP) for the three months ended September 30, 2024 compared to the prior period. The $5.00 million was partially offset by other expense including a $1.17 million loss related to the difference in the cash paid for the warrants and the FMV of the warrants issued on September 3, 2024 and a loss of $360 thousand related to the difference in the cash paid for the warrants and the FMV of the warrants issued on September 10, 2024. Additionally, during the three months ended September 30, 2023, the Company recognized non-refundable license revenue advances from Interactive Global Solutions (“IGS”) for the provision of software of $2.51 million. This was a one-time occurrence which significantly improved our net revenues during the three months ended September 30, 2023 - and because there was no similar transaction during the three months ended September 30, 2024, was a contributor to the significant change in Adjusted EBITDA income (loss) (non-GAAP) for the three months ended September 30, 2024. See “Results of Operations” below for further discussion on the drivers behind the increase in Adjusted EBITDA income (loss) (non-GAAP) during the three months ended September 30, 2024.

Adjusted EBITDA income (loss) (non-GAAP) for the nine months ended September 30, 2024, increased by 64.25%, to a $6.65 million loss from a $4.05 million loss for the nine months ended September 30, 2023. The overall increase in Adjusted EBITDA income (loss) (non-GAAP) was driven primarily by the license agreement with Boumarang valued at $5.00 million and accounted for under other income. This figure got deducted from the Net loss before taxes to arrive at the adjusted EBITDA loss. The $5.00 million was partially offset by other expense including a $1.17 million loss related to the difference in the cash paid the warrants and the FMV of the warrants issued on September 3, 2024 and a loss of $360 thousand related to the difference in the cash paid for the warrants and the FMV of the warrants issued on September 10, 2024. Additionally, the decrease of $2.40 million or 60.22% in Net revenue as a result of recognizing the IGS non-refundable license revenue advances for the provision of software of $2.51 million during the nine months ended September 30, 2023 also is a factor in increase in Adjusted EBITDA loss during the nine months ended September 30, 2024 compared to the prior period, as there was no similar one-time transaction that occurred during the nine months ended September 30, 2024 that significantly increased net revenues. See “Results of Operations” below for further discussion on the drivers behind the increase in Adjusted EBITDA loss (non-GAAP) during the nine months ended September 30, 2024.

Results of Operations

The following table summarizes our consolidated statements of operations for the three and nine months ended September 30, 2024 and 2023:

	For the three months ended September 30,		For the nine months ended September 30,
	2024	2023	2024	2023
Net revenue	$511,081	$3,065,804	$1,585,153	$3,985,242
Operating Expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	254,892	239,313	796,925	660,199
Research and development	569,506	605,196	1,586,085	1,811,962
Selling, general, and administrative	2,181,907	2,053,524	6,805,995	5,900,715
Depreciation and amortization	181,472	189,655	547,467	596,109
Total Operating Expenses	3,187,777	3,087,688	9,736,472	8,968,985
Operating Loss	(2,676,696)	(21,884)	(8,151,319)	(4,983,743)
Non-Operating Income (Expense):
Interest expense, net	(114,320)	(9,759)	(149,644)	(29,753)
Change in fair value of warrant liability	974	(2,142)	5,842	3,473
Other income	5,000,563	—	5,235,417	261,217
Other expense	(1,526,997)	(1,377)	(1,533,702)	(4,174)
Total Other Income (Expense), Net	3,360,220	(13,278)	3,557,913	230,763
Net Income (Loss)	683,524	(35,162)	(4,593,406)	(4,752,980)
Deemed dividend	(1,939,439)	—	(1,939,439)	—
Net loss before non-controlling interest	(1,255,915)	(35,162)	(6,532,845)	(4,752,980)
Net loss attributable to non-controlling interest	—	—	—	—
Net loss attributable to T Stamp Inc.	$(1,255,915)	$(35,162)	$(6,532,845)	$(4,752,980)
Basic and diluted net loss per share attributable to T Stamp Inc.*	$(1.06)	$(0.06)	$(7.33)	$(10.71)
Weighted-average shares used to compute basic and diluted net loss per share*	1,181,150	543,708	891,211	443,880

*After giving effect to the 15 for 1 reverse stock split effected on January 6, 2025.

Comparison of the Three Months Ended September 30, 2024 and 2023

Net revenue

	For the three months ended September 30,
	2024	2023	$ Change	% Change
Net revenue	$511,081	$3,065,804	$(2,554,723)	(83.33)%

During the three months ended September 30, 2024, Net revenue decreased to $511 thousand, or an 83.33% decrease from the Net revenue of $3.07 million for the three months ended September 30, 2023. During the three months ended September 30, 2024, the $511 thousand in Net revenue consisted of $339 thousand from an S&P 500 bank, $90 thousand from Mastercard, and various other customers for the remaining $82 thousand. The majority of the decrease in net revenue compared to the three months ended September 30, 2023 relates to the termination of the September 15, 2022 Master Services Agreement with IGS ("IGS Contract") which caused the Company to recognize non-refundable license revenue advances from IGS under the IGS Contract for the provision of software of $2.51 million. This was a one-time occurrence which significantly improved our net revenues during the three months ended September 30, 2023 and therefore is the primary reason for the stark decrease in net revenues of the Company during the three months ended September 30, 2024.

During the three months ended September 30, 2024, the Company generated $314 thousand total revenue from customers using the Orchestration Layer. This includes implementing the Orchestration Layer platform for 6 new enterprise customers through FIS on the Software-as-a-Service (SaaS) platform during the three months ended September 30, 2024. In comparison, during the three months ended September 30, 2023, the Company generated $139 thousand total revenue from Orchestration Layer customers. Since its launch in the third quarter of 2022, there have been 73 enterprise customers on the Orchestration Layer platform, including 60 financial institutions, as of September 30, 2024. Additionally, revenue from the Orchestration Layer’s flagship enterprise customer grew 0.51% between the comparative periods as a result of transitioning and launching the customer on the Orchestration Layer platform. Orchestration Layer’s flagship enterprise customer is already in full production and generating monthly recurring revenue with gross margins in excess of 79.64%. Finally, the Company S&P 500 bank customer completed its transition to an augmented version of the SaaS platform during the three months ended September 30, 2024.

The Orchestration Layer is designed to be a one-stop-shop for Trust Stamp services and provides for easy integration to our products; chargeable on a per-use basis and is accelerating the Company’s evolution from being exclusively a custom solutions provider to also offering a modular and highly scalable SaaS model with low-code implementation.

Cost of services

	For the three months ended September 30,
	2024	2023	$ Change	% Change
Cost of services	$254,892	$239,313	$15,579	6.51%

Cost of services (“COS”) increased by $16 thousand or 6.51% for the three months ended September 30, 2024, compared to the three months ended September 30, 2023. The increase during this period was primarily driven by costs of $91 thousand for the expansion of our proof of identity solutions using a third-party as required for proof of identity contracts. The solution was not considered a cost of sale until the fourth quarter of 2023, thus, there were no expenses for this solution during the three months ended September 30, 2023. This increase was partially offset by a decrease of $79 thousand in internal development cost of sales for the three months ended September 30, 2024 compared to the three months ended September 30, 2023.

Research and development

	For the three months ended September 30,
	2024	2023	$ Change	% Change
Research and development	$569,506	$605,196	$(35,690)	(5.90)%

Research and development (“R&D”) expenses decreased by $36 thousand, or 5.90% for the three months ended September 30, 2024, compared to the three months ended September 30, 2023. The decrease in R&D expense during the three months ended September 30, 2024 was primarily driven by the decrease in outsourced software development with 10Clouds as the Company continued to transition this work internally which results in cost savings as internal work is more cost effective. Comparatively, outsourced software development costs decreased by 99.21% when comparing the three months ended September 30, 2024 to the three months ended September 30, 2023. In both periods, R&D expenses mainly were related to R&D payroll and other R&D compensation expenses.

Selling, general, and administrative

	For the three months ended September 30,
	2024	2023	$ Change	% Change
Selling, general, and administrative	$2,181,907	$2,053,524	$128,383	6.25%

Selling, general, and administrative expense (“SG&A”) increased by $128 thousand, or 6.25%, for the three months ended September 30, 2024, compared to the three months ended September 30, 2023. The increase in SG&A expense was driven by a $270 thousand increase in salaries, stock-based compensation, payroll costs, and sales commissions during the three months ended September 30, 2024. Included in the $270 thousand was an increase of $236 thousand during the three months ended September 30, 2024 due to the timing of stock-based compensation awards. In addition, the Company incurred a $145 thousand increase in IT services costs during the three months ended September 30, 2024 compared to the three months ended September 30, 2023. The increase is due to an AWS billing for usage not applied to a contract or used by the R&D team during the three months ended September 30, 2024.

The increases in SG&A were offset by net variance reductions in SG&A for the three months ended September 30, 2024 including a total reduction of $305 thousand in professional fees, marketing, travel costs, dues and subscription, office rent, and taxes.

In both periods, SG&A expenses were primarily comprised of payroll and other compensation expenses to our Company’s workforce.

Depreciation and amortization

	For the three months ended September 30,
	2024	2023	$ Change	% Change
Depreciation and amortization	$181,472	$189,655	$(8,183)	(4.31)%

Depreciation and amortization (“D&A”) decreased by $8 thousand, or 4.31% for the three months ended September 30, 2024, compared to the three months ended September 30, 2023. The primary driver for the decrease in D&A is due to fully depreciating the Pixelpin (a company we acquired in March 2021) intangible asset during the three months ended September 30, 2024. There was $0 of Pixelpin amortization expense during the three months ended September 30, 2024 compared to $6 thousand during the three months ended September 30, 2023.

Operating loss

	For the three months ended September 30,
	2024	2023	$ Change	% Change
Operating loss	$(2,676,696)	$(21,884)	$(2,654,812)	12131.29%

The Company’s Operating loss increased by $2.65 million or 12131.29% for the three months ended September 30, 2024, compared to the three months ended September 30, 2023. The increase in Operating loss was mainly related to a decrease in net revenue. This decrease related to the termination of the September 15, 2022 Master Services Agreement with IGS ("IGS Contract") which resulted in $2.51 million in Net revenue during the three months ended September 30, 2023 and the release from future contractual obligations for maintenance and upgrades as a result of the termination of the IGS Contract.

Interest expense, net

	For the three months ended September 30,
	2024	2023	$ Change	% Change
Interest expense, net	$(114,320)	$(9,759)	$(104,561)	1071.43%

Interest expense, net increased by $105 thousand, or 1071.43% for the three months ended September 30, 2024, compared to the three months ended September 30, 2023. The increase in interest expense is primarily due to $88 thousand of interest expense incurred with respect to interest due to two subordinated business loans and security agreements that the Company entered into during the three months ended September 30, 2024. The Company also recorded $8 thousand in interest expense during the three months ended September 30, 2024 for interest accrued on Malta’s tax obligations. Separately, the Company also had an increase of $5 thousand as a result of the Malta loan interest rate increasing from 4.5% for the three months ended September 30, 2023 to 6.5% for the three months ended September 30, 2024.

Change in fair value of warrant liability

	For the three months ended September 30,
	2024	2023	$ Change	% Change
Change in fair value of warrant liability	$974	$(2,142)	$3,116	(145.47)%

The Company recognized a gain in Change in fair value of warrant liability during the three months ended September 30, 2024 of $1 thousand compared to a loss of $2 thousand during the three months ended September 30, 2023. This change is based on the fair value assessment and adjustment for one warrant liability as described in Note 3 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus.

	For the three months ended September 30,
	2024	2023	$ Change	% Change
Other income	$5,000,563	$—	$5,000,563	100.00%

Other income increased by $5.00 million for the three months ended September 30, 2024, compared to the three months ended September 30, 2023. The increase was primarily due to the Company agreeing to grant a non-exclusive license to Boumarang to exploit certain of the Company’s patents for the purpose of producing, selling, marketing, and distributing drones. As consideration for the grant of the non-exclusive license, Boumarang agreed to pay the Company a non-refundable license fee of $5.00 million in the form of a prepaid warrant issued by Boumarang to the Company for 5,000,000 shares of common stock of Boumarang at $1.00 per share.

	For the three months ended September 30,
	2024	2023	$ Change	% Change
Other expense	$(1,526,997)	$(1,377)	$(1,525,620)	110793.03%

Other expense increased by $1.53 million for the three months ended September 30, 2024, compared to the three months ended September 30, 2023. The Company incurred $1.17 million during the three months ended September 30, 2024 due to the Company entering into a Termination and Release Agreement under which the transaction entered into between the Company and institutional investor that terminated the remaining 2,000,000 stock purchase warrants in Warrant B and 1,600,000 stock purchase warrants in Warrant C. In consideration of the termination of the Transaction Documents, the Company made a $1,650,000 payment to the institutional investor. In addition, the Company recorded a $360 thousand inducement expense during the three months ended September 30, 2024 as a result of the Company entering into a securities purchase agreement on September 10, 2024 as an inducement to an a previously executed securities purchase agreement dated July 13, 2024.

Comparison of the Nine Months Ended September 30, 2024 and 2023

Net revenue

	For the nine months ended September 30,
	2024	2023	$ Change	% Change
Net revenue	$1,585,153	$3,985,242	$(2,400,089)	(60.22)%

During the nine months ended September 30, 2024, Net revenue decreased by $2.40 million, or a 60.22% decrease from the Net revenue of $3.99 million for the nine months ended September 30, 2023. During the nine months ended September 30, 2024, the $1.59 million in Net revenue consisted of $991 thousand from an S&P 500 bank, $324 thousand from Mastercard, and various other customers for the remaining $269 thousand. The majority of the decrease in net revenue during the nine months ended September 30, 2024 compared to the nine months ended September 30, 2023 was due to the termination of the September 15, 2022 Master Services Agreement with IGS ("IGS Contract"), which caused Company to recognize non-refundable license revenue advances from IGS under the IGS Contract for the provision of software of $2.51 million. This was a one-time occurrence which significantly improved our net revenues during the nine months ended September 30, 2023, and therefore is the primary reason for the stark decrease in net revenues of the Company during the nine months ended September 30, 2024.

On the other hand, during the nine months ended September 30, 2024, the Company generated $922 thousand total revenue from customers using the Orchestration Layer including implementing the Orchestration Layer platform for 20 new enterprise customers added during the nine months ended September 30, 2024 through FIS on the Software-as-a-Service (SaaS) platform. In comparison, during the nine months ended September 30, 2023, the Company generated $346 thousand total revenue from Orchestration Layer customers. Since its launch in the third quarter of 2022, there have been 73 enterprise customers on the Orchestration Layer platform, including 60 financial institutions, as of September 30, 2024. Additionally, revenue from the Orchestration Layer’s flagship enterprise customer grew 15.32% between the comparative periods as a result of transitioning and launching the customer on the Orchestration Layer platform. Orchestration Layer’s flagship enterprise customer is already in full production and generating monthly recurring revenue with gross margins in excess of 82.32%. Finally, the Company’s S&P 500 bank customer completed its transition to an augmented version of the SaaS platform during the nine months ended September 30, 2024.

The Orchestration Layer is designed to be a one-stop-shop for Trust Stamp services and provides for easy integration to our products; chargeable on a per-use basis and is accelerating the Company’s evolution from being exclusively a custom solutions provider to also offering a modular and highly scalable SaaS model with low-code implementation.

Cost of services

	For the nine months ended September 30,
	2024	2023	$ Change	% Change
Cost of services	$796,925	$660,199	$136,726	20.71%

Cost of services (“COS”) increased by $137 thousand or 20.71% for the nine months ended September 30, 2024, compared to the nine months ended September 30, 2023. The increase during this period was primarily driven by costs of $194 thousand for the expansion of our proof of identity solutions using a third-party as required for proof of identity contracts. The solution was not considered a cost of sale until the fourth quarter of 2023, thus, there were no expenses for this solution during the nine months ended September 30, 2023. Furthermore, an AWS Advanced Consulting Partner was not present during the nine months ended September 30, 2023 and this incurred an expense of $28 thousand during the three months ended September 30, 2024.

On the other hand, the Company saw a slight decrease in service requests during the nine months ended September 30, 2024 resulting in an decrease of $62 thousand when compared to the nine months ended September 30, 2023. Apart from a decrease in service requests, less development hours were charged directly to cost of sales for the nine months ended September 30, 2024 when compared to the nine months ended September 30, 2023.

Research and development

	For the nine months ended September 30,
	2024	2023	$ Change	% Change
Research and development	$1,586,085	$1,811,962	$(225,877)	(12.47)%

Research and development (“R&D”) expenses decreased by $226 thousand, or 12.47% for the nine months ended September 30, 2024, compared to the nine months ended September 30, 2023. The decrease in R&D expense during the nine months ended September 30, 2024 was primarily driven by the decrease in outsourced software development as the Company continued to transition this work internally which results in cost savings as internal work is more cost effective. Comparatively, outsourced software development costs decreased by 83.99% when comparing the nine months ended September 30, 2024 to the nine months ended September 30, 2023. In both periods, R&D expenses mainly were related to R&D payroll and other R&D compensation expenses.

Selling, general, and administrative

	For the nine months ended September 30,
	2024	2023	$ Change	% Change
Selling, general, and administrative	$6,805,995	$5,900,715	$905,280	15.34%

Selling, general, and administrative expense (“SG&A”) increased by $905 thousand, or 15.34%, for the nine months ended September 30, 2024, compared to the nine months ended September 30, 2023. The increase in SG&A expense was driven by a $1.30 million increase in salaries, stock-based compensation, payroll costs, and sales commissions during the nine months ended September 30, 2024. Included in the $1.30 million increase in salaries, stock-based compensation, payroll costs, and sales commissions is an increase of $702 thousand in SG&A during the nine months ended September 30, 2024 due to the timing of stock-based compensation awards.

The Company also incurred a $141 thousand increase in IT services during the nine months ended September 30, 2024 compared to the nine months ended September 30, 2023. The increase is due to an AWS billing for usage not applied to a contract or used by the R&D team during the nine months ended September 30, 2024. Furthermore, there was a $109 thousand increase in SG&A when comparing the nine months ended September 30, 2024 to the nine months ended September 30, 2023 resulting from the reversal of out-of-period costs incurred during the nine months ended September 30, 2023 associated with carrying mobile hardware assets, reversed due to the cancellation of the related mobile hardware subscription. In addition, the Company had an increase in dues and subscriptions, due to continued business development and growth, of $70 thousand during the nine months ended September 30, 2024 when compared to the nine months ended September 30, 2023. Other notable increases in SG&A for the nine months ended September 30, 2024 included a total increase of $93 thousand in travel costs and accounting and audit fees.

The increases in SG&A were partially offset by notable reductions in SG&A for the nine months ended September 30, 2024 including a total reduction of $810 thousand in professional fees, management consulting and training, and office rent as direct result of the Company’s recent non-personnel cost cutting initiative.

In both periods, SG&A expenses were primarily comprised of payroll and other compensation expenses to our Company’s workforce.

Depreciation and amortization

	For the nine months ended September 30,
	2024	2023	$ Change	% Change
Depreciation and amortization	$547,467	$596,109	$(48,642)	(8.16)%

Depreciation and amortization (“D&A”) decreased by $49 thousand, or 8.16% for the nine months ended September 30, 2024, compared to the nine months ended September 30, 2023. The primary driver for the decrease in D&A relates to the Company selling mobile hardware in April 2023. As a result of the sale, there is no expense for mobile hardware depreciation during the nine months ended September 30, 2024 and $30 thousand of expense for mobile hardware depreciation during the nine months ended September 30, 2023. Additionally, there was a decrease in D&A during the nine months ended September 30, 2024 due to fully depreciating the Pixelpin (a company we acquired in March 2021) intangible asset during the nine months ended September 30, 2024. There was amortization expense of $17 thousand during the nine months ended September 30, 2023 compared to $2 thousand during the nine months ended September 30, 2024.

Operating loss

	For the nine months ended September 30,
	2024	2023	$ Change	% Change
Operating loss	$(8,151,319)	$(4,983,743)	$(3,167,576)	63.56%

The Company’s Operating loss increased by $3.17 million or 63.56% for the nine months ended September 30, 2024, compared to the nine months ended September 30, 2023. The increase in Operating loss was mostly related to the termination of the September 15, 2022 Master Services Agreement with IGS ("IGS Contract") which resulted in $2.51million decrease in Net revenue when comparing the nine months ended September 30, 2024 with the nine months ended September 30, 2023 and the release from future contractual obligations for maintenance and upgrades as a result of the termination of the IGS Contract.

The Company also noted an increase of $767 thousand or 8.56% rise in operating expenses as a result of bolstering our sales resources and bringing in-house technical positions which led to increases in our SG&A expenses that outpaced Net revenue growth.

Interest expense, net

	For the nine months ended September 30,
	2024	2023	$ Change	% Change
Interest expense, net	$(149,644)	$(29,753)	$(119,891)	402.95%

Interest expense, net increased by $120 thousand, or 402.95% for the nine months ended September 30, 2024, compared to the nine months ended September 30, 2023. The increase in interest expense is primarily due to an increase of $88 thousand as a result of TSI entering into two subordinated business loans and security agreements during the nine months ended September 30, 2024.

Furthermore, interest expense was also increased by a further $15 thousand as a result of the Malta loan interest rate increasing from 4.5% for the nine months ended September 30, 2023 to 6.5% for the nine months ended September 30, 2024. Additionally, the Company recorded $12 thousand in interest expense during the nine months ended September 30, 2024 for interest accrued on Malta’s tax obligations. Interest earned decreased by $165 to $305 for the nine months ended September 30, 2024 from $470 for the nine months ended September 30, 2023.

Change in fair value of warrant liability

	For the nine months ended September 30,
	2024	2023	$ Change	% Change
Change in fair value of warrant liability	$5,842	$3,473	$2,369	68.21%

The Company recognized a gain in Change in fair value of warrant liability during the nine months ended September 30, 2024 of $6 thousand compared to a gain of $3 thousand during the nine months ended September 30, 2023. This change is based on the fair value assessment and adjustment for one warrant liability as described in Note 3 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Other income

	For the nine months ended September 30,
	2024	2023	$ Change	% Change
Other income	$5,235,417	$261,217	$4,974,200	1,904.24%

Other income increased by $4.97 million for the nine months ended September 30, 2024, compared to the nine months ended September 30, 2023. The increase was primarily due to the Company agreeing to grant a non-exclusive license to Boumarang to exploit certain of the Company’s patents for the purpose of producing, selling, marketing, and distributing drones. As consideration for the grant of the non-exclusive license, Boumarang agreed to pay the Company a non-refundable license fee of $5.00 million in the form of a prepaid warrant issued by Boumarang to the Company for 5,000,000 shares of common stock of Boumarang at $1.00 per share. In addition, there was an increase of $187 thousand for the gain from a settlement of a mobile hardware bill that was outstanding as of September 30, 2023, which we negotiated for a lower payment, and paid during the nine months ended September 30, 2024.

Other expense

	For the nine months ended September 30,
	2024	2023	$ Change	% Change
Other expense	$(1,533,702)	$(4,174)	$(1,529,528)	36644.18%

Other expense increased by $1.53 million for the nine months ended September 30, 2024, compared to the nine months ended September 30, 2023. The Company incurred $1.17 million in unrealized loss due to the difference in the carrying value of the warrants and the fair market value of the warrants for the nine months ended September 30, 2024. In addition, the Company recorded a $360 thousand inducement expense as a result of the Company entering into a securities purchase agreement on September 10, 2024 as an inducement to an a previously executed securities purchase agreement dated July 13, 2024.

Comparison of the Years Ended December 31, 2023 and 2022

The following table summarizes our consolidated statements of operations for the years ended December 31, 2023 and 2022:

	For the years ended December 31,
	2023	2022
Net revenue	$4,560,275	$5,385,077
Operating Expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	914,176	1,785,167
Research and development	2,350,677	2,474,327
Selling, general, and administrative	8,395,638	12,444,009
Depreciation and amortization	789,586	760,497
Total Operating Expenses	12,450,077	17,464,000
Operating Loss	(7,889,802)	(12,078,923)
Non-Operating Income (Expense):
Interest expense, net	(73,273)	(8,890)
Change in fair value of warrant liability	5,033	113,125
Impairment of digital assets	—	(27,934)
Other income	309,896	50,354
Other expense	(2,981)	(118,196)
Total Other Income (Expense), Net	238,675	8,459
Net Loss before Taxes	(7,651,127)	(12,070,464)
Income tax benefit (expense)	13,485	(21,076)
Net loss before non-controlling interest	(7,637,642)	(12,091,540)
Net loss attributable to non-controlling interest	—	—
Net loss attributable to T Stamp Inc.	$(7,637,642)	$(12,091,540)
Basic and diluted net loss per share attributable to T Stamp Inc.*	$(16.07)	$(38.32)
Weighted-average shares used to compute basic and diluted net loss per share*	475,171	315,519

*	After giving effect to the 15 for 1 reverse stock split effected on January 6, 2025.

Net revenue

	For the years ended December 31,
	2023	2022	$ Change	% Change
Net revenue	$4,560,275	$5,385,077	$(824,802)	(15.32)%

During the year ended December 31, 2023, Net revenue decreased to $4.56 million, or 15.32% from Net revenue of $5.39 million for the year ended December 31, 2022. During the year ended December 31, 2023, the $4.56 million in Net revenue consisted of $2.51 million from IGS, $810 thousand from a S&P 500 bank, $772 thousand from Mastercard, and various other customers for the remaining $468 thousand. The majority of the decrease in the comparative periods relates to the September 23, 2021 U.S. Immigration and Customs Enforcement contract (“ICE Contract”) which produced $3.29 million in Net revenue during the year ended December 31, 2022 and was subsequently terminated during fiscal year 2022.

The decrease from the ICE contract termination is offset by the increase in the Net revenue from the IGS Contract which resulted in $2.51 million in Net revenue for the provision of software during the year ended December 31, 2023, and the release from future contractual obligations for maintenance and upgrades as a result of the termination of the IGS Contract discussed in Liquidity and Capital Resources subsection below. Despite this termination, the Company is optimistic about future opportunities in the government sector, has entered into a teaming agreement to provide future services, and retains the capability to provide future services for maintenance, upgrades, and deployments of the product for additional fees.

During the year ended December 31, 2023, the Company generated $310 thousand total revenue from customers using the Orchestration Layer including implementing the Orchestration Layer platform for 34 new enterprise customers through FIS on the Software-as-a-Service (SaaS) platform. In comparison, during the year ended December 31, 2022, the Company generated $104 thousand total revenue from Orchestration Layer customers. Since its launch in the third quarter of 2022, there have been 43 enterprise customers on the

Orchestration Layer platform, including 40 financial institutions, as of December 31, 2023. Additionally, revenue from the Orchestration Layer’s flagship enterprise customer grew 197% between the comparative periods as a result of transitioning and launching the customer on the Orchestration Layer platform. Orchestration Layer’s flagship enterprise customer is already in full production and generating monthly recurring revenue with gross margins in excess of 83.12%. Finally, the Company’s S&P 500 bank customer began its transition to an augmented version of the SaaS platform during the year ended December 31, 2023.

The Orchestration Layer is designed to be a one-stop-shop for Trust Stamp services and provides for easy integration to our products; chargeable on a per-use basis and is accelerating the Company’s evolution from being exclusively a custom solutions provider to also offering a modular and highly scalable SaaS model with low-code implementation.

Cost of services

	For the years ended December 31,
	2023	2022	$ Change	% Change
Cost of services	$914,176	$1,785,167	$(870,991)	(48.79)%

Cost of services (“COS”) decreased by $871 thousand or 48.79% for the year ended December 31, 2023, compared to the year ended December 31, 2022. The decrease during this period was primarily driven by the costs related to servicing requirements from the ICE Contract. ICE Contract-related COS for the year ended December 31, 2022, were $802 thousand, including vendor and other miscellaneous costs as well as direct labor costs, versus no ICE Contract-related COS during the year ended December 31, 2023 (as a result of the ICE Contract being terminated in 2022).

After adjusting the comparative periods’ COS for ICE Contract related costs, COS reduced by $69 thousand despite onboarding 34 new enterprise customers during the year ended December 31, 2023, and is a result of the low marginal costs that are inherent in SaaS platforms such as the Orchestration Layer.

Research and development

	For the years ended December 31,
	2023	2022	$ Change	% Change
Research and development	$2,350,677	$2,474,327	$(123,650)	(5.00)%

Research and development (“R&D”) expenses decreased by $124 thousand, or 5.00% for the year ended December 31, 2023, compared to the year ended December 31, 2022. The decrease in R&D expense during the year ended December 31, 2023 was primarily driven by a decrease in outsourced software development during the year ended December 31, 2023 as the Company continued to transition this work internally. Other cost savings during the year ended December 31, 2023 were also realized due to the termination of employees hired for the ICE contract, closure of the United Kingdom office, as well as a decrease in stock-based compensation expense.

Additionally, the Company recognized an impairment loss on Capitalized internal-use software of $19 thousand during the year ended December 31, 2023 that offset the increase in R&D. There was no impairment loss on Capitalized internal-use software for the year ended December 31, 2022. Capitalized internal-use software are considered long-lived assets under applicable accounting guidance. Recoverability of assets held and used is measured by comparison of the carrying amount of an asset or an asset group to estimated undiscounted future net cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset exceeds these estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the assets exceeds the fair value of the asset or asset group. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Selling, general, and administrative

	For the years ended December 31,
	2023	2022	$ Change	% Change
Selling, general, and administrative	$8,395,638	$12,444,009	$(4,048,371)	(32.53)%

Selling, general, and administrative expense (“SG&A”) decreased by $4.05 million, or 32.53%, for the year ended December 31, 2023, compared to the year ended December 31, 2022. The decrease in SG&A expense was driven mostly by the reductions in personnel overhead related expense due to the 2022 cost cutting initiatives executed by the Company. While personnel overhead decreased during the year ended December 31, 2023, the headcount increased due to reinvestment of cost cutting savings into bolstering our sales resources and bringing in-house technical positions that were previously outsourced. Headcount increased by 3.53%, from 85 FTE for the year ended December 31, 2022, compared to 88 FTE for the year ended December 31, 2023. In effect, salaries, bonus and stock-based compensation, payroll costs, and sales commissions reduced by $2.14 million for the year ended December 31, 2023, compared to the year ended December 31, 2022.

Other notable reductions in SG&A for the year ended December 31, 2023 included a $2.20 million net reduction between corporate travel, management consulting and training, office rent, and costs related to carrying mobile hardware assets as direct result of the Company’s recent non-personnel cost cutting initiative.

Depreciation and amortization

	For the years ended December 31,
	2023	2022	$ Change	% Change
Depreciation and amortization	$789,586	$760,497	$29,089	3.82%

Depreciation and amortization (“D&A”) increased by $29 thousand, or 3.82% for the year ended December 31, 2023, compared to the year ended December 31, 2022. The primary increase in D&A expense related to the $48 thousand increase in amortization of patents between the comparative periods. This increase is the result of new pending patent applications and issued patents with the United States Patent and Trademark Office. During the year ended December 31, 2023, the Company added 4 issued patents, 5 new patent applications, 1 trademark registration, and 2 new trademark applications including the patent application for Tap-In BandTM. The Tap-In Band™ is a wrist-worn, tamper resistant, hypoallergenic near-field communication band that facilitates discrete check-in by, and communication with, participants in community based supervision programs. This technology and associated biometric processes utilize Trust Stamp’s patented IT2 identity tokenization processes that allow users to biometrically authenticate without the need to store biometric images or templates.

Additionally, Capitalized internal-use software amortization increased by $40 thousand between the comparative periods. While the amounts of Capitalized internal-use software vary from period to period, we continue to see a trend of increasing software amortization which is driven by the growth in software capitalization over the prior periods. Overall, this is a further result of newly issued patents continuing to produce new internal-use software, or microservices, that have reached technical feasibility at which point the Company begins to capitalize the related costs.

These increases were partially offset by a $60 thousand decrease in D&A expense related to the depreciation of mobile hardware assets that were sold during the year ended December 31, 2023.

Operating loss

	For the years ended December 31,
	2023	2022	$ Change	% Change
Operating loss	$(7,889,802)	$(12,078,923)	$4,189,121	(34.68)%

The Company’s Operating loss decreased by $4.19 million or 34.68% for the year ended December 31, 2023, compared to the year ended December 31, 2022. The decrease in Operating loss was mostly related to the decrease of $5.01 million or 28.71% reduction in operating expenses as a result of various cost cutting measures initiated in fiscal years 2022 and 2023 that outpaced the reduction in Net revenue, thereby producing desirable margin growth and greater company efficiency.

Interest expense, net

	For the years ended December 31,
	2023	2022	$ Change	% Change
Interest expense, net	$(73,273)	$(8,890)	$(64,383)	724.22%

Interest expense, net increased by $64 thousand, or 724.22% for the year ended December 31, 2023, compared to the year ended December 31, 2022. Interest earned decreased by $7 thousand to $623 for the year ended December 31, 2023 from $8 thousand for the year ended December 31, 2022. Interest expense increased by $57 thousand to $74 thousand for the year ended December 31, 2023 from $17 thousand for the year ended December 31, 2022. The increase in interest expense is primarily due to an increase of $39 thousand in the Malta loan interest rate from 2.5% for the year ended December 31, 2022 to 4.5% for the year ended December 31,

2023. Additionally, the Company recorded $34 thousand in interest expense during the year ended December 31, 2023 for interest accrued on Malta’s tax obligations.

Change in fair value of warrant liability

	For the years ended December 31,
	2023	2022	$ Change	% Change
Change in fair value of warrant liability	$5,033	$113,125	$(108,092)	(95.55)%

The Company recognized a gain in Change in fair value of warrant liability during the year ended December 31, 2023 of $5 thousand compared to a gain of $113 thousand during the year ended December 31, 2022. This change is based on the fair value assessment and adjustment for one warrant liability as described in Note 3 to the financial statements included elsewhere in this prospectus.

Impairment of digital assets

	For the years ended December 31,
	2023	2022	$ Change	% Change
Impairment of digital assets	$—	$(27,934)	$27,934	(100.00)%

The Company recognized an impairment on digital assets during the year ended December 31, 2022, of $28 thousand. Digital assets are considered indefinite-lived Intangible assets, net under applicable accounting rules. Accordingly, any decrease in their fair values below our carrying values for such assets at any time subsequent to their acquisition requires recognition of impairment.

Other income

	For the years ended December 31,
	2023	2022	$ Change	% Change
Other income	$309,896	$50,354	$259,542	515.43%

Other income increased by $260 thousand for the year ended December 31, 2023, compared to the year ended December 31, 2022. The increase was primarily due to a $213 thousand gain on the sale of the mobile hardware assets. Additionally, during the year ended December 31, 2023 there was an increase of $25 thousand related to services received from participants in a startup accelerator program conducted by the Company in Malta with the objective of strengthening the innovation platform and startup ecosystem in Malta.

Other expense

	For the years ended December 31,
	2023	2022	$ Change	% Change
Other expense	$(2,981)	$(118,196)	$115,215	(97.48)%

Other expense decreased by $115 thousand for the year ended December 31, 2023, compared to the year ended December 31, 2022. The Company incurred $95 thousand in unrealized loss on foreign currency translation expense for the year ended December 31, 2022, for intercompany transactions between the parent company, T Stamp Inc., and its subsidiaries, Trust Stamp Malta Limited, Biometric Innovations Limited, and Trust Stamp Rwanda Limited with currencies denominated in United States Dollars, European Union Euros, British Pound Sterling, and Rwandan Franc, respectively. After management concluded there is no intention to settle intercompany accounts in the foreseeable future, beginning in June 30, 2022, future fluctuations in foreign currencies between the Company and its subsidiaries are recorded to Accumulated other comprehensive income on the balance sheet instead of Other expense.

Liquidity and Capital Resources

As of September 30, 2024, the Company had approximately $598 thousand cash in its banking accounts. The Company is generating revenues, but has not yet generated profits, with a net loss for the nine months ended September 30, 2024 of $4.59 million, Net operating cash outflows of $6.18 million for the same period, and an accumulated deficit of $55.45 million as of September 30, 2024. The Company is not currently generating sufficient amounts of cash to meet its requirements for the next 12 months. The Company anticipates that it will need to raise capital from equity and/or debt financings within the next six (6) months in order to fund its operations.

On November 13, 2024, the Company entered into a secured promissory note, which provides for a term loan to the Company with the principal amount of $3.00 million and interest rate of 14% per annum. Principal and any accrued but unpaid interest under this Note shall be due and payable upon demand of the Holder at any time after January 12, 2025. The note is secured by all of the Borrower’s assets, including receivables.

Going Concern

The accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not yet generated profits, with a Net loss for the nine months ended September 30, 2024 of $4.59 million, Net operating cash outflows of $6.18 million for the same period, and an Accumulated deficit of $55.45 million as of September 30, 2024.

The Company’s ability to continue as a going concern in the next twelve months, following the date the unaudited condensed consolidated financial statements were available to be issued, is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to generate revenue and raise capital as needed to satisfy its capital needs. While the negotiation of significant additional revenue is well advanced, it has not reached a stage that allows it to be factored into a going concern evaluation. In addition, although the Company has previously been successful in raising capital as needed and has already made plans to do so as well as restructuring expenses to meet the Company’s cash needs, no assurance can be given that the Company will be successful in its capital raising efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period.

Cash Flows

The following table summarizes our cash flows for the nine months ended September 30, 2024 and 2023:

	For the nine months ended September 30,
	2024	2023
Net cash flows from operating activities	$(6,183,158)	$(5,884,123)
Net cash flows from investing activities	$(686,706)	$(179,685)
Net cash flows from financing activities	$4,374,923	$8,034,495

Operating Activities

Net cash flows from operating activities increased by 5.08% from $5.88 million during the nine months ended September 30, 2023, compared to $6.18 million during the nine months ended September 30, 2024. Of the $4.59 million net loss for the nine months ended September 30, 2024, there were various cash and non-cash adjustments that were added back to the Net loss to arrive at $6.18 million cash used for operating activities for the nine months ended September 30, 2024.

Those adjustments included the add back of $5.00 million related to non-cash investment gain, $360 thousand from loss on inducement agreements, $1.17 million due to the termination of a common stock warrant agreement, $957 thousand related to stock-based compensation mainly due to the timing of stock-based compensation awards. There was a $651 thousand increase in stock-based compensation during the nine months ended September 30, 2024 when compared to the nine months ended September 30, 2023 due to the timing of stock-based compensation awards. Additionally, there is an add back of $85 thousand in Deferred revenue mainly comprised of a Mastercard annual license fee that will be recognized over the remaining months in the current year in alignment with the service period. Cash and noncash add backs also included $547 thousand for non-cash Depreciation and amortization, and $311 thousand for cash received on Accounts receivable.

The add backs were offset by reductions in certain cash and noncash adjustments including $162 thousand for the noncash settlement of mobile hardware liabilities, $387 thousand for Prepaid expenses, and $368 thousand from the increase in accruals.

Investing Activities

Net cash used in investing activities during the nine months ended September 30, 2024 was $687 thousand, compared to net cash of $180 thousand used in the nine months ended September 30, 2023. Cash used in investing activities during the nine months ended September 30, 2024 related primarily to continued investments in technologies intended to be capitalized and monetized over time. In addition, the Company continued to prioritize intellectual property, which produced seven (7) new pending patent applications and six (6) issued patents with the United States Patent and Trademark Office during the nine months ended September 30, 2024. Furthermore, on August 6, 2024, the Company made an investment in Boumarang, purchasing 100,000 shares of Boumarang’s common stock at a price per share of $1.00 for a total investment amount of $100 thousand.

Financing Activities

During the nine months ended September 30, 2024, Net cash flows from financing activities was $4.37 million, compared to Net cash flows from financing activities of $8.03 million for the nine months ended September 30, 2023. During the nine months ended September 30, 2024, the Company raised $3.99 million in net proceeds from a securities purchase agreement with institutional investors for the issuance of Class A Common Stock, pre-funded warrants, and common stock warrants. The Company also received $1.54 million from the exercise of warrants to common stock. See Note 3 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus. In addition, the Company took out $845 thousand in loans payable and repaid $287 thousand during the nine months ended September 30, 2024. The increase to financing activities were offset by $1.65 million due the termination of a warrant agreement (also discussed in Note 3 to the unaudited condensed consolidated financial statements) and there was a $57 thousand in tax withholding payments for net issuances on employee equity compensation issued during the nine months ended September 30, 2024.

Critical Accounting Estimates

Our unaudited condensed consolidated financial statements are prepared in accordance with GAAP. The preparation of these unaudited condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses, as well as related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. There have been no material changes in the critical accounting estimates policies from those disclosed in our Annual Report on Form 10-K for the year ended December 31, 2023.

THE COMPANY’S BUSINESS

Overview

Trust Stamp primarily develops proprietary artificial intelligence-powered solutions, researching and leveraging machine learning artificial intelligence, including computer vision, cryptography, and data mining, to process and protect data and deliver insightful outputs that identify and defend against fraud, protect sensitive user information, facilitate automated processes, and extend the reach of digital services through global accessibility. We utilize the power and agility of technologies such as GPU processing, edge computing, neural networks, and large language models to process and protect data faster and more effectively than historically possible to deliver results at a disruptively low cost for usage across multiple industries.

Our team has substantial expertise in the creation and development of AI-enabled software products. We license our technology and expertise in numerous fields, with an increasing emphasis on addressing diverse markets through established partners who will integrate our technology into field-specific applications.

In recent months, the Company has undertaken a multi-pronged process to position itself better to leverage the growing opportunities offered by the expanded use and acceptance of AI technologies. This process has included:

1)	Reducing the size of the non-production-focused executive and consulting teams to reduce overhead for the 2025 calendar year.
2)	Releasing sales staff that did not meet their targets.
3)	Negotiating the sale of certain assets that have resulted in continuous operating losses to raise operating capital and eliminate the cash flow deficits associated with the assets. This will allow a sharpened focus on and investment in products with the best promise for profitable revenue generation. The negotiations are very advanced, and an announcement will be made when appropriate.
4)	Negotiating a services contract to offset the cost of the technical team members while maintaining significant R&D and product development capabilities.

5)	Refocusing go-to-market strategies on joint ventures with proven industry partners with access to target markets

Markets

Trust Stamp has evaluated the market potential for its services in part by reviewing the following reports, articles, and data sources, none of which were commissioned by the Company, and none of which are to be incorporated by reference:

Data Security and Fraud

●	According to the “2021 Year End Report: Data Breach QuickView” published by Flashpoint, 4,145 publicly disclosed breaches exposed over 22 billion records in 2022.
●	The cumulative merchant losses to online payment fraud between 2023 and 2027 will exceed $343 billion globally according to a 2022 report titled “Fighting Online Payment Fraud in 2022 & Beyond” published by Juniper Research.

Financial and Societal Inclusion

●	According to the “Global Findex Database 2021,” published by the World Bank, 1.4 billion people were unbanked as of 2021.
●	131 million small and medium-sized enterprises in emerging markets lack access to finance, limiting their ability to grow and thrive (UNSGSA Financial Inclusion Webpage, Accessed March 2023).
●	The global market for Microfinance is estimated at $157 Billion in the year 2020, and is projected to reach $342 billion by 2026 according to the 2022 report titled “Microfinance - Global Market Trajectory & Analytics” published by Global Industry Analysts, Inc.

Trust Stamp’s biometric authentication, liveness detection, and information tokenization enable individuals to verify and establish their identities using data derived from biometrics. While individuals in this market lack traditional means of identity verification, Trust Stamp provides a means to authenticate identity that preserves an individual’s privacy and control over that identity.

Alternatives to Detention (“ATD”)

●	The ATD market includes Federal, State, and Municipal agencies for both criminal justice and immigration purposes. Trust Stamp addresses the ATD market with applications built on Trust Stamp’s privacy-preserving solutions allowing individuals to comply with ATD requirements using ethical and humane technology methodologies. Trust Stamp has developed innovative patented technologies for use in the ATD market encompassing biometrics, geolocation, and tokenization as well as a proprietary, tamper-resistant, battery-free “Tap-In-Band” that can complement or replace biometric check-in requirements and provide a lower-cost and more humane alternative to traditional “ankle bracelet” technology.

Other Markets

The Company is developing products and working with partners and industry organizations in other sectors that offer significant market opportunities and has entered into go-to-market or licensing agreements, including global data location services, healthcare, IoT, automotive dealer services, and computer vision for UAV operations. We anticipate licensing our technology in numerous fields, typically through established partners who will integrate our technology into field-specific applications.

Principal Products and Services

We adhere to the best practices outlined in the National Institute of Standards and Technology (“NIST”) and International Organization for Standardization (“ISO”) frameworks, and our policies and procedures in managing personally identifiable information (“PII”) comply with General Data Protection Regulation (“GDPR”) requirements wherever such requirements are applicable.

IT2 Solutions

The IT2 replaces biometric templates and scans with meaningless numbers, letters, and symbols to remove sensitive data from the reach of criminals using a proprietary process by which a deep neural network irreversibly converts biometric and other identifying data, from any source, into the secure tokenized identity. This IT2 is unique to the user, is different every time it is generated from a live subject, and cannot be reverse-engineered and rebuilt into the user’s face or other original identity data.

Each token can be stored and compared to all other tokens from the same modality, allowing the Company’s AI-powered analytics to predict if a single subject has generated two or more tokens, even if the subject has passed conventional KYC with, e.g., falsified identity documents. Using this technology, an IT2 can be employed for re-authentication purposes, including account recovery, password-less login, new account creation, and more, across the organization or even within a consortium of organizations, all in a low-cost and low-friction delivery that is fast and secure.

Our technology is being used for enhanced due diligence, KYC/AML compliance, synthetic identity fraud reduction and “second chance” approval for customer onboarding and account access, together with the delivery of humanitarian and development services. The solution allows organizations to approve more users, keep bad actors from accessing systems and services, and retain existing users with a superior user experience.

Our hashing and matching technology can maximize the effectiveness of all types of identity data while rendering it safer to use, store, and share. Whatever the source of identity data, it can be stored and compared as an IT2. See the chart below for examples.

Distribution

Through licensing we allow customers to utilize our technology in a wide variety of applications. Uses can include (e.g.):

●	The provision of services and hashing to enterprises, NGOs, and government, to overlay on third-party biometric and identity data.
●	Hash licensing, translation, and certification services for biometric vendors.
●	Management of zero-knowledge-proof services, whether as a tributary between Identity Lakes or operating consortium lakes.
●	Tokenized identity creation for large scale deployments, such as humanitarian and government identity programs.

Licensing Agreements

License agreements are typically a hosted offering, on-premise solution, or both pursuant to which the customer pays for the initial product development plus a license fee for the use of Trust Stamp’s technologies on a periodic and/or volume-based basis. In addition to consuming and paying for Trust Stamp’s services for their own use, some key customers also serve as channel partners by offering Trust Stamp products to their own customer base, whether as stand-alone products, or integrated into their own services as upgraded product offerings.

SaaS Agreements

Software-as-a-Service ("SaaS") agreements are typically serviced through the Company’s Orchestration Layer platform, which is being utilized in new global identity authentication system with Fidelity Information Services, LLC ("FIS"). The platform includes our proprietary tokenization technology and is designed to provide easy integration with and access to, Trust Stamp’s products, chargeable on a per-use basis. The Orchestration Layer facilitates no-code and low-code implementations, making adoption faster and even more cost-effective for a broader range of potential customers. It is expected to accelerate the Company’s evolution, from being exclusively a custom solutions provider, to also offering a modular and highly scalable SaaS model with low-code implementation.

Competition

We can potentially work with any identity data from any source, potentially breaking vendor and modality lock-in, but our primary market target is the biometric service industry, which is growing exponentially while being threatened by a consumer, media, and legislative backlash against storing biometric data. The IT2 can potentially be overlaid on any biometric or other identity data provider.

In general, we compete for customer budget with any company in the identity authentication industry. Major competitors in this space include companies such as NEXT Biometrics, IDEMIA, Synaptics, Cognitec, Innovatrics, Suprema, FaceTec, Rank One Computing, Acuant, Jumio, Onfido, Ping, and Mitek. However, we believe that, due to the uniqueness of our technology solution, the Company does not currently have any direct competitors for the core IT2 solutions upon which the growth in our business plan is focused.

The commercial advantage of our solution is our ability to work across providers and modalities and we continue to pursue a first-mover advantage including our global–scale partnership which is achieving a network effect in the global Humanitarian and Development market. We believe that this combination will make it unattractive for a potential competitor to replicate the six-years and multi-million dollars that we have already expended, to try and circumvent our multiple (and continuing) patent filings and/or offer a parallel product based upon a different technology.

We believe that given sufficient time and resources, we can augment any biometric modalities including face, hand, iris, voice, gait, and behavior, together with any other identifying data which places us in a unique position versus providers of biometric services.

We are unaware of any other provider being able to offer or support a proliferation of authentication modalities in this fashion, and therefore we believe there are no other companies that directly compete with us in this space. If our go-to-market strategy is successful, biometric service providers can be channel distributors, and not necessarily competitors.

Growth Strategy

Our strategy is to:

●	Expand the scope and range of services that we provide to and through our existing clients.
●	Continue to add significant new clients for our current and future services.
●	Offer our services via channel partners with substantial distribution networks.
●	Offer our technology on a “low code” basis, providing access via an orchestration layer and/or open-APIs to enable implementation by a broader range of clients.
●	The addition of alternate authentication tools including non-facial-biometric options and non-biometric-knowledge and device-based tools facilitating two and multi-factor authentication.
●	Offer our IT2 technology for use by other biometric and data services providers to protect and extend the usability of their data.
●	Provide ready-to-use / customizable platforms that leverage our IT2 technology in specialized markets.

Human Capital

Given the geographic diversity of its team, and to facilitate cost-effective administration, Trust Stamp secures the services of its permanent team members through a variety of administrative structures that include wholly owned subsidiaries, professional employer organizations, and consulting contracts. As of January 29, 2025, the Company has 6 full-time and 2 part-time team member that works out of the United States, 25 full-time members that work out of Malta, 10 full-time team members in Poland and Central Europe, 1 full-time and 1 part-time team member in the United Kingdom, 1 full-time team member in the Isle of Man, 14 full-time team members and 2 part-time team members working in the Philippines, 11 full-time team members working in Rwanda, 2 full-time team members in Denmark, and 1 full-time team member working remotely in India. Our permanent team is augmented as needed by contract development and other staff on both a long and short-term basis.

Outsourcing

We design and develop our own products. We use an outsourcing company, 10Clouds, for additional development staff as needed. 10Clouds is considered a related party. In addition, we also utilize SourceFit, a company in the Philippines, for PEO services, representing approximately 2% of our operating expenses during the year ended December 31, 2023, and approximately 7% during the nine months ended September 30, 2024. Amazon Web Services provides cloud hosting and processing services, representing approximately 3% of our operating expenses during the year ended December 31, 2023 and approximately 10% during the nine months ended September 30, 2024.

Key Customers

The Company’s initial business consisted of developing proprietary privacy-first identity solutions and implementing them through custom applications built and maintained for a few key customers. In 2022, the Company added to its product offerings a modular and highly scalable SaaS model with low-code or no implementation (“the Orchestration Layer”).

Regulation

Our business is not currently subject to any licensing requirements in any jurisdiction in which we operate, other than the requirement to hold a business license in the City of Atlanta (with which we are in compliance), and the requirement to hold a trading license in Rwanda (with which we are in compliance). Given the significant focus on the use of biometrics in many countries, we do anticipate additional regulation being introduced in one or more jurisdictions in which we operate, and such requirements could be burdensome and/or expensive or even impose requirements that we are unable to meet.

We are subject to substantial governmental regulation relating to our technology and will continue to be for the lifetime of our Company. By virtue of handling sensitive PII and biometric data, we are subject to numerous statutes related to data privacy, and additional legislation and given the current focus on the collection, storage, and use of biometrics, additional regulation should be anticipated in every jurisdiction in which we operate. Examples of American and European federal statutes we could be subject to are:

●	Health Insurance Portability and Accountability Act (HIPAA)
●	Health Information Technology for Economic and Clinical Health Act (HITECH)
●	The General Data Protection Regulation 2016/679 (GDPR)
●	ePrivacy Privacy Directive
●	The California Privacy Rights Act (CPRA)
●	The California Consumer Privacy Act (CCPA)
●	Biometric Information Privacy Act (BIPA)

HIPAA and HITECH

Under the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act “HITECH”), the U.S. Department of Health and Human Services (“HHS”) issued regulations that establish uniform standards governing the conduct of certain electronic healthcare transactions and requirements for protecting the privacy and security of protected health information (“PHI”), used or disclosed by covered entities and business associates. Covered entities and business associates are subject to HIPAA and HITECH. Our subcontractors that create, receive, maintain, transmit, or otherwise process PHI on behalf of us are HIPAA “business associates” and must also comply with HIPAA as a business associate.

HIPAA and HITECH include privacy and security rules, breach notification requirements, and electronic transaction standards.

The privacy rules cover the use and disclosure of PHI by covered entities and business associates. The privacy rules generally prohibit the use or disclosure of PHI, except as permitted under certain limited circumstances. The privacy rules also set forth individual patient rights, such as the right to access or amend certain records containing his or her PHI, or to request restrictions on the use or disclosure of his or her PHI.

The security rules require covered entities and business associates to safeguard the confidentiality, integrity, and availability of electronically transmitted or stored PHI by implementing administrative, physical, and technical safeguards. Under HITECH’s Breach Notification Rule, a covered entity must notify individuals, the Secretary of the HHS, and in some circumstances, the media of breaches of unsecured PHI.

In addition, we may be subject to state health information privacy and data breach notification laws, which may govern the collection, use, disclosure, and protection of health-related and other personal information. State laws may be more stringent, broader in scope, or offer greater individual rights with respect to PHI than HIPAA, and state laws may differ from each other, which may complicate compliance efforts.

Entities that are found to be in violation of HIPAA as the result of a failure to secure PHI, a complaint about our privacy practices, or an audit by HHS, may be subject to significant civil and criminal fines and penalties and additional reporting and oversight obligations if such entities are required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance.

GDPR

The European Union’s General Data Protection Regulation ("GDPR") imposes onerous accountability obligations requiring data controllers and processors to maintain a record of their data processing and policies. It requires data controllers to implement more stringent operational requirements for processors and controllers of personal data, including, for example, transparent and expanded disclosure to data subjects (in a concise, intelligible, and easily accessible form) about how their personal information is being used, imposes limitations on retention of information, increases requirements pertaining to health data and pseudonymized (i.e., key-coded) data, introduces mandatory data breach notification requirements, and sets higher standards for data controllers to demonstrate that they have obtained valid consent for certain data processing activities. Fines for non-compliance with the GDPR will be significant—the greater of €20 million or 4% of global turnover. The GDPR provides that European Union member states may introduce further conditions, including limitations, to make their own further laws and regulations limiting the processing of genetic, biometric, or health data.

ePrivacy Directive

The ePrivacy directive sets out the rules relating to the processing of personal data across public communications networks. This directive requires businesses to ensure consent requests are made and that consent is received from the user before the use of cookies is made. Businesses must communicate the privacy rules with accurate and specific information regarding the data contained in the cookie. Information must be communicated before the consent requests are made, in plain language. Organizations must ensure that users are able to withdraw consent in the same simple manner as the initial consent request.

CPRA and CCPA

The California Privacy Rights Act ("CPRA") and the California Consumer Privacy Act ("CCPA") define and establish various rights that consumers residing in California have over the privacy of their data along with the responsibilities of businesses when collecting personal information. It requires businesses that control the collection of consumers’ personal information to inform them of the category, purpose, and duration the business intends to retain such information. It lists the consumers’ right to correct their data and have their data deleted. Customers may also exercise their right to limit the sale or sharing of their personal or sensitive personal information. Fines for non-compliance can range from $100 to $750 per consumer per incident. Additionally, in certain cases, the California Privacy Protection Agency may impose administrative fines ranging from $2,500 to $7,500 for each violation.

BIPA

The Biometric Information Privacy Act ("BIPA"), which was enacted in 2008, addresses the collection, use, and retention of biometric information by private entities. Under the law, a private entity must inform an individual, or their legally authorized individual, that the biometric information is being collected and stored, and the specific purpose and the length of time for the collection, storage, and use of the biometric information, before obtaining or possessing their biometric information for the purposes of capturing, storing or sharing it. In addition, prior to collecting any biometric information, the regulation required businesses to obtain a written release for the collection of the biometric information from the individual, or the individual’s legally authorized representative after notice has been given. BIPA provides statutory damages of up to $1,000 for each negligent violation, and up to $5,000 for each intentional or reckless violation.

Intellectual Property

Patents

A summary of the Company’s issued patents and pending patent applications as of January 17, 2025 is provided in the table below.

Matter No.	Application/ Patent No.	Filing/ Issue Date	Title	Priority Information	Status
32742-166372	18/987,822	12/19/2024	systems and processes for digital identity authentication via lossless fuzzy extractors	63/611,799 63/562,521	PENDING Awaiting Examination
32742-164397	18/828,671	09/09/2024	MULTI-FACTOR AUTHENTICATION USING TAMPER-RESISTANT BAND AND BIOMETRIC DATA	CON of PCT/US2024/045801	PENDING
32742-165016	PCT/US2024/045801	09/09/2024	multi-factor authentication using tamper-resistant band and biometric data	63/581,409	PENDING International Search Report issued
32742-164529	18/808,852	08/19/2024	SEMI-SUPERVISED OR UNSUPERVISED SYSTEMS AND METHODS FOR BIOMETRIC PERSON RECOGNITION	63/520,388	PENDING Awaiting Examination
32742-164187	63/670,476	07/12/2024	SYSTEMS, METHODS AND PROTOCOLS FOR ZERO KNOWLEDGE PROOF (ZKP) USER AUTHENTICATION	---	PENDING 07/12/2025 Non-Provisional Conversion Deadline
32742-163988	63/662,575	06/21/2024	SYSTEMS AND METHODS FOR USING SMARTPHONE MOVEMENTS TO DETECT INJECTION ATTACKS IN REMOTE IDENTITY PROOFING	---	PENDING 06/21/2025 Non-Provisional Conversion Deadline
32742-163550	63/651,170	05/23/2024	SYSTEMS AND PROCESSES FOR TRANSFORMING AND CALIBRATING PREDICTED AGE VALUES TO AGE CATEGORY PROBABILITIES	---	PENDING 05/23/2025 Non-Provisional Conversion Deadline
32742-162494	63/652,521	03/07/2024	LOSSLESS FUZZY EXTRACTORS	---	PENDING 12/19/2024 NPA filed 03/24/2025 Non-Provisional Conversion Deadline
32742-154085	18/164,090	02/03/2023	METAPRESENCE SYSTEMS AND PROCESSES FOR USING SAME	63/306,210 63/327,821	PENDING Awaiting Examination

Matter No.	Application/ Patent No.	Filing/ Issue Date	Title	Priority Information	Status
32742-145300	18/145,470	12/22/2022	SYSTEMS AND PROCESSES FOR MULTIFACTOR AUTHENTICATION AND IDENTIFICATION	17/230,684 (Continuation-in-Part)	PENDING Awaiting Examination
32742-153794	18/063,372	12/08/2022	SHAPE OVERLAY FOR PROOF OF LIVENESS	63/287,276	PENDING 04/02/2025: Response to NFOA Due (extendible through 07/02/2025)
32742-148653	17/725,978	04/21/2022	INTEROPERABLE BIOMETRIC REPRESENATION	63/177,494	PENDING 12/02/2024: Response to Non-final Office Action Filed
32742-151107	17/849,196	06/24/2022	SYSTEMS AND METHODS FOR PASSIVE-SUBJECT LIVENESS VERIFICATION IN DIGITAL MEDIA	16/855,606	PENDING Awaiting Examination
32742-161077	18/524,536	11/30/2023	SYSTEMS AND PROCESSES FOR LOSSY BIOMETRIC REPRESENTATIONS	16/841,269	ABANDONED 01/03/2025
32742-149248	17/745,270	05/16/2022	SECURE REPRESENTATIONS OF AUTHENTICITY AND PROCESSES FOR USING SAME	63/188,491	ABANDONED 11/01/2024
32742-147631	17/706,132	03/28/2022	SYSTEMS AND METHODS FOR LIVENESS-VERIFIED IDENTITY AUTHENTICATION	16/403,093	ABANDONED 07/01/2024
32742-142186	17/230,684	04/14/2021	SYSTEMS AND PROCESSES FOR MULTIMODAL BIOMETRICS	63/009,809 63/011,447	ABANDONED 05/22/2023
32742-141508	17/205,713	03/18/2021	SYSTEMS AND PROCESSES FOR TRACKING HUMAN LOCATION AND TRAVEL VIA BIOMETRIC HASHING	62/991,352	ABANDONED 12/06/2023
32742-147982	17/719,975 12.079,371	04/13/2022 09/03/2024	PERSONALLY IDENTIFIABLE INFORMATION ENCODER	63/174,405	ISSUED 03/03/2028: First Maintenance Fee Due
32742-145019	17/401,504 11,972,637	08/13/2021 04/30/2024	SYSTEMS AND METHODS FOR LIVENESS-VERIFIED, BIOMETRIC-BASED ENCRYPTION	62/667,133	ISSUED 10/30/2027: First Maintenance Fee Due
32742-142411	17/324,544 11,967,173	05/19/2021 04/23/2024	FACE COVER-COMPATIBLE BIOMETRICS AND PROCESSES FOR GENERATING AND USING SAME	63/027,072	ISSUED 10/23/2027: First Maintenance Fee Due

Matter No.	Application/ Patent No.	Filing/ Issue Date	Title	Priority Information	Status
32742-149163	17/702,355 11,886,618	03/23/2022 01/30/2024	SYSTEMS AND PROCESSES FOR LOSSY BIOMETRIC REPRESENTATIONS	16/841,269	ISSUED 06/30/2028: First Maintenance Fee Due
32742-145020	17/401,508 11,729,263	08/13/2021 08/15/2023	SYSTEMS AND METHODS FOR IDENTITY VERIFICATION VIA THIRD PARTY ACCOUNTS	62/486,210	ISSUED 02/15/2027: First Maintenance Fee Due
32742-149165	17/702,366 11,741,263	03/23/2022 08/29/2023	SYSTEMS AND PROCESSES FOR LOSSY BIOMETRIC REPRESENTATIONS	16/841,269	ISSUED 02/28/2027: First Maintenance Fee Due
32742-130397	16/406,978 11,496,315	05/08/2019 11/28/2022	SYSTEMS AND METHODS FOR ENHANCED HASH TRANSFORMS	62/668,610	ISSUED 05/08/2026: First Maintenance Fee Due
32742-130398	16/403,093 11,288,530	05/03/2019 03/29/2022	SYSTEMS AND METHODS FOR LIVENESS-VERIFIED IDENTITY AUTHENTICATION	62/667,130	ISSUED 09/29/2025: First Maintenance Fee Due
32742-118398	15/342,994 10,924,473	11/03/2016 02/16/2021	TRUST STAMP	62/253,538	ISSUED 08/16/2028: Second Maintenance Fee Due
32742-123473	15/955,270 11,095,631	04/17/2018 08/17/2021	SYSTEMS AND METHODS FOR IDENTITY VERIFICATION VIA THIRD PARTY ACCOUNTS	62/486,210	ISSUED 02/17/2025: First Maintenance Fee Due
32742-136046	16/855,576 11,263,439	04/22/2020 03/01/2022	SYSTEMS AND METHODS FOR PASSIVE-SUBJECT LIVENESS VERIFICATION IN DIGITAL MEDIA	15/782,940	ISSUED 09/01/2025 First Maintenance Fee Due
32742-136047	16/855,580 11,244,152	04/22/2020 02/08/2022	SYSTEMS AND METHODS FOR PASSIVE-SUBJECT LIVENESS VERIFICATION IN DIGITAL MEDIA	15/782,940	ISSUED 08/08/2025 First Maintenance Fee Due
32742-136048	16/855,588 11,263,440	04/22/2020 03/01/2022	SYSTEMS AND METHODS FOR PASSIVE-SUBJECT LIVENESS VERIFICATION IN DIGITAL MEDIA	15/782,940	ISSUED 09/01/2025: First Maintenance Fee Due
32742-136049	16/855,594 11,263,441	04/22/2020 03/01/2022	SYSTEMS AND METHODS FOR PASSIVE-SUBJECT LIVENESS VERIFICATION IN DIGITAL MEDIA	15/782,940	ISSUED 09/01/2025: First Maintenance Fee Due
32742-136050	16/855,598 11,263,442	04/22/2020 03/01/2022	SYSTEMS AND METHODS FOR PASSIVE-SUBJECT LIVENESS VERIFICATION IN DIGITAL MEDIA	15/782,940	ISSUED 09/01/2025: First Maintenance Fee Due
32742-136051	16/855,606 11,373,449	04/22/2020 06/28/2022	SYSTEMS AND METHODS FOR PASSIVE-SUBJECT LIVENESS VERIFICATION IN DIGITAL MEDIA	15/782,940	ISSUED 12/28/2025 First Maintenance Fee Due

Matter No.	Application/ Patent No.	Filing/ Issue Date	Title	Priority Information	Status
32742-130399	16/403,106 11,093,771	05/03/2019 08/17/2021	SYSTEMS AND METHODS FOR LIVENESS-VERIFIED, BIOMETRIC-BASED ENCRYPTION	62/667,133	ISSUED 02/17/2025: First Maintenance Fee Due
32742-135668	16/841,269 11,301,586	04/06/2020 04/12/2022	SYSTEMS AND PROCESSES FOR LOSSY BIOMETRIC REPRESENTATIONS	62/829,825	ISSUED 10/12/2025 First Maintenance Fee Due
32742-118149	15/782,940 10,635,894	10/13/2017 04/28/2020	SYSTEMS AND METHODS FOR PASSIVE-SUBJECT LIVENESS VERIFICATION IN DIGITAL MEDIA	62/407,717 62/407,852 62/407,693	ISSUED 10/28/2027: Second Maintenance Fee Due
32742-152907	17/966,355 11,681,787	10/14/2022 06/20/2023	OWNERSHIP VALIDATION FOR CRYPTOGRAPHIC ASSET CONTRACTS USING IRREVERSIBLY TRANSFORMED IDENTITY TOKENS	63/256,347	ISSUED 12/20/2026: First Maintenance Fee Due
32742-139681	17/109,693 11,711,216	12/02/2020 07/25/2023	SYSTEMS AND METHODS FOR PRIVACY-SECURED BIOMETRIC IDENTIFICATION AND VERIFICATION	62/942,311	ISSUED 01/25/2027: First Maintenance Fee Due
32742-149164	17/702,361 11,861,043	03/23/2022 01/02/2024	SYSTEMS AND PROCESSES FOR LOSSY BIOMETRIC REPRESENTATIONS	16/841,269	ISSUED 07/02/2027 First Maintenance Fee Due
32742-153065	17/956,190 11,936,790	09/29/2022 03/19/2024	SYSTEMS AND METHODS FOR ENHANCED HASH TRANSFORMS	16/406,978	ISSUED 09/20/2027: First Maintenance Fee Due

Trademarks

The following is a summary of Trust Stamp’s issued and pending Trademarks as of April 1, 2024.

Serial / Registration Number	Filing Date	Trademark	Country	Status
98/379,747 7,608,235	1/29/2024 12/17/2024	THE PRIVACY FIRST IDENTITY COMPANY	US	REGISTERED Section 8&9 Renewal Due: 12/17/2030
97/892,087 N/A	04/17/2023 N/A	TRUSTED CHAT	US	PENDING APPLICATION Statement of Use or 3rd Request for Extension Due: 04/17/2025
97/894,011 N/A	04/18/2023 N/A		US	PENDING Statement of use or 3rd Request for Extension Due: 04/17/2025
97/613,025 N/A	06/29/2022 N/A	ALTERNATIVES TO DETENTION	US	PENDING APPLICATION Statement of use or 3rd Request for Extension Due: 04/17/2025
97/276,185 N/A	02/21/2022 N/A	PRIVTECH	US	PENDING APPLICATION Statement of Use Due: 05/08/2024
97/276,205 7,503,036	02/21/2022 09/10/2024	PRIVTECH CERTIFIED	US	REGISTERED Section 8 & 9 Renewal Due: 09/10/2030 Statement of Use Due: 06/13/2024
87/411,586 5,329,048	04/14/2017 11/07/2017	TRUST STAMP	US	REGISTERED Section 8 & 9 Renewal Due: 11/08/2027
87/852,642 5,932,877	03/27/2018 12/10/2019	TRUSTED MAIL	US	REGISTERED Section 8 & 15 Renewal Due: 12/10/2025
88/256,534 6,103,860	01/10/2019 07/14/2020	IDENTITY LAKE	US	REGISTERED Section 8 & 15 Renewal Due: 07/14/2026

88/708,795 6,252,645	11/27/2019 01/19/2021	MYHASH	US	REGISTERED Section 8&15 Renewal Due: 01/19/2027
88/709,274 6,252,649	11/27/2019 01/19/2021	TRUSTED PRESENCE	US	REGISTERED Section 8&15 Renewal Due: 01/19/2027
90/041,950 6,494,610	07/08/2020 09/21/2021	TRUSTED PAYMENTS	US	REGISTERED Section 8 & 15 Renewal Due: 09/21/2027
88/674,108 6,775,329	10/30/2019 06/28/2022	TRUSTCARD	US	REGISTERED Section 8 & 15 Renewal Due: 06/28/2028
97/101,273 6,965,728	10/31/2021 01/24/2023	METAPRESENCE	US	REGISTERED Renewal Due: 01/24/2029

Subsidiaries and Affiliates

Given the geographic diversity of our team and to facilitate cost-effective administration, Trust Stamp conducts various aspects of its operations through subsidiaries. All subsidiaries share resources across the entire Trust Stamp organization. The officers and directors of Trust Stamp have influence over the operations of all subsidiaries and employees across jurisdictions. Only one of our subsidiaries, Biometric Innovations Limited, has its own management team.

T Stamp Inc. Corporate Structure Chart

Operational Subsidiaries

Tstamp Incentive Holdings. On April 9, 2019, management created a new entity, Tstamp Incentive Holdings (“TSIH”) to which the Company issued 21,368 shares of Class A Common Stock that the Board of Directors of TSIH could use for employee stock awards in the future. The purpose of the entity was to provide an analogous structure to a traditional stock incentive plan. As of December 31, 2023, 3,649 shares of Class A Common Stock are still held by TSIH – however, all of these shares of Class A Common Stock have been allocated for issuance pursuant to employee Restricted Stock Units that vested on January 2, 2024. As of the date of this prospectus, no shares of Class A Common Stock are held by TSIH as all shares have been issued pursuant to employee Restricted Stock Units. The Company has no plans to issue additional equity securities to TSIH and as such, it is expected this entity will become dormant going forward.

Biometric Innovations Limited (formerly “Trust Stamp Fintech Limited”). Biometric Innovations Limited is our Company’s United Kingdom ("UK") operating subsidiary. It was established to act as the contracting entity for development contractors in the UK, and it has its own board and management team. The purpose of this entity was to establish beachhead operations in the country to service a contract entered by the Company with the National Association of Realtors and Property Mark. This entity serves as a sales and marketing function for the product “NAEA” which was developed for the contract between the listed parties. On June 11, 2020, the Company entered into a stock exchange transaction with Biometric Innovations Limited, becoming a 100% owner of the entity. The stock exchange transaction was not pursuant to any formal written agreement.

Trust Stamp Malta Limited. Trust Stamp Malta Limited is a wholly owned subsidiary of T Stamp Inc. It operates an R&D Campus in the Republic of Malta, for which it has entered into a lease with a local commercial landlord in Malta, Vassallo Group Realty Ltd. The goal of Trust Stamp Malta Limited is to advance our biometric authentication technology. As part of the creation of this entity, we entered into an agreement with the government of Republic of Malta for a repayable advance of up to €800,000 to cover 75% of the first 24 months of payroll costs for any employee who begins 36 months from the execution of the agreement on July 8, 2020.

Trust Stamp Rwanda Limited. The Company opened an office in Rwanda, Africa in April 2021. The Company has established an R&D center in Rwanda together with a back-office facility for the purpose of our expansion into Africa.

Trust Stamp Denmark ApS. Trust Stamp established Trust Stamp Denmark ApS on June 6, 2021 as a wholly owned subsidiary in Copenhagen, Denmark. Trust Stamp Denmark ApS focuses on developing and marketing GDPR compliant products in Denmark and throughout the European Union from a strategic Danish base that can passport authorized products throughout the European Union. In furtherance of that goal, Trust Stamp Denmark ApS has obtained D-Seal Certification and is working with a prominent Danish law firm to publish opinions on the status of Trust Stamp’s products under GDPR.

Trust Stamp Nigeria Limited. Trust Stamp established Trust Stamp Nigeria Limited on January 31, 2024 as a wholly-owned subsidiary in Lagos, Nigeria. The establishment of the entity is aimed at exploring business opportunities and conducting operations in Nigeria.

Quantum Foundation. Trust Stamp Malta Limited established Quantum Foundation on October 13, 2022 as a wholly-owned subsidiary in the Republic of Malta. The establishment of the entity is to support the development of early-stage leading edge technology companies in the Republic of Malta. Quantum Foundation collaborated with Malta Enterprise and Plug and Play Switzerland to establish a Malta Acceleration Program to foster the start-up community in the country. The Program’s intention is to drive innovation in the Republic of Malta, and ensure that everyone is able to enjoy the benefits of the latest technologies.

QID Technologies, LLC. Trust Stamp entered a strategic partnership on November 12, 2024 with Qenta Inc., creating a new subsidiary, QID Technologies LLC (“QID”), which is focused on Goldstar KYC technology. Trust Stamp owns 10% of QID and is engaged in providing business development and product services.

Non-Operational Subsidiaries

Cheltenham AI LTD, The Company established Chelthenham AI LTD on July 29, 2019 as a UK private limited company to provide AI services in the UK. As of the date of this prospectus, the entity has no operations, and is essentially dormant.

Global Server Management Inc., Trust Stamp established Global Server Management Inc. on January 26, 2021. The entity was established to contract for data management and server operations in Canada if necessary. As of the date of this prospectus, the entity has no operations, and is essentially dormant.

Finnovation LLC., The Company established Finnovation LLC to provide an innovative FinTech, Blockchain and Digital Identity innovation incubator. As of the date of this prospectus, this entity has no operations, and is essentially dormant.

TSI GovTech Corporation. Trust Stamp established TSI GovTech Corporation to contract for data management and server operations in Canada. This entity has had no operations since its inception.

Global Server Management Inc. The Company established Global Server Management Inc. to contract for data management and server operations in Canada. This entity has had no operations since its inception.

Available Information

Our website is www.truststamp.ai. As soon as reasonably practicable after such material is electronically filed or furnished to the Securities and Exchange Commission ("SEC"), our annual reports, quarterly reports, and current reports on form 8-K and all amendments to those reports are available on this website, free of charge.

Alternatively, you may access these reports at the SEC’s website at www.sec.gov.

DESCRIPTION OF CAPITAL STOCK

General

The Company is registering for sale by the Selling Stockholder 2,096,842 shares of Class A Common Stock of the Company issuable upon the exercise of the Warrants.

The following description summarizes the most important terms of the Company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of Trust Stamp’s Third Amended and Restated Certificate of Incorporation, as amended (our “A&R Certificate of Incorporation”) and its amended and restated bylaws (our “Bylaws”), copies of which have been filed as exhibits to registration statement of which this prospectus is a part. For a complete description of Trust Stamp’s capital stock, you should refer to the A&R Certificate of Incorporation, the Certificate of Amendment, and Bylaws, and to the applicable provisions of Delaware law.

The authorized capital stock of the Company consists of Common Stock, par value $0.01 per share. The total number of authorized shares of Common Stock of Trust Stamp is 50,000,000, all of which have been designated Class A Common Stock.

On December 30, 2024, the Company filed a Certificate of Amendment to the Company’s Third Amended and Restated Certificate of Incorporation, which was previously approved by the Company’s stockholders at the special meeting held on November 18, 2024 and described in the Company’s definitive proxy statement filed with the SEC on September 30, 2024, to effectuate a reverse stock split at a ratio of one (1) share of Common Stock for every fifteen (15) shares of Common Stock (the “Reverse Stock Split”) to be effective as of the opening of business on January 6, 2025 (the “Effective Time”).

As a result, at the Effective Time, each fifteen (15) pre-split shares of Common Stock outstanding automatically combined into one (1) new share of Common Stock, and the number of outstanding shares of Common Stock were reduced from 28,984,426 to 1,933,990. Proportional adjustments have also been made to the number of shares of Common Stock issuable upon exercise or conversion of the Company’s outstanding equity awards, stock options, and warrants in existence as of the Effective Time, as well as the applicable exercise price(s) of such instruments.

As of January 29, 2025 the outstanding shares of the Company included:

	Authorized	Issued
Class A Common Stock	50,000,000	2,200,046

Common Stock

Pursuant to the Company’s A&R Certificate of Incorporation, the Board of Directors of the Company has the right to designate shares of the Company’s Common Stock as either Class A or Class B Common Stock. As of the date of this prospectus, all shares of Common Stock of the Company have been designated as Class A Common Stock, and there is no issued (or designated) Class B Common Stock. The rights and preferences of each of the Class A and Class B classes of Common Stock are summarized below.

Class A Common Stock

Voting Rights

Holders of shares of Class A Common Stock are entitled to one vote for each on all matters submitted to a vote of the shareholders, including the election of directors.

Dividend Rights

Holders of each class of Common Stock are entitled to receive dividends, as may be declared from time to time by the Board of Directors out of legally available funds as detailed in our A&R Certificate of Incorporation. The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of Class A Common Stock are entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all debts and other liabilities of the Company.

Exchange Rights

A holder of shares of Class A Common Stock shares that is a bank, savings association, or a holding company (or an affiliate thereof) may at any time choose to exchange all or any portion of shares of Class A Common Stock it holds for shares of Class B Common Stock. In the event of such an election, each Class A share for which the holder makes such election shall be exchanged for a Class B share on a one-for-one basis without the payment of any additional consideration. In the event of such an election, the Company will take all necessary corporate actions to effect such exchange, the holder will surrender its certificate or certificates representing the Shares of Class A Common Stock for which it made such election, and such Shares of Class A Common Stock shall be cancelled.

Transfer Rights

There are no restrictions on transfer for shares of Class A Common Stock of the Company.

Class B Common Stock

The rights and preferences of the Company’s Class B Common Stock are identical to those of the Class A Common Stock of the Company, except for as described below.

Voting Rights

Holders of shares of Class B Common Stock have no voting rights with respect to such shares; provided that the holders of Class B Common Stock shall be entitled to vote (one vote for each Class B share held) to the same extent that the holders of Shares of Class A Common Stock would be entitled to vote on matters as to which non-voting equity interests are permitted to vote pursuant to 12 C.F.R. § 225.2(q)(2) (or a successor provision thereto).

Transfer Rights

In the event a holder of shares of Class B Common Stock transfers all or any portion of his or her shares of Class B Common Stock to a “Permitted Transferee” (as defined below), such Permitted Transferee will be entitled to elect to exchange all or any portion of such Shares of Class B Common Stock for Shares of Class A Common Stock on a one-for-one basis without the payment of any additional consideration. No fractional shares may be so exchanged. In the event of such an election, the Company will take all necessary corporate actions to effect such exchange, the holder will surrender its certificate or certificates representing the Shares of Class B Common Stock for which it made such election, and such Shares of Class B Common Stock shall be cancelled. A “Permitted Transferee” is a person or entity who acquires Shares of Class B Common Stock from a bank, savings association, or a holding company (or an affiliate thereof) in any of the following transfers:

(i)	A widespread public distribution;
(ii)	A private placement in which no one party acquires the right to purchase 2% or more of any class of voting securities of the Company
(iii)	An assignment to a single party (e.g. a broker or investment banker) for the purpose of conducting widespread public distribution on behalf of a bank, savings association, or a holding company (or an affiliate thereof) and its transferees (other than transferees that are Permitted Transferees); or
(iv)	To a party who would control more than 50% of the voting securities of the Company without giving effect to the Shares of Class B Common Stock transferred by a bank, savings association, or a holding company (or an affiliate thereof) and its transferees (other than transferees that are Permitted Transferees).

Warrants

The Company has various warrants outstanding that are exercisable for shares of its Class A Common Stock. See (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on April 1, 2024; (ii) the Company’s Registration Statement on Form S-3 filed with the SEC on April 11, 2024; (iii) the Company’s Registration Statement on Form S-3/A filed with the SEC on April 15, 2024; (iv) the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2024 filed with the SEC on May 16, 2024; and (v) the Company’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2024 filed with the SEC on August 13, 2024; (vi) the Company’s Current Report on Form 8-K filed with the SEC on September 5, 2024, and Form 8-K/A filed on September 13, 2024; (vii) the Company’s Current Report on Form 8-K filed with the SEC on September 13, 2024 for information on the outstanding warrants of the Company; (viii) the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2024 filed with the SEC on November 15, 2024 (including the amendment to this Quarterly Report on Form 10-Q/A filed with the SEC on November 21, 2024 to correct an error in the original report); (ix) the Company’s Current Report on Form 8-K filed with the SEC on December 6, 2024; and (x) the Company’s Current Report on Form 8-K filed with the SEC on January 10, 2025 for further details on the outstanding warrants of the Company.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

Our A&R Certificate of Incorporation and Bylaws contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, could discourage takeovers, coercive or otherwise. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Authorized but Unissued Capital Stock

We have authorized but unissued shares of Preferred Stock and Common Stock, and our Board of Directors may authorize the issuance of one or more series of Preferred Stock without stockholder approval. These shares could be used by our Board of Directors to make it more difficult or to discourage an attempt to obtain control of us through a merger, tender offer, proxy contest or otherwise.

Limits on Stockholder Action to Call a Special Meeting

Our Bylaws provide that special meetings of the stockholders may be called only by our Board of Directors. A stockholder may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Our A&R Certificate of Incorporation authorizes our Board of Directors to fill vacancies or newly created directorships.

If there is a vacancy on our Board of Directors, the majority of the directors then in office may elect a successor to fill any vacancies or newly created directorships. This may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect their own slate of directors or otherwise attempt to obtain control of our Company.

Classified Board of Directors

The A&R Certificate of Incorporation provides for a classified board of directors of the Company, with the board divided into three classes. Class I currently holds office for a term expiring at the 2026 annual meeting of stockholders; Class II currently holds office for a term expiring at the 2027 annual meeting of stockholders; and Class III will hold office initially for a term expiring at the 2025 annual meeting of stockholders. At each annual meeting, the successors to the class of directors whose terms expire at that meeting would be elected for a term of office to expire at the third succeeding annual meeting after their election and until their successors have been duly elected and qualified.

PROPERTIES

The Company contracts for use of office space at 3017 Bolling Way NE, Floors 1 and 2, Atlanta, Georgia, 30305, United States of America, which serves as its corporate headquarters and primary operational hub. The Company also leases office space (through a subsidiary) in Malta, which primarily serves as a research and development space. The Company contracts for coworking arrangements in other office spaces (either directly or through its subsidiaries) in New York, North Carolina, Cheltenham, the UK and Rwanda, Africa to support its dispersed workforce. Minimum lease commitments related to these agreements are described in our audited consolidated financial statements for the years ended December 31, 2023 and 2022 and unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2024and 2023 included in this prospectus.

LEGAL PROCEEDINGS

From time to time, the Company may be involved in a variety of legal matters that arise in the normal course of business. The Company is not currently involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise. See “Risk Factors” for a summary of risks our Company may face in relation to litigation against our Company.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The executive officers, directors, and significant employees of the Company as of the date of this prospectus are set forth below.

				Approximate
			Date Appointed	hours per
			to	week for
			Current	part- time
Name	Position	Age	Position	employees
Executive Officers
Gareth Genner	Chief Executive Officer	65	January 01, 2016	N/A (Full-Time)
Andrew Gowasack	President, Secretary	33	January 01, 2016	N/A (Full-Time)
Lance Wilson	Chief Financial Officer	35	January 2, 2025	N/A (Full-Time)
Andrew Scott Francis	Chief Technology Officer	51	August 28, 2016	N/A (Full-Time)

Directors
Gareth Genner		65	January 01, 2016
Andrew Gowasack		33	January 01, 2016
Charles Potts		64	October 17, 2023
Andrew Scott Francis (1)		51	November 02, 2024
William McClintock*		82	January 01, 2021
Kristin Stafford*		54	December 01, 2021
Berta Pappenheim*		45	December 01, 2021

Significant Employees
John Wesley Bridge	EVP	58	May 01, 2019	N/A (Full-Time)
Kinny Chan	Chief Commercial Officer	45	March 12, 2020	N/A (Full-Time)
Norman Hoon Thian Poh	Chief Science Officer	49	September 01, 2019	N/A (Full-Time)

*	Independent Director

Directors

The A&R Certificate of Incorporation provides for a classified board of directors of the Company, with the board divided into three classes. Class I currently holds office for a term expiring at the 2026 annual meeting of stockholders; Class II currently holds office initially for a term expiring at the 2027 annual meeting of stockholders; and Class III will hold office initially for a term expiring at the 2025 annual meeting of stockholders. At each annual meeting following election, the successors to the class of directors whose terms expire at that meeting would be elected for a term of office to expire at the third succeeding annual meeting after their election and until their successors have been duly elected and qualified.

The directors of the Company have been divided into classes as follows:

CLASS I:

Gareth Genner
William McClintock
Charles Potts

CLASS II:

Kristin Stafford
Andrew Gowasack

CLASS III:

Andrew Scott Francis
Berta Pappenheim

Our officers are appointed by our board of directors and hold office until removed by the board. All officers and directors listed above will remain in office until the next annual meeting of our stockholders, and until their successors have been duly elected and qualified.

Set forth below is a brief description of the background and business experience of our current executive officers and directors.

Gareth Genner, Chief Executive Officer, Director

With over 20 years’ experience in founding, operational and advisory capacities, Gareth provides Trust Stamp with technical, managerial, and visionary skills, as well as legal expertise. Gareth has successfully conceptualized, implemented, scaled, and exited multiple businesses including a cloud storage enterprise which was sold, and an online educational platform which was acquired by a non-profit educational entity. Immediately prior to T Stamp Inc. Gareth served as full-time CEO of Edevate LLC, and President of Pontifex University as well as part-time Chancellor of Holy Spirit College. Gareth now serves as unpaid President of Pontifex University and Holy Spirit College which are merged and managed by a professional team. A British lawyer by training, Gareth holds a U.S. LLM in International Taxation & Financial Service Regulation.

Andrew Gowasack, President, Secretary, Director

An economist by education, Andrew began his career in financial services sales and marketing. Although Trust Stamp is Andrew’s first start-up, he has immersed himself in the lean-start-up environment by completing multiple incubator programs, each of which programs provided a unique perspective and honed a distinct set of startup skills. Andrew is actively committed to ongoing learning, studying at world-class institutions. He completed Harvard Business School’s HBX CORe program and, through MIT Sloan School of Management, he has completed courses in design thinking and business innovation and application of blockchain technologies. Prior to joining Trust Stamp Andrew worked at Ashford Advisers, a financial services company, where he worked as a Marketing Coordinator. As President, Andrew oversees business development and operations and acts as Chief Product Evangelist.

Lance Wilson, Chief Financial Officer

Lance joined Trust Stamp in July 2021 as Finance Reporting Manager, where he was instrumental in establishing the financial reporting function. He played a pivotal role in the company’s successful Nasdaq listing in January 2022 Most recently, Lance served as the Senior Vice President of Accounting & Finance at T Stamp from July 2024 until being appointed to his role as CFO. He leads all external financial reporting, including SEC filings and technical accounting research and implementation. Prior to joining Trust Stamp, Lance served as Financial Reporting Manager at Cousins Properties, overseeing financial reporting and managing technical accounting projects. Lance started his professional career in public accounting with BDO USA, LLC in Atlanta after earning a Master of Accountancy degree and Bachelor of Science in Commerce and Business Administration from The University of Alabama. He is a licensed CPA in Georgia.

Andrew Scott Francis, Chief Technology Officer, Director

Prior to joining Trust Stamp as CTO, Scott served for 9 years in the Program Management Office with Google. This role was very entrepreneurial in nature as he was tasked with helping oversee the creation and development of a global PMO team spread across multiple data centers across the US and Europe, essentially acting as a startup intrapreneur. Prior to Google, Scott served for 10 years in a number of startup companies in Atlanta, Austin, and Silicon Valley in software programming, management, and configuration management roles. As CTO, Scott oversees the Company’s software development team and programs, has responsibility for the Company’s hardware and software assets and plays a key role in working with the Company’s clients on all technical aspects of the relationship.

William McClintock, Chairman of the Board

Bill McClintock is a well-respected figure within the United Kingdom property market, having been involved in real estate for over fifty years. During that time, he had also been Managing Director of Royal Life Estates South with a chain of two hundred and fifty offices. He successfully exited Cornerstone Estate Agencies (three hundred and forty-seven offices), when it was purchased from Abbey National plc., and subsequently joined Hamptons as International Development Director with specific responsibility for business generated in the markets of Hong Kong, Singapore, and Malaysia. In 2003 he became the Chief Operating Officer of The Ombudsman for Estate Agents for the UK and in 2007 became Chairman, a post he held until the end of 2015.

Charles Potts, Director

Charles Potts is a prominent figure in the financial technology sector, bringing over 35 years of practical experience in nurturing and leading various organizations. Mr. Potts currently serves as the executive vice president and chief innovation officer for the Independent Community Bankers of America® (ICBA) where he drives ICBA’s innovation initiatives, and financial technology strategies.

Throughout his distinguished career, Mr. Potts played instrumental roles in the establishment and growth of fintech startups specializing in digital banking, mobile engagement, financial management, and payments. Many of these endeavors achieved notable success through IPOs or strategic acquisitions. His expertise extends to mergers and acquisitions, corporate strategy, business development, and product management, particularly in the domain of digital and mobile channels and their operational efficiencies.

Mr. Potts began his career in operational roles at numerous banking organizations including Citizens & Southern National Bank (now Bank of America) and HomeBanc. His financial acumen and leadership skills were further demonstrated during his executive roles at established companies, including Fiserv, Goldleaf and First Performance, where he spearheaded business development activities in his role as executive managing director from 2015 to 2019. He continues to be involved in several associations like The National Fintech Organization (NFO), The Association for Financial Technology Providers (AFT) and The Technology Association of Georgia (TAG). In his role as a General Partner in BankTech Ventures, LLC, he holds an advisory role in multiple startups, further reflecting his commitment to the fintech sector.

Mr. Potts received his education from the Georgia Institute of Technology and pursued graduate studies at Georgia State University in Atlanta. He further enhanced his banking expertise by attending the Graduate School of Banking at LSU.

Kristin Stafford, Independent Director

Kristin Stafford is a successful serial entrepreneur specializing in SaaS and enterprise platforms supporting global compliance and background screening. Kristin is the co-founder and CEO of Vital4, a global enterprise, cloud-based platform, which provides instant data screening to support compliance, background screening, due diligence and more, on a global scale. Kristin has served as CEO of Vital4 from its inception in February 2016, and still serves as its CEO as of the date of this prospectus.

Kristin is the co-founder and former managing partner of one of the first independent wholesale international background screening firms in the US – International Screening Solutions, Inc. Kristin managed and developed the Company from 2009 and 2015, helping to lead the Company from the ground-up into a multi-million-dollar business that recently sold the platform she designed to Dun and Bradstreet in 2021.

Kristin has more than 20 years of experience in operations management, process architecture and software development. She has organized and managed teams of over 100 employees and consultants and brings to the table a vast array of experience in facilitating the requirements of corporate clients in the development and implementation of operations systems management and software development. Before entering the international background screening space, she managed the financial operations of a large Atlanta-based financial services corporation, served as a senior consultant for Delta Technology and Northern Trust Bank and held a management role within a start-up division of GE Capital.

In her off time, Kristin is usually found surrounded by family and friends, or travelling with her three children, husband Scott, and her three fur babies Chubbs, Mable and Dipper.

Berta Pappenheim, Independent Director

Berta Pappenheim is the CEO and co-founder of The CyberFish Company, an organizational psychology and industry-leading cyber security company that assesses and improves cybersecurity incident response capabilities of its clients. Prior to co-founding The CyberFish in January 2018, Berta worked as an occupational psychologist, delivering competency-based assessment programs in the financial and professional services, natural resources and manufacturing industries. From July 2012 to January 2017, Berta was the Managing Director of a cyber threat intelligence consulting firm, Tempest Security Intelligence, where she established and cultivated the firm’s first international office in the UK.

Berta holds a Masters in Social Sciences from the University of Linköping in Sweden and currently studies towards an MSc in Neuroscience at King’s College London.

Family Relationships

There are no family relationships among any of our executive officers and directors.

Corporate Governance

Director Independence

We have listed our shares of Class A Common Stock on the Nasdaq Capital Market. Under the rules of Nasdaq, “independent” directors must make up a majority of a listed company’s Board of Directors. In addition, applicable Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent within the meaning of the applicable Nasdaq rules. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).

Our Board of Directors currently consists of seven (7) members. Our Board of Directors has determined that Charles Potts, William McClintock, Kristin Stafford, and Berta Pappenheim qualify as independent directors in accordance with the Nasdaq Capital Market, or Nasdaq listing requirements. Messrs. Genner, Gowasack, and Francis are not considered independent. Nasdaq’s independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three (3) years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our Board of Directors has made a subjective determination as to each independent director that no relationships exist that, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business, personal activities, and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

As required under Nasdaq rules and regulations and in expectation of listing on Nasdaq, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Board Leadership Structure and Board’s Role in Risk Oversight

William McClintock is the Chairman of the Board. The Chairman has authority, among other things, to preside over Board meetings and set the agenda for Board meetings. Accordingly, the Chairman has substantial ability to shape the work of our Board of Directors. We currently believe that separation of the roles of Chairman and Chief Executive Officer ensures appropriate oversight by the Board of our business and affairs. However, no single leadership model is right for all companies and at all times. The Board of Directors recognizes that depending on the circumstances, other leadership models, such as the appointment of a lead independent director, might be appropriate. Accordingly, the Board may periodically review its leadership structure. In addition, the Board will hold executive sessions in which only independent directors are present.

Our Board is generally responsible for the oversight of corporate risk in its review and deliberations relating to our activities. Risk is inherent in every business. As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.

In its oversight role, our Board of Directors’ involvement in our business strategy and strategic plans plays a key role in its oversight of risk management, its assessment of management’s risk appetite, and its determination of the appropriate level of enterprise risk. Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face, including operational, economic, financial, legal, regulatory, and competitive risks. Our Board of Directors also reviews the various risks we identify in our filings with the SEC and risks relating to various specific developments, such as acquisitions, debt and equity placements, and new service offerings.

Our Board committees assist our Board of Directors in fulfilling its oversight role in certain areas of risk.

Committees of the Board of Directors

The Board of Directors has already established an Audit Committee (the “Audit Committee”), a Compensation Committee (the “Compensation Committee”) and a Nominating and Corporate Governance Committee (the “The Nominating and Corporate Governance Committee”). The composition and function of each committee are described below.

Audit Committee

The Audit Committee has three members, including Mr. Potts, Mr. McClintock, and Ms. Stafford. Mr. Potts serves as the chairman of the Audit Committee and satisfies the definition of “audit committee financial expert”.

Our Audit Committee is authorized to:

●	approve and retain the independent auditor to conduct the annual audit of our consolidated financial statements;
●	review the proposed scope and results of the audit;
●	review and pre-approve audit and non-audit fees and services;
●	review accounting and financial controls with the independent auditor and our financial and accounting staff;
●	review and approve transactions between us and our directors, officers and affiliates;
●	recognize and prevent prohibited non-audit services; and
●	establish procedures for complaints received by us regarding accounting matters; oversee internal audit functions, if any.

Compensation Committee

The Compensation Committee has three members, including Mr. McClintock, Mr. Potts, and Ms. Pappenheim. Mr. McClintock serves as the chairman of the Compensation Committee.

Our Compensation Committee is authorized to:

●	review and determine the compensation arrangements for management;
●	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;
●	administer our stock incentive and purchase plans; and

●	review the independence of any compensation advisers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has three members, including Ms. Stafford, Mr. McClintock, and Mr. Potts. Mr. McClintock serves as the chairman of the Nominating and Corporate Governance Committee.

The functions of our Nominating and Corporate Governance Committee, among other things, include:

●	identifying individuals qualified to become Board members and recommending directors to be elected;
●	nominees and Board members for committee membership;
●	developing and recommending to our Board corporate governance guidelines;
●	review and determine the compensation arrangements for directors; and
●	overseeing the evaluation of our Board of Directors and its committees and management.

Our goal is to assemble a Board that brings together a variety of skills derived from high quality business and professional experience.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our Company, nor will they be. None of our executive officers has served as a member of the board of directors, or as a member of the Compensation Committee or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during 2021, 2022, 2023, 2024, or thus far in 2025. For a description of transactions between us and members of our Compensation Committee and affiliates of such members, please see “Certain Relationships and Related Party Transactions”.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting.

Indemnification of Directors and Officers

Our Third Amended and Restated Certificate of Incorporation, as amended, contains provisions limiting the liability of directors to the fullest extent permitted by Delaware law, and provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our Third Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws also provide our Board of Directors with discretion to indemnify our employees and other agents when determined appropriate by the Board. In addition, each employment agreement entered into between the Company and its officers and/or directors contain certain indemnification provisions, which requires us to indemnify them in certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provision, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, persons who beneficially own more than 10% of a registered class of the Company’s equity securities, and certain other persons to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC, and to furnish the Company with copies of the forms. Based solely on its review of the forms it received, or written representations from reporting persons, except as set forth herein, the Company believes that all of its directors, executive officers and greater than 10% beneficial owners complied with all such filing requirements during 2021, 2022, 2023, 2024, and 2025 to date.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following Summary Compensation Table sets forth all compensation earned in all capacities during the fiscal years ended December 31, 2024 and 2023 by (i) our principal executive officer and (ii) our two most highly compensated executive officers, other than our principal executive officer, who were serving as executive officers as of December 31, 2024 and whose total compensation for the 2024 fiscal year, as determined by Regulation S-K, Item 402, exceeded $100,000 (collectively referred to as the “Named Executive Officers”):

Summary Compensation Table

								Non-
								Qualified
							Non-Equity	Deferred
			Cash	Stock		Option	Incentive Plan	Compensation	All Other
	Year	Salary	Bonus	Award		Awards	Compensation	Earnings	Compensation	Total
Gareth Genner,	2024	$341,250	$—	$170,625	(5)	$—	$—	$—	—	$511,875
Chief Executive Officer (1)	2023	$325,000	$—	$325,000	(4)	$—	$—	$—	$—	$650,000

Andrew Gowasack,	2024	$276,143	$—	$138,072	(5)	$—	$—	$—	—	$414,215
President (2)	2023	$262,994	$—	$262,994	(4)	$—	$—	$—	$—	$525,988

Andrew Scott Francis,	2024	$205,396	$—	$102,698	(5)	$—	$—	$—	$—	$308,094
Chief Technical Officer (3)	2023	$195,615	$—	$195,615	(4)	$—	$—	$—	$—	$391,230

Alex Valdes,	2024	$205,396	$—	$—		$—	$—	$—	—	$205,396
Chief Financial Officer (3)	2023	$195,615	$—	$195,615	(4)	$—	$—	$—	$—	$391,230

(1)	Mr. Genner earned the compensation shown in the table above pursuant to the terms of his employment agreement. Pursuant to Mr. Genner’s employment agreement, he is entitled to an annual bonus (as described under “Elements of Compensation – Bonus” further below). The stock bonus earned in 2023 was awarded to Mr. Genner in 2024 and the stock bonus earned in 2024 was awarded in 2025. See “Elements of Compensation” below for information on how the amount of bonuses are determined by the Company.
(2)	Mr. Gowasack earned the compensation shown in the table above pursuant to the terms of his employment agreement. Pursuant to Mr. Gowasack’s employment agreement, he is entitled to an annual bonus (as described under “Elements of Compensation – Bonus” further below). The stock bonus earned in 2023 was awarded to Mr. Gowasack in 2024 and the stock bonus earned in 2024 was awarded in 2025. See “Elements of Compensation” below for information on how the amount of bonuses are determined by the Company.
(3)	Mr. Francis and Mr. Valdes earned the compensation shown in the table above pursuant to the terms of their employment agreement. Pursuant to Mr. Francis’s and Valdes’s employment agreement, they are entitled to an annual bonus (as described under “Elements of Compensation – Bonus” further below). The stock bonus earned in 2023 was awarded to Mr. Francis and Mr. Valdes in 2024 and the stock bonus earned in 2024 was awarded to Mr. Francis in 2025. See “Elements of Compensation” below for information on how the amount of bonuses are determined by the Company. Mr. Valdes resigned from all positions with the Company effective January 2, 2025.
(4)	Represents the value of RSUs for Class A Common Stock that were granted in 2024 as compensation for 2023 services rendered. These RSUs became fully vested on January 2, 2025.
(5)	Represents the value of RSUs for Class A Common Stock that were granted in 2025 as compensation for 2024 services rendered. These RSUs will become fully vested on January 2, 2026.

Director Compensation

For the year ended December 31, 2024 the Company paid our directors as a group $204 thousand for their services as directors. There were seven (7) directors as of December 31, 2024.

Elements of Compensation

Base Salary

For the year ended December 31, 2024, Messrs. Genner, Gowasack, Francis and Valdes received a fixed base salary in an amount determined in accordance with their employment agreements with the Company. Factors influencing the salary of each of these individuals include:

●	The nature, responsibilities and duties of the officer’s position;
●	The officer’s expertise, demonstrated leadership ability and prior performance;
●	The officer’s salary history and total compensation, including annual cash bonuses and long-term incentive compensation; and
●	The competitiveness of the market for the officer’s services.

Bonus

Each executive officer that has an employment agreement with the Company is entitled to receive an annual bonus of not less than 50% nor more than 100% of such officer’s Base Salary (the “Bonus”) in accordance with and based on achievement of criteria established from year to year by the Board of Directors of the Company, provided that such officer is employed as of the date the Bonus is paid. The Bonus may be in the form of cash or stock awards (i.e. a number of shares of the Company’s capital stock with a cash value equal to 50% to 100% of the officer’s Base Salary). Bonuses for services in a particular fiscal year are generally determined and issued during the following fiscal year.

Stock Awards

For the year ended December 31, 2024, we awarded 44,716 Restricted Stock Units to our named executive officers with vesting on January 2, 2026. For the year ended December 31, 2023, we awarded 13,832 Restricted Stock Units to our named executive officers with vesting on January 2, 2025.

Equity Incentive Plans

The Company does not have a formal equity incentive plan pursuant to which it can issue awards.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the number of shares of Class A Common Stock underlying outstanding equity incentive plan awards for each named executive officer and director as of December 31, 2024.

	Option Awards					Stock Awards
								Equity	Equity
			Equity					incentive	incentive
			incentive					plan awards:	plan awards:
			plan awards:				Market	Number of	Market or
	Number	Number	Number			Number	value of	unearned	payout value of
	of securities	of securities	of securities			of shares or	shares or	shares, units	unearned shares,
	underlying	underlying	underlying			units of	units of	or other	units or other
	unexercised	unexercised	unexercised	Option	Option	stock that	stock that	rights that	rights that
	options (#)	options (#)	unearned	exercise	expiration	have not	have not	have not	have not
Name	exercisable	unexercisable	options(#)	price($)	date	vested (#)	vested ($)	vested (#)	vested ($)
Gareth Genner	—	—	—	—	—	14,841	$196,603	—	—
Andrew Gowasack	—	—	—	—	—	12,009	$159,087	—	—
William McClintock	—	—	—	—	—	624	$8,266	—	—
Andrew Scott Francis	—	—	—	—	—	8,933	$118,338	—	—
Alexander Valdes	—	—	—	—	—	8,933	$118,338	—	—
Kristin Stafford	—	—	—	—	—	—	$—	—	—
Berta Pappenheim	—	—	—	—	—	—	$—	—	—
Charles Potts	—	—	—	—	—	4,797	$63,547	—	—

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets out, as of January 29, 2025, the voting securities of the Company that are owned by executive officers and directors, and other persons holding more than 5% of any class of the Company’s voting securities or having the right to acquire those securities.

	Amount		Amount
	and		and
	nature of		nature of		Percent
	beneficial		beneficial		of
Name and Address of Beneficial Owner	ownership		acquirable		class (1)
Named Officers and Directors
Gareth Genner, Chief Executive Officer, 3017 Bolling Way NE, Floor 2, Atlanta, Georgia, 30305	15,357	(2)	2,226		0.34%
Andrew Gowasack, President, 3017 Bolling Way NE, Floor 2, Atlanta, Georgia, 30305	19,667		4,200		0.46%
Lance Wilson, Chief Financial Officer, 3017 Bolling Way NE, Floor 2, Atlanta, Georgia, 30305	457		58		0.01%
Tracy Ming, Financial Controller, 3017 Bolling Way NE, Floor 2, Atlanta, Georgia, 30305	1,118		263		0.03%
William McClintock, Independent Non-Executive Director, Hub 8, Unit 2 The Brewery Quarter, High St, Cheltenham GL50 3FF, United Kingdom	2,781		624		0.07%
Charles Potts, Independent Non-Executive Director, 3017 Bolling Way NE, Floor 2, Atlanta, Georgia, 30305	763		4,797	(3)	0.11%
Kristin Stafford, Independent Non-Executive Director, 3017 Bolling Way NE, Floor 2, Atlanta, Georgia, 30305	16		—		—%
Berta Pappenheim, Independent Non-Executive Director, 3017 Bolling Way NE, Floor 2, Atlanta, Georgia, 30305	—		—		—%
All executive officers and directors as a group (8 persons)	40,159		12,188		1.02%
Other 5% Holders
DQI Holdings Inc, 1900 Saint James Place Suite 125, Houston, TX 77056 (4)	397,424		—		7.62%
Armistice Capital LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022 (5)	—		2,336,044	(6)	44.78%

(1)	Based on 2,200,046 shares of Class A Common Stock outstanding as of January 29, 2025, plus 2,960,720 shares of Class A Common Stock acquirable within 60 days of January 29, 2025.
(2)	Represents shares of Class A Common Stock held by Gareth Genner’s spouse, Barbara Genner (10,627) and shares of Class A Common Stock held by Gareth Genner (4,730).
(3)	Represents shares of Class A Common Stock issuable at any time upon request pursuant to grants.
(4)	Brent de Jong is the Managing Director of DQI Holdings, Inc, and is deemed to have voting and dispositive control over the shares held by DQI Holdings, Inc.
(5)	Armistice Capital, LLC is the investment manager of the Armistice Capital Master Fund Ltd. (the “Master Fund”), a Cayman Islands exempted company, which directly holds the warrants underlying the shares that may be deemed to beneficially owned by Armistice Capital LLC. Additionally, Steven Boyd, as Managing Member of the Armistice Capital LLC, may be deemed to beneficially own the shares underlying the warrants held directly by the Master Fund.
(6)	Represents shares acquirable upon the exercise of certain warrants (including the Warrants) held directly by the Master Fund that may be exercised within 60 days of January 29, 2025. All of these warrants are subject to a 4.99% beneficial ownership limitation, which limitations prohibit Armistice Capital, LLC from exercising any portion of these warrants if, following such exercise, the Armistice Capital, LLC’s ownership of our Class A Common Stock would exceed the applicable ownership limitation. This beneficial ownership limitation may be increased up to 9.99% at the option of Armistice Capital, LLC upon 61 days’ notice to the Company subject to the terms of such warrants. The address of the Armistice Capital, LLC is 510 Madison Avenue, 7th Floor, New York, NY 10022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

FSH Capital

FSH Capital was the first external investor in the Company. At the time of their initial investment in the Company on or about January 1, 2016, it was orally agreed between the Company’s CEO and the CEO of FSH Capital that FSH Capital would be granted the right to nominate a director to the Company’s Board. There was no agreed expiry date for that right and reelection of the nominee is subject to the same shareholder approval process as all other directors of the Company. This oral agreement with FSH Capital was subsequently memorialized by a resolution of the Board of the Company on August 22, 2018. There is currently no Director on our Board nominated by FSH Capital pursuant to this right.

Mutual Channel Agreement

On November 15, 2020, the Company entered into a Mutual Channel Agreement with Vital4Data, Inc., a company at which Kristin Stafford serves as Chief Executive Officer, who will be appointed as a Director of the Company on December 1, 2021. Pursuant to the agreement, the Company engaged Vita4Data, Inc. as a non-exclusive sales representative for the Company’s products and services. Vital4Data, Inc. is entitled to compensation in the form of commissions, receiving a 20% of commission-eligible on net revenue from sales generated by Vital4Data, Inc. in the first year of the contract term, which is reduced to 10% in the second year, and 5% in the third year. The Company has not paid Vital4Data, Inc. any commissions pursuant to this agreement to date. A copy of this agreement is included as Exhibit 10.8 to the registration statement of which this prospectus forms a part.

Business Arrangement with Qenta, Inc.

On November 12, 2024, the Company entered into a business arrangement with Qenta Inc. (“Qenta”), a company controlled by Brent De Jong, who is also the Managing Director of DQI Holdings, Inc., a significant stockholder of the Company. Under the arrangement, Qenta spun its Goldstar KYC technology off into a newly formed subsidiary, QID Technologies LLC (“QID”). In parallel, the Company entered into a license and assignment agreement with QID, in which the Company provided a non-exclusive license of its AI-powered identity technologies to QID in exchange for (I) a $1,000,000 license fee in the form of a promissory note, which is due and payable in three equal tranches on December 31, 2024; February 1, 2025, and March 1, 2025; and (ii) the transfer of 10% of QID to the Company by Qenta. The Company has not received the first $333,333.33 tranche payment under the note as of the date of this prospectus.

In addition, the Company (through its subsidiary, Trust Stamp Malta Ltd.) and QID will enter into a Master Technology Services Agreement, under which QID will contract with the Company for business development, product development, and product operations for identity and privacy services and solutions in return for monthly service fees starting January 1st, 2025, and capped at $3.6 million annually. As Trust Stamp is a 10% equity holder in QID, the projected $3.6 million in billed revenue would result in a net cash inflow of $3.3 million, assuming full payment by QID on this agreement on an annual basis.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon for us by CrowdCheck Law, LLP.

EXPERTS

The consolidated financial statements of T Stamp Inc. and its subsidiaries as of December 31, 2023 and 2022 and for the fiscal years then ended, have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their reports thereon, included in T Stamp Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023, and included in this Registration Statement. The report of Marcum LLP includes an explanatory paragraph related to the substantial doubt about the Company’s ability to continue as a going concern. Such consolidated financial statements have been included herein in reliance upon such report given on the authority of such firms as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC, other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K:

●	our Quarterly Reports on Form 10-Q (and any amendments thereto on Form 10-Q/A) for the quarters ended March 31, 2024 and June 30, 2024 filed with the SEC on May 16, 2024 and August 13, 2024, respectively;
●	our Current Reports on Form 8-K and/or 8-K/A, filed with the SEC on January 3, 2024, March 22, 2024, March 28, 2024, April 4, 2024, May 8, 2024, May 14, 2024, June 6, 2024, July 12, 2024, July 16, 2024, July 18, 2024, July 18, 2024 (#2), August 13, 2024, September 5, 2024, September 9, 2024, September 13, 2024, September 13, 2024, October 2, 2024, October 10, 2024, November 1, 2024, November 1, 2024, November 5, 2024, November 5, 2024, November 21, 2024, December 6, 2024, January 2, 2025, January 21, 2025, and January 23, 2025.
●	Description of our Class A Common Stock contained in our Registration Statement on Form S-1 filed with the SEC on August 23, 2023, including any amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act will also be deemed to be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents. In addition, all reports and other documents filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to:

T Stamp Inc.
3017 Bolling Way NE, Floor 2, Atlanta, Georgia, 30305
Attention: Corporate Secretary
(404) 806-9906

T STAMP INC.

Consolidated Balance Sheets as of December 31, 2023 and December 31, 2022	F-28

PART I. FINANCIAL INFORMATION

Item 1. Condensed Consolidated Financial Statements.

T STAMP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2024	December 31, 2023
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$598,031	$3,140,747
Accounts receivable, net (includes unbilled receivables of $4,463 and $143,219 as of September 30, 2024 and December 31, 2023, respectively)	375,732	686,327
Related party receivables	23,781	44,087
Prepaid expenses and other current assets	1,213,924	826,781
Total Current Assets	2,211,468	4,697,942
Capitalized internal-use software, net	1,532,357	1,472,374
Goodwill	1,248,664	1,248,664
Intangible assets, net	193,304	223,690
Property and equipment, net	39,825	56,436
Operating lease right-of-use assets	198,634	164,740
Investment	5,100,000	—
Other assets	35,375	29,468
Total Assets	$10,559,627	$7,893,314
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,107,276	$1,232,118
Related party payables	48,235	82,101
Accrued expenses	1,670,260	1,143,890
Deferred revenue	95,750	10,800
Income tax payable	—	1,975
Loans payable	645,536	—
Short-term operating lease liabilities	95,367	81,236
Short-term financial liabilities	—	162,130
Total Current Liabilities	3,662,424	2,714,250

Warrant liabilities	250,694	256,536
Notes payable, including accrued interest of $45,383 and $40,317, as of September 30, 2024 and December 31, 2023, respectively	1,007,213	953,877
Long-term operating lease liabilities	70,555	53,771
Total Liabilities	4,990,886	3,978,434

Commitments, Note 11

Stockholders’ Equity:
Common stock $0.01 par value, 50,000,000 shares authorized, 1,254,650 and 613,206 shares issued, and 1,254,650 and 609,557 outstanding at September 30, 2024 and December 31, 2023, respectively*	12,547	6,096
Treasury stock, at cost: 0 and 3,649 shares held as of September 30, 2024 and December 31, 2023, respectively*	—	—
Additional paid-in capital*	60,755,010	54,460,960
Accumulated other comprehensive income	86,436	139,670
Accumulated deficit	(55,446,691)	(50,853,285)
Total T Stamp Inc. Stockholders’ Equity	5,407,302	3,753,441
Non-controlling interest	161,439	161,439
Total Stockholders’ Equity	5,568,741	3,914,880
Total Liabilities and Stockholders’ Equity	$10,559,627	$7,893,314

*	After giving effect to the 15 for 1 reverse stock split effected on January 6, 2025.

The accompanying notes to the unaudited condensed consolidated financial statements are an integral part of these statements.

T STAMP INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
Net revenue	$511,081	$3,065,804	$1,585,153	$3,985,242
Operating Expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	254,892	239,313	796,925	660,199
Research and development	569,506	605,196	1,586,085	1,811,962
Selling, general, and administrative	2,181,907	2,053,524	6,805,995	5,900,715
Depreciation and amortization	181,472	189,655	547,467	596,109
Total Operating Expenses	3,187,777	3,087,688	9,736,472	8,968,985
Operating Loss	(2,676,696)	(21,884)	(8,151,319)	(4,983,743)
Non-Operating Income (Expense):
Interest expense, net	(114,320)	(9,759)	(149,644)	(29,753)
Change in fair value of warrant liability	974	(2,142)	5,842	3,473
Other income	5,000,563	—	5,235,417	261,217
Other expense	(1,526,997)	(1,377)	(1,533,702)	(4,174)
Total Other Income (Expense), Net	3,360,220	(13,278)	3,557,913	230,763
Net Income (Loss)	683,524	(35,162)	(4,593,406)	(4,752,980)
Deemed dividend	(1,939,439)	—	(1,939,439)	—
Net loss before non-controlling interest	(1,255,915)	(35,162)	(6,532,845)	(4,752,980)
Net loss attributable to non-controlling interest	—	—	—	—
Net loss attributable to T Stamp Inc.	$(1,255,915)	$(35,162)	$(6,532,845)	$(4,752,980)
Basic and diluted net loss per share attributable to T Stamp Inc.*	$(1.06)	$(0.06)	$(7.33)	$(10.71)
Weighted-average shares used to compute basic and diluted net loss per share*	1,181,150	543,708	891,211	443,880

*	After giving effect to the 15 for 1 reverse stock split effected on January 6, 2025.

The accompanying notes to the unaudited condensed consolidated financial statements are an integral part of these statements.

T STAMP INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
Net loss including non-controlling interest	$(1,255,915)	$(35,162)	$(6,532,845)	$(4,752,980)
Other Comprehensive Income (Loss):
Foreign currency translation adjustments	(88,623)	18,204	(53,234)	(30,842)
Total Other Comprehensive Income (Loss)	(88,623)	18,204	(53,234)	(30,842)
Comprehensive loss	(1,344,538)	(16,958)	(6,586,079)	(4,783,822)
Comprehensive loss attributable to non-controlling interest	—	—	—	—
Comprehensive loss attributable to T Stamp Inc.	$(1,344,538)	$(16,958)	$(6,586,079)	$(4,783,822)

The accompanying notes to the unaudited condensed consolidated financial statements are an integral part of these statements.

T STAMP INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(unaudited)

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

						Accumulated
			Additional			Other
	Common Stock		Paid-In	Treasury Stock		Comprehensive	Accumulated	Non-controlling
	Shares*	Amount*	Capital*	Shares*	Amount*	Income	Deficit	Interest	Total
Balance, June 30, 2023	531,485	$5,315	47,141,784	1,122	$—	$188,206	$(44,017,544)	$161,439	$3,479,200
Exercise of warrants to common stock	18,000	180	620,820	—	—	—	—	—	621,000
Issuance of common stock in relation to vested restricted stock units, to wholly owned subsidiary	150	2	(1,855)	(150)	—	—	—	—	(1,853)
Stock-based compensation	—	—	148,040	—	—	—	—	—	148,040
Currency translation adjustment	—	—	—	—	—	18,204	—	—	18,204
Net loss attributable to T Stamp Inc.	—	—	—	—	—	—	(35,162)	—	(35,162)
Balance, September 30, 2023	549,635	$5,497	$47,908,789	972	$—	$206,410	$(44,052,706)	$161,439	$4,229,429

						Accumulated
			Additional			Other
	Common Stock		Paid-In	Treasury Stock		Comprehensive	Accumulated	Non-controlling
	Shares*	Amount*	Capital*	Shares*	Amount*	Income	Deficit	Interest	Total
Balance, June 30, 2024	758,943	$7,590	$56,697,964	—	$—	$175,059	$(56,130,215)	$161,439	$911,837
Exercise of prefunded warrants to common stock	63,860	639	(639)	—	—	—	—	—	—
Exercise of warrants to common stock, including inducement	125,333	1,253	3,476,534	—	—	—	—	—	3,477,787
Termination of common stock warrant agreement	—	—	(483,560)	—	—	—	—	—	(483,560)
Deemed dividend related to inducement transactions	—	—	(1,939,439)	—	—	—	—	—	(1,939,439)
Issuance of common stock, prefunded warrants, and common stock warrants, net of fees	306,514	3,065	2,652,557	—	—	—	—	—	2,655,622
Stock-based compensation	—	—	351,593	—	—	—	—	—	351,593
Currency translation adjustment	—	—	—	—	—	(88,623)	—	—	(88,623)
Net income attributable to T Stamp Inc.	—	—	—	—	—	—	683,524	—	683,524
Balance, September 30, 2024	1,254,650	$12,547	$60,755,010	—	$—	$86,436	$(55,446,691)	$161,439	$5,568,741

*	After giving effect to the 15 for 1 reverse stock split effected on January 6, 2025.

The accompanying notes to the unaudited condensed consolidated financial statements are an integral part of these statements.

T STAMP INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(unaudited)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

							Accumulated
			Additional			Stockholders’	Other
	Common Stock		Paid-In	Treasury Stock		Notes	Comprehensive	Accumulated	Non-controlling
	Shares*	Amount*	Capital*	Shares*	Amount*	Receivable	Income	Deficit	Interest	Total
Balance, January 1, 2023	323,621	$3,237	$39,541,489	3,768	$—	$(18,547)	$237,252	$(39,299,726)	$161,439	$625,144
Exercise of warrants to common stock	121,550	1,216	621,338	—	—	—	—	—	—	622,554
Exercise of options to common stock	116	1	1,999	—	—	—	—	—	—	2,000
Issuance of common stock, prefunded warrants, and common stock warrants, net of fees	87,498	875	7,463,437	—	—	—	—	—	—	7,464,312
Issuance of common stock in relation to vested restricted stock units, to wholly owned subsidiary	16,532	165	(24,821)	(2,796)	—	—	—	—	—	(24,656)
Reverse stock split rounding	318	3	(3)	—	—	—	—	—	—	—
Repayment of shareholders loan through in-kind services	—	—	—	—	—	18,547	—	—	—	18,547
Stock-based compensation	—	—	305,350	—	—	—	—	—	—	305,350
Currency translation adjustment	—	—	—	—	—	—	(30,842)	—	—	(30,842)
Net loss attributable to T Stamp Inc.	—	—	—	—	—	—	—	(4,752,980)	—	(4,752,980)
Balance, September 30, 2023	549,635	$5,497	$47,908,789	972	$—	$—	$206,410	$(44,052,706)	$161,439	$4,229,429

						Accumulated
			Additional			Other
	Common Stock		Paid-In	Treasury Stock		Comprehensive	Accumulated	Non-controlling
	Shares*	Amount*	Capital*	Shares*	Amount*	Income	Deficit	Interest	Total
Balance, January 1, 2024	609,557	$6,096	$54,460,960	3,649	$—	$139,670	$(50,853,285)	$161,439	$3,914,880
Exercise of prefunded warrants to common stock	158,800	1,588	(1,588)	—	—	—	—	—	—
Exercise of warrants to common stock, including inducement	125,333	1,253	3,476,534	—	—	—	—	—	3,477,787
Termination of common stock warrant agreement	—	—	(483,560)	—	—	—	—	—	(483,560)
Issuance of common stock in relation to vested restricted stock units and grants	21,113	211	(57,203)	(3,649)	—	—	—	—	(56,992)
Deemed dividend related to inducement transactions	—	—	(1,939,439)	—	—	—	—	—	(1,939,439)
Issuance of common stock, prefunded warrants, and common stock warrants, net of fees	339,847	3,399	4,342,703	—	—	—	—	—	4,346,102
Stock-based compensation	—	—	956,603	—	—	—	—	—	956,603
Currency translation adjustment	—	—	—	—	—	(53,234)	—	—	(53,234)
Net loss attributable to T Stamp Inc.	—	—	—	—	—	—	(4,593,406)	—	(4,593,406)
Balance, September 30, 2024	1,254,650	$12,547	$60,755,010	—	$—	$86,436	$(55,446,691)	$161,439	$5,568,741

*	After giving effect to the 15 for 1 reverse stock split effected on January 6, 2025.

The accompanying notes to the unaudited condensed consolidated financial statements are an integral part of these statements.

T STAMP INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For the nine months ended September 30,
	2024	2023
Cash flows from operating activities:
Net loss attributable to T Stamp Inc.	$(4,593,406)	$(4,752,980)
Net loss attributable to non-controlling interest	—	—
Adjustments to reconcile net loss to cash flows used in operating activities:
Depreciation and amortization	547,467	596,109
Stock-based compensation	956,603	305,350
Change in fair value of warrant liability	(5,842)	(3,473)
Repayment of shareholder loan through in-kind services	—	18,547
Impairment of capitalized internal-use software	23,595	16,819
Gain on sale of property and equipment	—	(216,189)
Non-cash interest	133,146	28,958
Non-cash lease expense	109,700	151,001
Non-cash write off of mobile hardware	(162,130)	(15,775)
Loss on retirement of equipment	3,751	17,589
Loss on inducement agreements	360,307	—
Loss on termination of warrant agreement	1,166,440	—
Non - cash investment gain	(5,000,000)	—
Changes in assets and liabilities:
Accounts receivable	310,595	467,129
Related party receivables	20,306	396
Prepaid expenses and other current assets	(387,143)	40,220
Other assets	(5,907)	(20,442)
Accounts payable	(124,842)	(258,376)
Accrued expense	526,370	(238,431)
Related party payables	(33,866)	(145,274)
Deferred revenue	84,950	(1,724,202)
Income tax payable	(1,975)	(5,616)
Operating lease liabilities	(111,277)	(145,483)
Net cash flows from operating activities	(6,183,158)	(5,884,123)
Cash flows from investing activities:
Proceeds from sale of property, plant and equipment	—	377,360
Investment	(100,000)	—
Capitalized internally developed software costs	(502,206)	(478,338)
Patent application costs	(71,883)	(78,169)
Purchases of property and equipment	(12,617)	(538)
Net cash flows from investing activities	(686,706)	(179,685)
Cash flows from financing activities:
Proceeds from common stock, prefunded warrants, and common stock warrants, net of fees	3,985,795	7,464,312
Payment to terminate common stock warrant agreement	(1,650,000)	—
Forfeited common stock shares to satisfy taxes	(56,992)	(24,656)
Proceeds from exercise of warrants to common stock	1,538,348	622,554
Proceeds from exercise of options to common stock	—	2,000
Proceeds from loans	845,000	—
Principal payments on loans	(287,228)	—
Principal payments on financial liabilities	—	(29,715)
Net cash flows from financing activities	$4,374,923	$8,034,495
Effect of foreign currency translation on cash	(47,775)	(42,678)
Net change in cash and cash equivalents	(2,542,716)	1,928,009
Cash and cash equivalents, beginning of period	3,140,747	1,254,494
Cash and cash equivalents, end of period	$598,031	$3,182,503

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$2,356	$580

Supplemental disclosure of non-cash activities:
Adjustment to investing activities for warrants issued to the Company in lieu of cash	$5,000,000	$—
Adjustment to operating lease right-of-use assets related to renewed leases	$143,594	$82,185
Adjustment to operating lease operating lease liabilities related to renewed leases	$142,192	$83,298
Adjustment to operating lease right-of-use assets related to terminated leases	$—	$82,095
Adjustment to operating lease liabilities related to terminated leases	$—	$77,648
Prepaid rent expense reclassified upon termination of leases	$—	$5,335

The accompanying notes to the unaudited condensed consolidated financial statements are an integral part of these statements.

T STAMP INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1.    Description of Business, Summary of Significant Accounting Policies, and Going Concern

Description of Business — T Stamp Inc. was incorporated in the State of Delaware on April 11, 2016. T Stamp Inc. and its subsidiaries (“Trust Stamp,” “we,” “us,” “our,” or the “Company”) develop and market artificial intelligence-powered or enabled software solutions for enterprise and government partners and peer-to-peer markets.

Trust Stamp primarily develops proprietary artificial intelligence-powered solutions, researching and leveraging machine learning artificial intelligence, including computer vision, cryptography, and data mining, to process and protect data and deliver insightful outputs that identify and defend against fraud, protect sensitive user information, facilitate automated processes, and extend the reach of digital services through global accessibility. We utilize the power and agility of technologies such as GPU processing, edge computing, neural networks, and large language models to process and protect data faster and more effectively than historically possible to deliver results at a disruptively low cost for usage across multiple industries.

Our team has substantial expertise in the creation and development of AI-enabled software products. We license our technology and expertise in numerous fields, with an increasing emphasis on addressing diverse markets through established partners who will integrate our technology into field-specific applications.

Reverse Split — On February 15, 2023 our Board of Directors approved and, as of February 20, 2023, the holders of a majority of our voting capital stock approved an amendment (the “Certificate of Amendment”) to the Company’s Amended and Restated Certificate of Incorporation and approved to effect a reverse split of our issued and outstanding shares of Class A Common Stock at a ratio of one share for every five shares currently held, rounded up to the nearest whole share – whereby every five (5) outstanding shares of Class A Common Stock was combined and became one (1) share of Class A Common Stock, rounding up to the nearest whole number of shares (the “Reverse Split”). All share and per share amounts have been updated to reflect the Reverse Split in these unaudited condensed consolidated financial statements. The Reverse Split was effective for trading on the market opening of Nasdaq on March 23, 2023. The Reverse Stock Split effective March 23, 2023, was ratified by the Company’s stockholders by written consent pursuant to a definitive proxy statement filed with the Securities and Exchange Commission on April 13, 2023. Written consent from the majority of stockholders was received as of May 13, 2023.

Amended and Restated Certificate of Incorporation — On July 6, 2023, the Company received confirmation of the acceptance of its Third Amended and Restated Certificate of Incorporation (the “Third Restated Certificate”) from the Secretary of State of Delaware. The Third Restated Certificate was approved by the Company’s stockholders by written consent pursuant to a definitive proxy statement filed with the Securities and Exchange Commission on April 13, 2023. Written consent from the majority of stockholders was received as of May 13, 2023. The Third Restated Certificate maintained the 50,000,000 authorized shares of Common Stock and eliminated the authorized Preferred Stock. The Third Restated Certificate also created a classified Board of Directors of the Company with three classes of directors who will stand for election in staggered years.

Going Concern — The accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not yet generated profits, with a net loss during the nine months ended September 30, 2024 of $4.59 million, net operating cash outflows of $6.18 million for the same period, working capital of negative $1.45 million and an accumulated deficit of $55.45 million as of September 30, 2024.

The Company’s ability to continue as a going concern in the next twelve months following the date the unaudited condensed consolidated financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to generate revenue and raise capital as needed to satisfy the Company’s capital needs. While the negotiation of significant additional revenue is well advanced, it has not reached a stage that allows it to be factored into a going concern evaluation. In addition, although the Company has previously been successful in raising capital as needed and has already made plans to do so as well as restructuring expenses to meet the Company’s cash needs, no assurance can be given that the Company will be successful in its capital raising efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period.

Basis of Presentation — The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with US Generally Accepted Accounting Principles (“US GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). The accompanying unaudited condensed consolidated financial statements have been prepared on a basis which assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

Basis of Consolidation — The accompanying unaudited condensed consolidated financial statements reflect the activity of the Company and its subsidiaries, Trusted Mail Inc. (“Trusted Mail”), Finnovation LLC (“Finnovation”), Trust Stamp Malta Limited (“Trust Stamp Malta”), AIID Payments Limited, Biometric Innovations Limited (“Biometrics”), Trust Stamp Rwanda Limited, Trust Stamp Denmark ApS, Quantum Foundation, TSI GovTech Corporation, Global Server Management Inc., Cheltenham AI LTD, and Trust Stamp Nigeria Limited. All significant intercompany transactions and accounts have been eliminated.

The Company has completed the process of administratively dissolving AIID Payments Limited and the dissolution was effective October 29, 2024.

Further, we continue to consolidate Tstamp Incentive Holdings (“TSIH”) which we consider to be a variable interest entity.

In the opinion of management, these unaudited condensed consolidated financial statements reflect all adjustments necessary (which adjustments are of a normal and recurring nature) for the fair presentation of the Company’s financial position as of September 30, 2024 and December 31, 2023, and the results of operations for the three and nine months ended September 30, 2024 and 2023. The results of operations for the three and nine months ended September 30, 2024 are not necessarily indicative of results expected for the full year. Certain information and footnote disclosures normally included in the consolidated financial statements prepared in accordance with GAAP have been omitted pursuant to the rules and regulations of the SEC. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes to consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. The accounting policies employed are substantially the same as those shown in note 1 of the notes to consolidated financial statements included therein.

Variable Interest Entity — On April 9, 2019, management created a new entity, TSIH. Furthermore, on April 25, 2019, the Company issued 21,368 shares of Class A Common Stock to TSIH, for the purpose of providing a pool of shares of Class A Common Stock of the Company that the Company’s Board of Directors (the “Board”) could use for employee stock awards and were recorded initially as Treasury stock. Since establishing TSIH, 17,600 shares were transferred to various employees as a stock award that were earned and outstanding. On February 15, 2023, Trust Stamp issued 13,736 shares of Class A Common Stock to TSIH to be used to satisfy vested employee stock awards. As of September 30, 2024, no shares of Class A Common Stock are held by TSIH as all shares have been issued pursuant to employee Restricted Stock Units.

The Company considers this entity to be a variable interest entity (“VIE”) because it is thinly capitalized and holds no cash. Because the Company does not own shares in TSIH, management believes that this gives the Company a variable interest. Further, management of the Company also acts as management of TSIH and is the decision-maker as management grants shares held by TSIH to employees of the Company. As this VIE’s primary purpose is to hold shares in the Company from time to time and holds no other liabilities or assets, the Company is the primary beneficiary of TSIH and will consolidate the VIE.

Major Customers and Concentration of Risks — Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of Cash and cash equivalents, and Accounts receivable. We maintain our Cash and cash equivalents with high-quality financial institutions, mainly in the United States; the composition of which are regularly monitored by us. The Federal Deposit Insurance Corporation covers $250,000 for substantially all depository accounts. The Company from time to time may have amounts on deposit in excess of the insured limits. As of September 30, 2024 the Company had $30,342 of deposits in excess of insured limits, meanwhile as at December 31, 2023, the Company had $2,620,765 in U.S. bank accounts which exceeded insured limits. Management believes minimal credit risk exists with respect to these financial institutions and the Company has not experienced any losses on such amounts.

For Accounts receivable, we are exposed to credit risk in the event of nonpayment by customers to the extent the amounts are recorded in the consolidated balance sheets. We extend different levels of credit and maintain reserves for potential credit losses based upon the expected collectability of Accounts receivable. We manage credit risk related to our customers by performing periodic evaluations of credit worthiness and applying other credit risk monitoring procedures.

Three customers represented 86.87% or 65.12%, 17.12%, and 4.63% of the balance of total Accounts receivable as of September 30, 2024 and three customers represented 91.11% or 53.55%, 30.43%, and 7.13% of the balance of total Accounts receivable as of December 31, 2023. The Company seeks to mitigate its credit risk with respect to Accounts receivable by contracting with large commercial customers and government agencies, and regularly monitoring the aging of Accounts receivable balances. As of September 30, 2024 and December 31, 2023, the Company had not experienced any significant losses on its Accounts receivable.

During the three months ended September 30, 2024, the Company sold to primarily three customers which made up approximately 93.24% of total Net revenue, and consisted of 66.34%, 17.60%, and 9.30% from an S&P 500 Bank, Mastercard, and Triton, respectively.

Additionally, during the three months ended September 30, 2023, the Company sold to primarily three customers which made up approximately 95.85% of total Net revenue, and consisted of 81.87%, 7.91%, and 6.07% from IGS, Mastercard, and an S&P 500 Bank, respectively.

During the nine months ended September 30, 2024, the Company sold to primarily three customers which made up approximately 94.68% of total Net revenue, and consisted of 63.66%, 21.07%, and 9.95% from an S&P 500 Bank, Mastercard, and Triton, respectively.

Additionally, during the nine months ended September 30, 2023, the Company sold to primarily three customers which made up approximately 90.53% of total Net revenue, and consisted of 62.98%, 14.95%, and 12.60% from IGS, an S&P 500 Bank, and Mastercard, respectively.

Property and Equipment, Net — Property and equipment, net is stated at cost less accumulated depreciation. Depreciation is recognized using the straight-line method over the estimated useful lives of the respective assets. Maintenance and repairs that do not improve or extend the useful lives of the assets are expensed when incurred, whereas additions and major improvements are capitalized. Upon sale or retirement of assets, the cost and related accumulated depreciation are derecognized from the consolidated balance sheet and any resulting gain or loss is recorded in the consolidated statements of operations in the period realized.

Accounting for Impairment of Long-Lived Assets — Long-lived assets with finite lives include Property and equipment, net, Capitalized internal-use software, Operating lease right-of-use assets, and Intangible assets, net subject to amortization. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets held and used is measured by comparison of the carrying amount of an asset or an asset group to estimated undiscounted future net cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset exceeds these estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the assets exceeds the fair value of the asset or asset group. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

As of September 30, 2024, the Company determined that $24 thousand of Capitalized internal-use software were impaired. The impaired Capitalized internal-use software was expensed to Research and development during the nine months ended September 30, 2024. As of December 31, 2023, the Company determined that $19 thousand of Capitalized internal-use software and $12 thousand of Intangible assets was impaired. The impaired Capitalized internal-use software was expensed to Research and development during the year ended December 31, 2023.

Goodwill — Goodwill is accounted for in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 350, Intangibles—Goodwill and Other. The Company allocates the cost of an acquired business to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of the purchase consideration transferred over the fair value of the net assets acquired, including other Intangible assets, net, is recorded as Goodwill. Goodwill is tested for impairment at the reporting unit level at least quarterly or more frequently when events or circumstances occur that indicate that it is more likely than not that an impairment has occurred. In assessing Goodwill for impairment, the Company first assesses qualitative factors to determine whether it is necessary to perform the quantitative goodwill impairment test. In the qualitative assessment, the Company considers factors including economic conditions, industry and market conditions and developments, overall financial performance and other relevant entity-specific events in determining whether it is more likely than not that the fair value of the reporting unit is less than the carrying amount. Should the Company conclude that it is more likely than not that the recorded Goodwill amounts have been impaired, the Company would perform the impairment test. Goodwill impairment exists when a reporting unit’s carrying value exceeds its fair value. Significant judgment is applied when Goodwill is assessed for impairment. There were no impairment charges to Goodwill as of September 30, 2024 and December 31, 2023.

Remaining Performance Obligations — The Company’s arrangements with its customers often have terms that span over multiple years. However, the Company generally allows its customers to terminate contracts for convenience prior to the end of the stated term with less than twelve months’ notice. Revenue allocated to remaining performance obligations represents non-cancelable contracted revenue that has not yet been recognized, which includes deferred revenue and, in certain instances, amounts that will be invoiced. The Company has elected the practical expedient allowing the Company to not disclose remaining performance obligations for contracts with original terms of twelve months or less. Cancellable contracted revenue, which includes customer deposit liabilities, is not considered a remaining performance obligation. As of September 30, 2024 and December 31, 2023, the Company did not have any related performance obligations for contracts with terms exceeding twelve months.

Disaggregation of Revenue

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
Professional services (over time)	$424,831	$2,990,804	$1,326,403	$3,760,242
License fees (over time)	86,250	75,000	258,750	225,000
Total Revenue	$511,081	$3,065,804	$1,585,153	$3,985,242

Recent Accounting Pronouncements Not Yet Adopted — In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740) – Improvements to Income Tax Disclosures. ASU 2023-09 requires enhancements and further transparency to certain income tax disclosures, most notably the tax rate reconciliation and income taxes paid. This ASU is effective for fiscal years beginning after December 15, 2024 on a prospective basis and retrospective application is permitted. The Company is currently evaluating the impacts of the new standard but does not expect a material impact to its unaudited condensed consolidated financial statements or related disclosures.

In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. The amendments in this ASU clarify that an entity should measure the fair value of an equity security subject to contractual sale restriction the same way it measures an identical equity security that is not subject to such a restriction. The FASB said the contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, should not affect its fair value. The ASU is effective for public entities for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted. The Company does not expect this guidance to have a material impact to its unaudited condensed consolidated financial statements or related disclosures.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280), Improvements to Reportable Segment Disclosures. ASU 2023-07 improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The amendments are effective for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024. Early adoption of the amendments is permitted. The Company is currently evaluating the impacts of the new standard but does not expect a material impact to its unaudited condensed consolidated financial statements or related disclosures.

1A. Reverse Stock Split

Reverse Split — December 30, 2024, the Company filed a Certificate of Amendment to the Company’s Third Amended and Restated Certificate of Incorporation, which was previously approved by the Company’s stockholders at the special meeting held on November 18, 2024 and described in the Company’s definitive proxy statement filed with the SEC on September 30, 2024, to effectuate a reverse stock split at a ratio of one (1) share of Common Stock for every fifteen (15) shares of Common Stock (the “Reverse Stock Split”) which became effective as of the opening of business on January 6, 2024 (the “Effective Time”). Accordingly, all share and per share amounts for all periods presented in the accompanying financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect the reverse stock split.

2.    Borrowings

Promissory Notes Payable

	September 30,	December 31,
	2024	2023
Malta loan receipt 3 – June 3, 2022	$511,262	$507,035
Malta loan receipt 2 – August 10, 2021	315,673	313,063
Malta loan receipt 1 – February 9, 2021	64,807	64,271
Interest added to principal	70,088	29,191
Total principal outstanding	961,830	913,560
Plus: accrued interest	45,383	40,317
Total promissory notes payable	$1,007,213	$953,877

In May 2020, the Company formed a subsidiary in the Republic of Malta, Trust Stamp Malta, with the intent to establish a research and development center with the assistance of potential grants and loans from the Maltese government. As part of the creation of this entity, we entered into an agreement with the government of Malta for a potentially repayable advance of up to €800 thousand or $858 thousand to assist in covering the costs of 75% of the first 24 months of payroll costs for any employee who begins 36 months from the execution of the agreement on July 8, 2020. On February 9, 2021 the Company began receiving funds and as of September 30, 2024, the balance received was $892 thousand which includes changes in foreign currency rates. The liability was paid in full on November 15, 2024.

The Company will pay an annual interest rate of 2% over the European Central Banks (ECB) base rate as set on the beginning of the year in review. If the ECB rate is below negative 1%, the interest rate shall be fixed at 1%. The Company will repay a minimum of 10% of Trust Stamp Malta’s pre-tax profits per annum capped at 15% of the amount due to the Corporation until the disbursed funds are repaid. At this time, Trust Stamp Malta does not have any revenue-generating contracts and therefore, we do not believe any amounts shall be classified as current. The Malta loan interest rate increased from 4.5% for the nine months ended September 30, 2023 to 6.5% for the nine months ended September 30, 2024 due to the increased interest rate noted by the ECB. The liability was paid in full on November 15, 2024.

Subordinated Business Loans

	September 30,	December 31,
	2024	2023
Agile loan agreement 1 - July 9, 2024	$315,000	$—
Agile loan agreement 2 - August 29,2024	530,000	—
Interest added to loan agreement 1 - July 9, 2024	54,450	—
Interest added to loan agreement 2 - August 29, 2024	33,314	—
Total principal and interest outstanding	932,764	—
Less: loan repayments	287,228	—
Total promissory notes payable	$645,536	$—

On July 9, 2024, the Company entered into a subordinated secured promissory note with Agile Lending, LLC as lead lender (“Agile”) and Agile Capital Funding, LLC as collateral agent, which provides for a term loan to the Company of $454 thousand with the principal amount of $315 thousand and interest of $139 thousand. Commencing July 18, 2024, the Company is required to make weekly payments of $16 thousand until the due date, January 23, 2025. The loan may be prepaid subject to a prepayment fee. An administrative agent fee of $15 thousand was paid on the loan. In connection with the loan, Agile was issued a subordinated secured promissory note, dated July 9, 2024, in the principal amount of $315 thousand which note is secured by all of the Borrower’s assets, including receivables.

On August 29, 2024, the Company entered into another subordinated secured promissory note with Agile Lending, LLC as lead lender (“Agile”) and Agile Capital Funding, LLC as collateral agent, which provides for a term loan to the Company of $763 thousand with the principal amount of $530 thousand and interest of $233 thousand. Commencing September 6, 2024, the Company is required to make weekly payments of $27 thousand until the due date, March 14, 2025. The loan may be prepaid subject to a prepayment fee. An administrative agent fee of $27 thousand was paid on the loan. In connection with the loan, Agile was issued a subordinated secured promissory note, dated August 29, 2024, in the principal amount of $530 thousand which note is secured by all of the Borrower’s assets, including receivables.

3.    Warrants

Liability Classified Warrants

The following table presents the change in the liability balance associated with the liability classified warrants, which are classified in Level 3 of the fair value hierarchy from January 1, 2023 to September 30, 2024:

Warrants ($)
Balance as of January 1, 2023	$261,569
Additional warrants issued	—
Change in fair value	(5,033)
Balance as of December 31, 2023	$256,536
Additional warrants issued	—
Change in fair value	(5,842)
Balance as of September 30, 2024	$250,694

As of September 30, 2024, the Company has issued a customer a warrant to purchase up to $1.00 million of capital stock in a future round of financing at a 20% discount of the lowest price paid by another investor. The warrant was issued on November 9, 2016. There is no vesting period, and the warrant expires on November 30, 2026. The Company evaluated the provisions of ASC 480, Distinguishing Liabilities from Equity, noting the warrant should be classified as a liability due to its settlement being for a variable number of shares and potentially for a class of shares not yet authorized. The warrant was determined to have a fair value of $250 thousand which was recorded as a Deferred contract acquisition asset and to a Warrant liability during the year ended December 31, 2016 and was amortized as a revenue discount prior to the current periods presented. The fair value of the warrant was estimated on the date of grant by estimating the warrant’s intrinsic value on issuance using the estimated fair value of the Company as a whole and has a balance of $250 thousand as of September 30, 2024.

On December 16, 2016, the Company issued an investor warrant to purchase $50 thousand worth of shares of our Class A Common Stock. The warrants have no vesting period and expires on December 16, 2026. The warrant agreement states that the investor is entitled to the “number of shares of Common Stock with a Fair Market Value as of the Determination Date of $50,000”. The determination date is defined as the “date that is the earlier of (A) the conversion of the investor’s Note into the equity interests of the Company or (B) the maturity date of the Note.” The investor converted the referenced Note on June 30, 2020, therefore, defining the determination date. The number of shares to be purchased is settled as 428 shares as of June 30, 2020. The exercise price of the warrants is variable until the exercise date.

The Company used a Black-Scholes-Merton pricing model to determine the fair value of the warrants and uses this model to assess the fair value of the warrant liability. As of September 30, 2024, the warrant liability is recorded at $1 thousand which is a $6 thousand decrease, recorded to Change in fair value of warrant liability, from the balance of $7 thousand as of December 31, 2023.

The following assumptions were used to calculate the fair value of the warrant liability during the nine months ended September 30, 2024:

Fair Value of Warrants	$1.65 — $9.60
Exercise price	$3.90 — $7.35
Risk free interest rate	3.51%— 4.50%
Expected dividend yield	—%
Expected volatility	79.19% — 79.59%
Expected term	1 year - 3	years

Equity Classified Warrants

		September 30,	December 31,
Warrant Issuance Date	Strike Price	2024	2023
November 9, 2016	$46.80	5,342	5,342
January 23, 2020	$120.00	12,430	12,430
January 23, 2020	$120.00	34,974	34,974
April 18, 2023	$20.10	—	51,689
June 5, 2023	$4.80	—	85,314
December 21, 2023	$4.80	192,869	240,000
April 3, 2024	$14.55	—	—
April 3, 2024	$15.90	—	—
September 3, 2024	$4.80	95,494	—
September 3, 2024	$4.80	190,987	—
September 3, 2024	$4.80	636,404	—
September 10, 2024	$3.45	250,930	—
Total warrants outstanding		1,419,430	429,749

November 9, 2016

The Company has issued a customer a warrant to purchase 5,342 shares of Class A Common Stock with an exercise price of $46.80 per share. The warrant was issued on November 9, 2016. There is no vesting period, and the warrant expires on November 30, 2026.

January 23, 2020

In January 2020, the Company issued REach®, a related party, a warrant to purchase 12,430 shares of the Company’s Class A Common Stock at a strike price of $120.00 per share in exchange for the cancellation of a $100 thousand SAFE issued on August 18, 2017 by the Company’s affiliate Trusted Mail Inc. with a value of $125 thousand. The warrants were issued on January 23, 2020. There is no vesting period, and the warrants expire on December 20, 2024.

January 23, 2020

In January 2020, the Company issued SCV, a related party, a warrant to purchase 62,141 shares of the Company’s Class A Common Stock at a strike price of $120.00 per share in exchange for $300 thousand in cash and “Premium” sponsorship status with a credited value of $100 thousand per year for 3 years totaling $300 thousand. This “premium” sponsorship status provides the Company with certain benefits in marketing and networking, such as the Company being listed on the investor’s website, as well as providing the Company certain other promotional opportunities organized by the investor. The warrants were issued on January 23, 2020. There is no vesting period, and the warrants expire on December 20, 2024.

On December 21, 2021, SCV executed a Notice of Exercise for certain of its warrants to purchase 27,168 shares of Class A Common Stock at an exercise price of $120.00 per share for a total purchase price of $3.26 million. The closing occurred on January 10, 2022 and resulted in total cash proceeds of $3,260,000 to the Company for the warrant exercise.

The warrants to purchase the remaining 34,974 shares of the Company’s Class A Common Stock remain outstanding as of September 30, 2024.

April 18, 2023

On April 14, 2023, the Company entered into a securities purchase agreement (“SPA”) with Armistice Capital Master Fund Ltd. Pursuant to which the Company agreed to issue and sell to the investor (i) in a registered direct offering, 37,559 shares of Class A Common Stock, par value $0.01 per share of the Company at a price of $49.50 per share, and pre-funded warrants to purchase up to 67,330 shares of Class A Common Stock, at a price of $49.485 per prefunded warrant, at an exercise price of $0.015 per share of Class A Common Stock, and (ii) in a concurrent private placement, common stock purchase warrants, exercisable for an aggregate of up to 104,889 shares of Class A Common Stock, at an exercise price of $49.50 per share. On April 18, 2023, the Company sold 37,559 shares of Class A

Common Stock to the institutional investor at a price of $49.50 per share for total proceeds $1,859,154. Additionally, on same date, the institutional investor purchased and exercised the 67,330 pre-funded warrants, for total proceeds to the Company of $3,332,835, resulting in an aggregate issuance by the Company of 104,889 shares of Class A Common Stock for net proceeds of $4,778,550 from the registered direct offering after deducting placement fee and legal expense of $363,439 and $50,000, respectively.

On December 21, 2023, the Company entered into an Inducement Agreement with Armistice Capital Master Fund Ltd. Pursuant to the terms of the Inducement Agreement, the exercise price for the warrants to purchase the remaining 104,889 shares of Class A Common Stock of the Company was reduced to $20.10 for a total purchase price of $2,108,262.

On December 21, 2023, the remaining 104,889 common stock purchase warrants to purchase shares of Class A Common Stock of the Company at a price of $20.10 per warrant were exercised for total proceeds of $2,108,262.

As of December 31, 2023, the Company had received Notice to Exercise for 53,200 common stock purchase warrants resulting in an issuance by the Company of 53,200 shares of Class A Common Stock. Due to the beneficial ownership limitation provisions in the Inducement Agreement, as of December 31, 2023 the remaining 51,689 common stock purchase warrants exercised on December 21, 2023 were unissued and held in abeyance for benefit of the institutional investor until notice from the institutional investor that the shares may be issued in compliance with the beneficial ownership limitation. On February 7, 2024 and February 27, 2024, the Company issued 21,334 and 30,356 shares, respectively.

All warrants related to this investment have been exercised and are no longer outstanding as of September 30, 2024.

June 5, 2023

On June 1, 2023, the Company entered into a securities purchase agreement (“SPA”) with an Armistice Capital Master Fund Ltd. Pursuant to which the Company agreed to issue and sell to the investor (i) in a registered direct offering, 49,094 shares of Class A Common Stock, par value $0.01 per share of the Company at a price of $34.50 per share, and pre-funded warrants to purchase up to 36,220 shares of Class A Common Stock, at a price of $34.485 per prefunded warrant, at an exercise price of $0.015 per share of Class A Common Stock, and (ii) in a concurrent private placement, common stock purchase warrants, exercisable for an aggregate of up to 85,314 shares of Class A Common Stock, at an exercise price of $34.50 per share. On June 5, 2023, the Company sold 49,094 shares of Class A Common Stock to the institutional investor at a price of $34.50 per share for total proceeds of $1,693,720. Additionally, on same date, the institutional investor purchased the 36,220 pre-funded warrants at a price of $34.485 per prefunded warrant, for total proceeds to the Company of $1,249,047, resulting in an issuance by the Company of 49,094 shares of Class A Common Stock for net proceeds of $2,686,773 from the registered direct offering after deducting placement fee and legal expense of $205,994 and $50,000, respectively.

On June 12, 2023, the institutional investor exercised 21,487 pre-funded warrants at a price of $0.015 per prefunded warrant, resulting in an issuance by the Company of 21,487 shares of Class A Common Stock for total proceeds of $322. Additionally, on June 23, 2023, the institutional investor exercised 14,734 pre-funded warrants at a price of $0.015 per prefunded warrant, resulting in an issuance by the Company of 14,734 shares of Class A Common Stock for total proceeds of $221.

On December 21, 2023, the Company entered into an Inducement Agreement with Armistice Capital Master Fund Ltd. Pursuant to the terms of the Inducement Agreement, the exercise price for the common stock purchase warrants to purchase the remaining 85,314 shares of Class A Common Stock of the Company was reduced to $20.10 for a total purchase price of $1,714,798.

On December 21, 2023, the institutional investor exercised 7,112 warrants to purchase shares of Class A Common Stock of the Company at a price of $20.10 per warrant for total proceeds of $142,938.

As of December 31, 2023, due to the beneficial ownership limitation provisions in the Inducement Agreement, the 7,112 warrants were unissued and held in abeyance for benefit of the institutional investor until notice from the institutional investor that the shares may be issued in compliance with the beneficial ownership limitation. These shares were subsequently issued on February 27, 2024.

On September 3, 2024, the Company entered into an Inducement Agreement with Armistice Capital Master Fund Ltd. Pursuant to the terms of the Inducement Agreement, the exercise price for the common stock purchase warrants to purchase the remaining 78,202 shares of Class A Common Stock of the Company was reduced to $4.8345. All of the 78,202 shares were exercised and issued on September 4, 2024.

All warrants related to this investment have been exercised and are no longer outstanding as of September 30, 2024.

December 21, 2023

On December 21, 2023, the Company entered into a warrant exercise agreement (the “WEA”) with a certain existing institutional investor, pursuant to which the institutional investor agreed to exercise (the “Exercise”) (i) a portion (7,112) of the warrants issued to the institutional investor on June 5, 2023, which, as of December 21, 2023, were exercisable for 85,314 shares of the Company’s Class A Common Stock, par value $0.01 per share (“Class A Common Stock”) with a current exercise price of $34.50 per share (the “June 2023 Warrants”), (ii) all of the warrants issued to the institutional investor on September 14, 2022, as amended on June 5, 2023, which are exercisable for 8,000 shares of Class A Common Stock, with a current exercise price of $34.50 per share (the “September 2022 Warrants”), and (iii) all of the warrants issued to the institutional investor on April 18, 2023, which are exercisable for 104,889 shares of Class A Common Stock, with a current exercise price of $49.50 per share (the “April 2023 Warrants” and collectively with all of the June 2023 Warrants and the September 2022 Warrants, the “Existing Warrants”). In consideration for the immediate exercise of 120,000 of the Existing Warrants for cash, the Company agreed to reduce the exercise price of all of the Existing Warrants, including any unexercised portion thereof, to $20.10 per share, which was equal to the most recent closing price of the Company’s Class A Common Stock on The Nasdaq Stock Market prior to the execution of the WEA. As of September 30, 2024, the institutional investor had submitted an Exercise Notice for all 120,000 Existing Warrants, in two batches, 61,200 and 58,800, respectively, and the shares of Class A Common Stock were issued to the warrant holders.

In addition, in consideration for such Exercise, the Selling Stockholder received new unregistered warrants to purchase up to an aggregate of 240,000 shares of Class A Common Stock, equal to 200% of the shares of Class A Common Stock issued in connection with the Exercise, with an exercise price of $20.10 per share (the “New Warrants”) in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933 (the “Securities Act”).

On September 3, 2024, the Company entered into an Inducement Agreement with an institutional investor. Pursuant to the terms of the Inducement Agreement, the exercise price for the common stock purchase warrants to purchase the remaining 240,000 shares of Class A Common Stock of the Company was reduced to $4.835. The 240,000 warrants were subsequently exercised resulting in the Company receiving $1,160,280 in cash proceeds.

Due to the beneficial ownership limitation provisions in the Inducement Agreement, 47,132 shares were issued on September 4, 2024.

The warrants to purchase the remaining 192,869 shares are held in abeyance for benefit of the institutional investor until notice from the institutional investor that the shares may be issued in compliance with the beneficial ownership limitation. These shares were subsequently issued on November 5, 2024.

April 3, 2024

On April 3, 2024, the Company closed a Securities Purchase Agreement with a certain institutional investor. Pursuant to the terms of the Securities Purchase Agreement, the investor agreed to purchase from the Company 33,333 shares of Class A Common Stock, par value $0.01 of the Company and pre-funded warrants to purchase 100,001 shares of Class A Common Stock of the Company (“Warrant A”) at a purchase price of $14.52 per share resulting in a total purchase price of $1,936,000. The Company paid offering costs of $245,520 resulting in net proceeds of $1,690,480.

Additionally, pursuant to the Securities Purchase Agreement, as additional consideration for the share and Warrant A purchase described above, the Company agreed to issue to the Selling Stockholder a stock purchase warrant for the purchase of 133,334 shares of the Company’s Class A Common Stock at an exercise price of $14.52 per share (“Warrant B”), and a stock purchase warrant for the purchase of 106,667 shares of the Company’s Class A Common Stock at an exercise price of $15.90 per share (“Warrant C”).

On May 24, 2024, the institutional investor exercised 36,140 pre-funded warrants from Warrant A to purchase shares of Class A Common Stock of the Company at an exercise price of $0.00 per warrant for total proceeds of $0.

On July 26, 2024, the institutional investor exercised a further 53,273 pre-funded warrants from Warrant A to purchase shares of Class A Common Stock of the Company at an exercise price of $0.00 per warrant for total proceeds of $0.

On August 20, 2024, the institutional investor exercised the remaining 10,588 pre-funded warrants from Warrant A to purchase shares of Class A Common Stock of the Company at an exercise price of $0.00 per warrant for total proceeds of $0. Subsequent to the August 20, 2024 exercise, there were no remaining securities in Warrant A.

On September 3, 2024, the Company entered into a Termination and Release Agreement under which the transaction entered into between the Company and institutional investor that terminated the remaining 133,334 stock purchase warrants in Warrant B and 106,667 stock purchase warrants in Warrant C. In consideration of the termination of the Transaction Documents, the Company made a $1,650,000 payment to the institutional investor.

All warrants related to this investment have been exercised or terminated and are no longer outstanding as of September 30, 2024.

September 3, 2024

On September 3, 2024, the Company entered into a securities purchase agreement with a single institutional investor to purchase 95,494 shares of Class A Common Stock, par value $0.01 of the Company (or pre-funded warrants in lieu thereof) in a registered direct offering priced at-the-market under Nasdaq rules. The shares were purchased at $4.8195 resulting in proceeds of $460,230.

In a concurrent private placement, the Company also agreed to issue and sell unregistered warrants to purchase up to an aggregate of 190,987 shares of Class A Common Stock, par value $0.01 of the Company. The exercise price for each share of common stock (or pre-funded warrant in lieu thereof) and accompanying warrant is $4.8345. The private placement warrants will be exercisable upon receipt of shareholder approval and will expire five years from the initial exercise date and will have an exercise price of $4.8345 per share. As of the date of this Quarterly Report on Form 10-Q, the Company has not received shareholder approval but will hold a vote on November 18, 2024.

The warrants to purchase the remaining 95,494 shares of the Company’s Class A Common Stock are held in abeyance as of September 30, 2024 and 190,987 shares of the Company’s Class A Common Stock remain outstanding as of September 30, 2024. On November 6, 2024, the 95,494 shares were issued upon the exercise of the warrants for $0.015 per share resulting in $1,432 in proceeds.

September 3, 2024

On September 3, 2024, the Company also entered into a warrant inducement agreement with a single institutional investor to exercise 78,202 outstanding warrants that the Company issued on June 5, 2023 (as amended on December 20, 2023) and 240,000 outstanding warrants that the Company issued on December 20, 2023. These warrant exercises are discussed under the June 5, 2023 and December 20, 2023 sections above. In consideration for the immediate exercise of the warrants, the Company also agreed to issue to the investor unregistered warrants to purchase an aggregate of 636,404 shares of the Company’s common stock. These warrants will have an exercise price of $4.835 per share, will be exercisable upon receipt of shareholder approval and will expire five years from the initial exercise date. As of the date of this Quarterly Report on Form 10-Q, the Company has not received shareholder approval but will hold a vote on November 18, 2024.

In accordance with the Inducement Agreement we recognized a deemed dividend of $1.94 million calculated as the fair value of the warrants and reduction in exercise price of the warrants as described above immediately following the Inducement Agreement. The fair values were determined using the Black Sholes Model. This deemed dividend is added to net loss to arrive at net loss attributable to common stockholders on the statements of operations.

The warrants to purchase the remaining 636,404 shares of the Company’s Class A Common Stock remain outstanding as of September 30, 2024.

September 10, 2024

On September 10, 2024, T Stamp Inc., a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement the (“SPA”) with a certain institutional investor. The investor and the Company previously entered into that certain Securities Purchase Agreement dated July 13, 2024, in which the Company issued 306,514 shares of Class A Common Stock, par value $0.01 of the Company (the “Class A Common Stock”) in exchange for the issuance by the investor to the Company of (i) a $500,000 promissory note payable on July 31, 2024; (ii) a $500,000 promissory note payable on August 31, 2024; and (iii) a $1,000,000 promissory note payable within three (3) trading days of an effective resale registration statement. As of the date of this report, all promissory notes have been repaid.

Pursuant to the terms of the SPA, the Company agreed, at the closing of the SPA and upon the terms and subject to the conditions set forth in the SPA, to issue certain shares warrants to purchase 250,930 shares of Class A Common Stock, with an exercise price equal to $3.41, subject to adjustment in certain circumstances.

The warrants to purchase the remaining 250,930 shares of the Company’s Class A Common Stock remain outstanding as of September 30, 2024.

4.    Investment

Boumarang License Agreement — On August 6, 2024, the Company entered into a License Agreement (the “Agreement”) with Boumarang Inc. (“Boumarang”), a developer, manufacturer, and seller of hydrogen-powered UAV and USV drones.

Pursuant to the Agreement, the Company agreed to grant a non-exclusive license to Boumarang to exploit certain of the Company’s patents for the purpose of producing, selling, marketing, and distributing drones. As consideration for the grant of the non-exclusive license, Boumarang agreed to pay the Company a non-refundable license fee of $5,000,000 in the form of a prepaid warrant issued by Boumarang to the Company for 5,000,000 shares of common stock of Boumarang at $1.00 per share (the “Prepaid Warrant”).

The Prepaid Warrant may be exercised in whole or in part at any time prior to the tenth annual anniversary of the issuance date of the Prepaid Warrant. No additional exercise price must be paid by the Company to exercise any portion of the Prepaid Warrant. The Prepaid Warrant also provides that the Company will receive any dividends declared by Boumarang that it would have been entitled to had the Prepaid Warrant been fully exercised, even if the Prepaid Warrant has not been exercised as of such time the distribution is made. Boumarang agreed to reserve a number a sufficient number of shares at all times to allow the Company to fully exercise the Prepaid Warrant. The Prepaid Warrant has certain anti-dilution protections, whereby the number of shares issuable upon the exercise of the Prepaid Warrant will proportionately adjust in the case of a stock-split or stock dividend of Boumarang’s common stock.

The investment in Boumarang was recorded in accordance with ASC 321, Investments – Equity Securities (“ASC 321”). Under this guidance, investments in equity securities in privately-held companies without readily determinable fair values are generally recorded at cost, plus or minus subsequent observable price changes in identical or similar investments, less impairments. The Company elected the practical expedient permitted by ASC 321 and recorded the above investment on a cost basis. As a part of the assessment for impairment indicators, the Company considers significant deterioration in the earnings performance and overall business prospects of the investee as well as significant adverse changes in the external environment the investment operate. If qualitative assessment indicates the investment is impaired, the fair value of the Prepaid Warrants would be estimated, which would involve a significant degree of judgement and subjectivity.

The Company qualitatively assessed the investment for impairment in accordance with ASC 321. As of September 30, 2024, the Company determined that there was no impairment for the investment.

Boumarang Subscription Agreement — On August 6, 2024, Trust Stamp executed a Subscription Agreement with Boumarang to participate in a Regulation D offering being conducted by Boumarang, subscribing for 100,000 shares of Boumarang’s common stock at a price per share of $1.00. The Company made the $100,000 subscription payment on August 6, 2024.

5.    Balance Sheet Components

Prepaid expenses and other current assets

Prepaid expenses and other current assets as of September 30, 2024 and December 31, 2023 consisted of the following:

	September 30,	December 31,
	2024	2023
Prepaid operating expenses	$253,973	$216,875
Rent deposit	27,458	28,400
Value added tax receivable	48,177	116,095
Tax credit receivable (short-term)	25,045	102,151
Miscellaneous receivable	859,271	363,260
Prepaid expenses and other current assets	$1,213,924	$826,781

Capitalized internal-use software, net

Capitalized internal-use software, net as of as of September 30, 2024 and December 31, 2023 consisted of the following:

		September 30,	December 31,
	Useful Lives	2024	2023
Internally developed software	5 Years	$4,363,338	$3,901,801
Less: Accumulated depreciation		(2,830,981)	(2,429,427)
Capitalized internal-use software, net		$1,532,357	$1,472,374

Amortization expense is recognized on a straight-line basis and during the three months ended September 30, 2024 and 2023 totaled $141 thousand and $140 thousand, respectively. Amortization expense during the nine months ended September 30, 2024 and 2023 totaled $419 thousand, respectively.

As of September 30, 2024, the Company determined that $24 thousand of Capitalized internal-use software were impaired. The impaired Capitalized internal-use software was expensed to Research and development during the nine months ended September 30, 2024.

Property and equipment, net

Property and equipment, net as of as of September 30, 2024 and December 31, 2023 consisted of the following:

		September 30,	December 31,
	Useful Lives	2024	2023
Computer equipment	3-4 Years	$154,181	$152,014
Furniture and fixtures	10 Years	34,675	28,052
Property and equipment, gross		188,856	180,066
Less: Accumulated depreciation		(149,031)	(123,630)
Property and equipment, net		$39,825	$56,436

Depreciation expense is recognized on a straight-line basis and during the three months ended September 30, 2024 and 2023 totaled $8 thousand and $10 thousand, respectively. Depreciation expense during the nine months ended September 30, 2024 and 2023 totaled $27 thousand and $62 thousand, respectively.

Accrued expenses

Accrued expenses as of September 30, 2024 and December 31, 2023 consisted of the following:

	September 30,	December 31,
	2024	2023
Compensation payable	$672,587	$377,403
Commission liability	19,885	26,863
Accrued employee taxes	890,411	624,525
Other accrued liabilities	87,377	115,099
Accrued expenses	$1,670,260	$1,143,890

6.    Goodwill and Intangible Assets, Net

There were no changes in the carrying amount of Goodwill for the nine months ended September 30, 2024.

Intangible assets, net as of September 30, 2024 and December 31, 2023 consisted of the following:

		September 30,	December 31,
	Useful Lives	2024	2023
Patent application costs	3 Years	$555,918	$484,035
Trade name and trademarks	3 Years	71,033	70,446
Intangible assets, gross		626,951	554,481
Less: Accumulated amortization		(433,647)	(330,791)
Intangible assets, net		$193,304	$223,690

The Company added 6 new issued patents during the nine months ended September 30, 2024. The patents issued during the nine months ended September 30, 2024 increased our total number of patents to 23 and include:

●	On January 2, 2024, the Company received Notice of Issuance for a patent that is a continuation of “Systems and Processes for Lossy Biometric Representation.” This patent is a continuation addresses a long-felt but unresolved need for a system or process that can transform size-variant, personally-identifying biometric templates into fixed-size, privacy-secured representations, while maintaining sufficiently accurate biometric matching capabilities.
●	On January 30, 2024, the Company received Notice of Issuance for a patent that is a continuation of “Systems and Processes for Lossy Biometric Representation.” This technology provides a system or process that can transform size-variant, personally-identifying biometric templates into fixed-size, privacy-secured representations, while maintaining sufficiently accurate biometric matching capabilities.
●	On March 19, 2024, the Company received Notice of Issuance for a patent entitled “Systems and Methods for Enhanced Hash Transforms.” Conventional cryptographic hashing techniques generally include functions that generate unique signatures given a piece of data, accepting binary strings of characters as an input, and producing a string (e.g., a digital signature) as an output. Our new patent addresses the need for improved techniques for securely handling sensitive data.
●	On April 23, 2024, the Company received Notice of Issuance for a patent entitled “Face Cover-compatible Biometrics and Processes for Generating and Using Same.” which allows for enrollment of biometric information from individuals wearing face coverings such that subsequent biometric identification and verification processes may not require the individuals to remove their face coverings.
●	On April 30, 2024, the Company received Notice of Issuance for a patent entitled “Systems and Methods for Liveness-verified, Biometric-based Encryption.” This patent fulfills a long-felt but unresolved need for a system or method that permits encryption/decryption based on liveness-verified biometric data that cannot be stolen or spoofed.

●	On September 3, 2024 the Company received Notice of Issuance by the US Patent of Trademark Office of Patent No. 17/719,975 entitled, “Personal Identifiable Information Encoder.” This technology provides the means to maintain the essential utility of PII without storing highly sensitive data. Anyone processing or storing PII should embrace this technology to fulfill their data protection obligations and mitigate damage and losses in the event of a data breach.”

Intangible asset amortization expense is recognized on a straight-line basis and during the three months ended September 30, 2024 and 2023 totaled $32 thousand and $40 thousand, respectively. Intangible asset amortization expense during the nine months ended September 30, 2024 and 2023 totaled $102 thousand and $115 thousand, respectively.

Estimated future amortization expense of Intangible assets, net is as follows:

Years Ending December 31,	Amount
2024	$31,949
2025	99,005
2026	52,529
2027	9,821
Total future amortization	$193,304

7.    Net Loss per Share Attributable to Common Stockholders

The following table presents the calculation of basic and diluted net loss per share:

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
Numerator:
Net loss attributable to common stockholders	$(1,255,915)	$(35,162)	$(6,532,845)	$(4,752,980)

Denominator:
Weighted average shares used in computing net loss per share attributable to common stockholders	1,181,150	543,708	891,211	443,880

Net loss per share attributable to common stockholders	$(1.06)	$(0.06)	$(7.33)	$(10.71)

The following potentially dilutive securities were excluded from the computation of diluted net loss per share calculations for the periods presented because the impact of including them would have been anti-dilutive:

	As of September 30,
	2024	2023
Options, RSUs, and grants	106,434	52,761
Warrants	1,798,643	301,880
Total	1,905,077	354,641

8.    Stock Awards and Stock-Based Compensation

From time to time, the Company may issue stock awards in the form of Class A Common Stock grants, Restricted Stock Units (RSUs), or Class A Common Stock options with vesting/service terms. Stock awards are valued on the grant date using the Company’s common stock share price quoted on an active market. Stock options are valued using the Black-Scholes-Merton pricing model to determine the fair value of the options. We generally issue our awards in terms of a fixed monthly value, resulting in a variable number of shares being issued, or in terms of a fixed monthly share number.

Stock Options

The following table summarizes stock option activity for the three and nine months ended September 30, 2024:

			Weighted
		Weighted	Average
		Average	Remaining
	Options	Exercise Price	Contractual	Aggregate
	Outstanding	Per Share	Life (years)	Intrinsic Value
Balance as of January 1, 2023	25,808	$96.00	1.45	$—
Options granted	793	34.20	—	—
Options exercised	(82)	48.75	—	—
Options canceled and forfeited	(280)	85.95	—	—
Balance as of December 31, 2023	26,239	94.05	1.95	—
Options granted	255	23.55	—	—
Options exercised	—	—	—	—
Options canceled and forfeited	(95)	63.15	—	—
Balance as of March 31, 2024	26,399	93.60	1.72	—
Options granted	292	20.55	—	—
Options exercised	—	—	—	—
Options canceled and forfeited	(34)	58.80	—	—
Balance as of June 30, 2024	26,657	92.85	1.49	—
Options granted	437	13.80	—	—
Options exercised	—	—	—	—
Options canceled and forfeited	(102)	58.80	—	—
Options vested and exercisable as of September 30, 2024	26,992	$91.65	1.27	—

			Weighted
		Weighted	Average
		Average	Remaining
	Options	Exercise Price	Contractual	Aggregate
	Outstanding	Per Share	Life (years)	Intrinsic Value
Balance as of January 1, 2024	26,239	$94.05	1.95	$—
Options granted	984	18.30	—	—
Options exercised	—	—	—	—
Options canceled and forfeited	(231)	60.30	—	—
Balance as of September 30, 2024	26,992	91.65	1.27	—
Options vested and exercisable as of September 30, 2024	26,992	$91.65	1.27	$—

The aggregate intrinsic value of options outstanding, exercisable, and vested is calculated as the difference between the exercise price of the underlying options and the fair value of the Company’s common stock. The aggregate intrinsic value of options exercised during the nine months ended September 30, 2024 and 2023 was $0.

The weighted average grant-date fair value of options granted during the nine months ended September 30, 2024 and 2023 was $4.35 and $18.75 per share, respectively. The total grant-date fair value of options that vested during the nine months ended September 30, 2024 and 2023 was $4 thousand and $10 thousand, respectively.

The following assumptions were used to calculate the fair value of options granted during the nine months ended September 30, 2024:

Fair value of Class A Common Stock	$0.90 — 10.80
Exercise price	$12.00 — 24.60
Risk free interest rate	3.51 — 4.71%
Expected dividend yield	0.00%
Expected volatility	77.54 — 79.80%
Expected term	3	Years

As of September 30, 2024, the Company had 26,992 stock options outstanding of which all are fully vested options.

Stock Grants

As of September 30, 2024, the Company has 6,680 common stock grants outstanding of which 5,475 were vested but not issued and 1,205 were not yet vested. All granted and outstanding common stock grants will fully vest by September 30, 2025. The Company had unrecognized stock-based compensation related to common stock grants of $6 thousand as of September 30, 2024.

RSU

As of September 30, 2024, the Company had 72,762 RSUs outstanding of which 3,428 were vested but not issued and 69,335 were not yet vested. All granted and outstanding RSUs will fully vest by January 2, 2025. The Company had unrecognized stock-based compensation related to RSUs of $343 thousand as of September 30, 2024.

During the nine months ended September 30, 2024 the Company issued 3,649 of Class A Common Stock to employees that were designated for employee stock awards and were previously recorded as treasury stock.

A summary of outstanding RSU activity as of September 30, 2024 is as follows:

RSU Outstanding
Number of Shares
Balance as of January 1, 2023	19,505
Granted	27,368
Vested (issued)	(10,652)
Forfeited	(6,481)
Balance as of December 31, 2023	29,740
Granted	69,335
Vested (issued)	(21,255)
Forfeited	(5,058)
Balance as of September 30, 2024	72,762

Stock-based compensation expense

Our consolidated statements of operations include stock-based compensation expense as follows:

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
Cost of services	$3,144	$11,169	$3,406	$11,825
Research and development	23,878	48,336	38,087	79,956
Selling, general, and administrative	324,571	88,535	915,110	213,569
Total stock-based compensation expense	$351,593	$148,040	$956,603	$305,350

9.    Related Party Transactions

Related party payables of $48 thousand and $82 thousand as of September 30, 2024 and December 31, 2023, respectively, primarily relate to amounts owed to 10Clouds, the Company’s contractor for software development and investor in the Company, and smaller amounts payable to members of management as expense reimbursements. Total costs incurred in relation to 10Clouds for the three months ended September 30, 2024 and 2023, totaled approximately $1 thousand and $164 thousand, respectively. Total costs incurred in relation to 10Clouds for the nine months ended September 30, 2024 and 2023, totaled approximately $112 thousand and $699 thousand, respectively.

Mutual Channel Agreement

On November 15, 2020, the Company entered into a Mutual Channel Agreement with Vital4Data, Inc., a company at which one of our Directors serves as Chief Executive Officer. Pursuant to the agreement, the Company engaged Vita4Data, Inc. as a non-exclusive sales representative for the Company’s products and services. Vital4Data, Inc. is entitled to compensation in the form of commissions, receiving a 20% of commission-eligible on net revenue from sales generated by Vital4Data, Inc. in the first year of the contract term, which is reduced to 10% in the second year, and 5% in the third year. The Company has not earned or expensed any commissions pursuant to the Vital4Data, Inc. agreement to date. As of September 30, 2024 and December 31, 2023, the Vital4Data, Inc. commission due was $0.

10.    Malta Grant

During July 2020 the Company entered into an agreement with the Republic of Malta that would provide for a grant of up to €200 thousand or $251 thousand as reimbursement for operating expenses over the first twelve months following Trust Stamp Malta’s incorporation in the Republic of Malta. The Company must provide an initial capital amount of €50 thousand or $62 thousand, which is matched with a €50 thousand or $62 thousand grant. The remaining €150 thousand or $190 thousand are provided as reimbursement of operating expenses twelve months following incorporation.

U.S. GAAP does not provide authoritative guidance regarding the receipt of economic benefits from government entities in return for compliance with certain conditions. Therefore, based on ASC 105-10-05-2, non-authoritative accounting guidance from other sources was considered by analogy in determining the appropriate accounting treatment, the Company elected to apply International Accounting Standards 20 – Accounting for Government Grants and Disclosure of Government Assistance and recognizes the expected reimbursements from the Republic of Malta as deferred income. As reimbursable operating expenses are incurred, a receivable is recognized (reflected within “Prepaid expenses and other current assets” in the consolidated balance sheets) and income is recognized in a similar systematic basis over the same periods in the consolidated statements of operations. During the nine months ended September 30, 2023, the Company incurred $0 in expenses that are reimbursable under the grant. As of September 30, 2024, all amounts provided for under this grant were received.

On January 25, 2022, the Company entered into an additional agreement with the government of Malta for a grant of up to €100 thousand or $107 thousand, in terms of the ‘Investment Aid to produce the COVID-19 Relevant Product’ program, to support the proposed investment. The estimated value of the grant is €137 thousand or $146 thousand, at an aid intensity of 75% to cover eligible wage costs incurred after February 1, 2022 in relation to new employees engaged specifically for the implementation of the project. On September 22, 2022, the Company entered into an amendment agreement that enables the Company to submit eligible employee expenses for reimbursement by October 31, 2022. The grant was approved in January 2022, however, the request for payment was not approved and management abandoned the agreement. Hence, during the nine months ended September 30, 2024 and 2023, the Company incurred $0, respectively, in expenses that are reimbursable under the grant. As of September 30, 2024, no amounts provided under this grant were received.

11.    Leases and Commitments

Operating Leases — The Company leases office space in Atlanta, Georgia, which serves as its corporate headquarters, office space in Malta, which serves as its research and development facility, and vehicles in Malta that are considered operating lease arrangements under ASC 842 guidance. In addition, the Company contracts for month-to-month coworking arrangements in other office spaces in North Carolina, Denmark, Poland, Rwanda, and Japan to support its dispersed workforce. As of September 30, 2024, there were no minimum lease commitments related to month-to-month lease arrangements.

Initial lease terms are determined at commencement date, the date the Company takes possession of the property, and the commencement date is used to calculate straight-line expense for operating leases. Certain leases contain renewal options for varying periods, which are at the Company’s sole discretion. For leases where the Company is reasonably certain to exercise a renewal option, such option periods have been included in the determination of the Company’s Operating lease right-of-use assets and Operating lease liabilities. The Company’s leases have remaining terms of 1 to 4 years. As the Company’s leases do not provide an implicit rate, the present value of future lease payments is determined using the Company’s incremental borrowing rate based on information available at the commencement date.

	September 30,
Lease term and discount rate	2024
Weighted average remaining lease term	1.88	years
Weighted average discount rate	5.0%

During the nine months ended September 30, 2024, the Company did terminate one operating lease for office space located in the United States. The lease was terminated upon the conclusion of the agreed upon lease term, therefore, there were no termination fees, Right-of-use assets derecognized, Lease liabilities derecognized, or losses recognized.

Balance sheet information related to leases as of as of September 30, 2024 and December 31, 2023 was as follows:

	September 30,	December 31,
	2024	2023
Operating lease right-of-use assets
Operating lease right-of-use assets	$198,634	$164,740

Operating lease liabilities
Short-term operating lease liabilities	$95,367	$81,236
Long-term operating lease liabilities	70,555	53,771
Total operating lease liabilities	$165,922	$135,007

Future maturities of ASC 842 lease liabilities as of September 30, 2024 are as follows:

		Imputed
	Principal	Interest
Years Ending December 31,	Payments	Payments	Total Payments
2024	$36,976	$1,921	$38,897
2025	88,889	3,696	92,585
2026	22,735	1,170	23,905
2027	8,831	626	9,457
2028	8,491	178	8,669
Total future maturities	$165,922	$7,591	$173,513

Total lease expense, under ASC 842, was included in Selling, general, and administrative expenses in our unaudited condensed consolidated statement of operations for the three and nine months ended September 30, 2024 and 2023 as follows:

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
Operating lease expense – fixed payments	$39,368	$40,060	$117,221	$169,496
Short term lease expense	10,710	10,846	34,929	48,399
Total lease expense	$50,078	$50,906	$152,150	$217,895

Supplemental cash flows information related to leases was as follow:

	For the nine months ended
	September 30,
	2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$(111,277)	$(145,483)

During the nine months ended September 30, 2024, the Company did not incur variable lease expense.

Financial Liability Obligation — The Company’s financial liability totaled $0 and $162 thousand as of September 30, 2024 and December 31, 2023, respectively, for an executed agreement with a telecommunications company for acquiring mobile hardware. On March 3, 2023, the Company provided a 30-day termination notice to the telecommunications company which terminates the mobile hardware data service. Under the contract terms with the telecommunications company, upon termination of the data service the Company must pay the remaining financial liability during the final data service billing period. The remaining financial liability was resolved with a settlement and no further payment is due as of September 30, 2024.

Litigation — The Company is not currently involved with and does not know of any pending or threatening litigation against the Company or any of its officers or directors in connection with its business.

12.    Subsequent Events

Securities Purchase Agreement — On October 27, 2024, the Company entered into a Securities Purchase Agreement (the “SPA”) with DQI Holdings, Inc. (“DQI”). Pursuant to the terms of the SPA, the Company agreed to sell, and DQI agreed to purchase from, at the closing of the SPA (the “Closing”) and upon the terms and subject to the conditions set forth in the SPA, 90,910 shares of Class A Common Stock, par value $0.01 of the Company (the “Class A Common Stock”) at $3.30 per share, subject to adjustment in certain circumstances.

On October 28, 2024 (the “Closing Date”), the Closing of the SPA occurred, and the Company received a cash payment of $300,000. The 90,910 shares of Class A Common Stock are held abeyance as of the date of this Quarterly Report on Form 10-Q. The Closing of the SPA was subject to a number of customary closing conditions, including, but not limited to, the Company’s entry into a Registration Rights Agreement, the execution of which were conditions to the Closing of the SPA.

Secured Promissory Note — On November 13, 2024, the Company received a loan pursuant a secured promissory note in the principal amount of $3.00 million. The note accrues interest at a rate of 14% per annum, computed as simple interest on the basis of a year of 365 days. Principal and any accrued but unpaid interest under this note shall be due and payable by the Company upon demand of the noteholder at any time after January 12, 2025. The note is secured by all of the Company’s assets, including its receivables.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of T Stamp Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of T Stamp Inc. (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2022.

Marlton, New Jersey

April 1, 2024 except for Note 1A. as to which the date is January 27, 2025

T STAMP INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	$3,140,747	$1,254,494
Accounts receivable, net (includes unbilled receivables of $143,219 and $109,475 as of December 31, 2023 and 2022, respectively)	686,327	1,008,375
Related party receivables	44,087	31,446
Prepaid expenses and other current assets	826,781	580,086
Total Current Assets	4,697,942	2,874,401
Capitalized internal-use software, net	1,472,374	1,418,672
Goodwill	1,248,664	1,248,664
Intangible assets, net	223,690	251,686
Property and equipment, net	56,436	300,664
Operating lease right-of-use assets	164,740	315,765
Other assets	29,468	2,066
Total Assets	$7,893,314	$6,411,918
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,232,118	$945,162
Related party payables	82,101	273,176
Accrued expenses	1,143,890	1,099,824
Deferred revenue	10,800	1,811,680
Income tax payable	1,975	21,076
Short-term operating lease liabilities	81,236	177,795
Short-term financial liabilities	162,130	118,860
Total Current Liabilities	2,714,250	4,447,573
Warrant liabilities	256,536	261,569
Notes payable, plus accrued interest of $40,317 and $16,458, as of December 31, 2023 and 2022, respectively	953,877	886,465
Long-term operating lease liabilities	53,771	102,407
Long - term financial liabilities	—	88,760
Total Liabilities	3,978,434	5,786,774

Commitments, Note 11

Stockholders’ Equity:
Common stock $0.01 par value, 50,000,000 shares authorized, 613,206 and 327,389 shares issued, and 609,557 and 323,621 outstanding at December 31, 2023 and 2022, respectively*	6,096	3,237
Treasury stock, at cost: 3,649 and 3,768 shares held as of December 31, 2023 and 2022, respectively*	—	—
Additional paid-in capital*	54,460,960	39,541,489
Stockholders’ notes receivable	—	(18,547)
Accumulated other comprehensive income	139,670	237,252
Accumulated deficit	(50,853,285)	(39,299,726)
Total T Stamp Inc. Stockholders’ Equity	3,753,441	463,705
Non-controlling interest	161,439	161,439
Total Stockholders’ Equity	3,914,880	625,144
Total Liabilities and Stockholders’ Equity	$7,893,314	$6,411,918

*	After giving effect to the 15 for 1 reverse stock split effected on January 6, 2025.

The accompanying notes to the consolidated financial statements are an integral part of these statements.

T STAMP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2023	2022
Net revenue	$4,560,275	$5,385,077
Operating Expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	914,176	1,785,167
Research and development	2,350,677	2,474,327
Selling, general, and administrative	8,395,638	12,444,009
Depreciation and amortization	789,586	760,497
Total Operating Expenses	12,450,077	17,464,000
Operating Loss	(7,889,802)	(12,078,923)
Non-Operating Income (Expense):
Interest expense, net	(73,273)	(8,890)
Change in fair value of warrant liability	5,033	113,125
Impairment of digital assets	—	(27,934)
Other income	309,896	50,354
Other expense	(2,981)	(118,196)
Total Other Income (Expense), Net	238,675	8,459
Net Loss before Taxes	(7,651,127)	(12,070,464)
Income tax benefit (expense)	13,485	(21,076)
Net loss before non-controlling interest	(7,637,642)	(12,091,540)
Net loss attributable to non-controlling interest	—	—
Net loss attributable to T Stamp Inc.	$(7,637,642)	$(12,091,540)
Basic and diluted net loss per share attributable to T Stamp Inc.*	$(16.07)	$(38.32)
Weighted-average shares used to compute basic and diluted net loss per share*	475,171	315,518

*	After giving effect to the 15 for 1 reverse stock split effected on January 6, 2025.

The accompanying notes to the consolidated financial statements are an integral part of these statements.

T STAMP INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	For the years ended December 31,
	2023	2022
Net loss including non-controlling interest	$(7,637,642)	$(12,091,540)
Other Comprehensive Income (Loss):
Foreign currency translation adjustments	(97,582)	53,352
Total Other Comprehensive Income (Loss)	(97,582)	53,352
Comprehensive loss	(7,735,224)	(12,038,188)
Comprehensive loss attributable to non-controlling interest	—	—
Comprehensive loss attributable to T Stamp Inc.	$(7,735,224)	$(12,038,188)

The accompanying notes to the consolidated financial statements are an integral part of these statements.

T STAMP INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

							Accumulated
			Additional			Stockholders'	Other
	Common Stock		Paid-In	Treasury Stock		Notes	Comprehensive	Accumulated	Non-controlling
	Shares*	Amount*	Capital*	Shares*	Amount*	Receivable	Income	Deficit	Interest	Total
Balance, January 1, 2022	273,002	$2,730	$32,024,100	3,768	$—	$(130,267)	$183,900	$(27,208,186)	$161,439	$5,033,716
Exercise of warrants to common stock	32,700	327	3,383,435	—	—	—	—	—	—	3,383,762
Exercise of options to common stock	931	9	95,107	—	—	—	—	—	—	95,116
Issuance of common stock	14,056	141	1,023,504	—	—	—	—	—	—	1,023,645
Issuance of common stock warrants	—	—	667,290	—	—	—	—	—	—	667,290
Issuance of common stock in relation to vested restricted stock units, net of shares forfeited to satisfy taxes	2,932	30	(51,010)	—	—	—	—	—	—	(50,980)
Repayment of shareholders loan through in-kind services	—	—	—	—	—	111,720	—	—	—	111,720
Stock-based compensation	—	—	2,399,063	—	—	—	—	—	—	2,399,063
Currency translation adjustment	—	—	—	—	—	—	53,352	—	—	53,352
Net loss attributable to T Stamp Inc.	—	—	—	—	—	—	—	(12,091,540)	—	(12,091,540)
Balance, December 31, 2022	323,621	$3,237	$39,541,489	3,768	$—	$(18,547)	$237,252	$(39,299,726)	$161,439	$625,144
Exercise of warrants to common stock	182,750	1,828	2,853,886	—	—	—	—	—	—	2,855,714
Exercise of options to common stock	116	1	1,999	—	—	—	—	—	—	2,000
Issuance of common stock	1,403	14	(14)	(1)	—	—	—	—	—	—
Issuance of common stock warrants	—	—	3,915,917	—	—	—	—	(3,915,917)	—	—
Issuance of common stock, prefunded warrants, and common stock warrants, net of fees	87,498	874	7,463,438	—	—	—	—	—	—	7,464,312
Issuance of common stock in relation to vested restricted stock units, to wholly owned subsidiary	13,853	139	(79,040)	(118)	—	—	—	—	—	(78,901)
Reverse stock split rounding	316	3	(3)	—	—	—	—	—	—	—
Repayment of shareholders loan through in-kind services	—	—	—	—	—	18,547	—	—	—	18,547
Stock-based compensation	—	—	763,288	—	—	—	—	—	—	763,288
Currency translation adjustment	—	—	—	—	—	—	(97,582)	—	—	(97,582)
Net loss attributable to T Stamp Inc.	—	—	—	—	—	—	—	(7,637,642)	—	(7,637,642)
Balance, December 31, 2023	609,557	$6,096	$54,460,960	3,649	$—	$—	$139,670	$(50,853,285)	$161,439	$3,914,880

*	After giving effect to the 15 for 1 reverse stock split effected on January 6, 2025.

The accompanying notes to the consolidated financial statements are an integral part of these statements.

T STAMP INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss attributable to T Stamp Inc.	$(7,637,642)	$(12,091,540)
Net loss attributable to non-controlling interest	—	—
Adjustments to reconcile net loss to cash flows used in operating activities:
Depreciation and amortization	789,586	760,497
Stock-based compensation	763,288	2,399,063
Change in fair value of warrant liability	(5,033)	(113,125)
Repayment of shareholder loan through in-kind services	18,547	111,720
Impairment of assets	31,474	27,934
Gain on sale of property and equipment	(216,189)	—
Non-cash interest	90,250	16,458
Non-cash lease expense	183,084	266,086
Non-cash write off of mobile hardware	(15,775)	—
Loss on retirement of equipment	17,930	—
Changes in assets and liabilities:
Accounts receivable	322,048	269,911
Related party receivables	(12,641)	(17,798)
Prepaid expenses and other current assets	(244,483)	373,760
Other assets	(27,402)	178,140
Accounts payable	260,523	630,492
Accrued expense	20,566	40,290
Related party payables	(191,075)	20,403
Deferred revenue	(1,800,880)	1,308,247
Income tax payable	(19,101)	21,076
Operating lease liabilities	(179,621)	(258,892)
Customer deposit liabilities	—	(280,108)
Net cash flows from operating activities	(7,852,546)	(6,337,386)

Cash flows from investing activities:
Proceeds from sale of property and equipment	377,360	—
Capitalized internally developed software costs	(630,111)	(776,055)
Patent application costs	(144,219)	(174,655)
Acquisition of Pixelpin intangible asset	—	13,362
Purchases of property and equipment	(4,710)	(30,842)
Purchase of digital assets	—	(30,000)
Net cash flows from investing activities	(401,680)	(998,190)
Cash flows from financing activities:
Proceeds from common stock, prefunded warrants, and common stock warrants, net of fees	7,464,312	983,195
Proceeds from exercise of warrants to common stock	2,855,714	3,383,762
Proceeds from exercise of options to common stock	2,000	95,116
Forfeited common stock shares to satisfy taxes	(78,901)	—
Proceeds from issuance of common stock warrants	—	667,290
Proceeds from loan from Maltese government	—	61,361
Principal payments on financial liabilities	(29,715)	(89,530)
Net cash flows from financing activities	$10,213,410	$5,101,194
Effect of foreign currency translation on cash	(72,931)	13,181
Net change in cash and cash equivalents	1,886,253	(2,221,201)
Cash and cash equivalents, beginning of year	1,254,494	3,475,695
Cash and cash equivalents, end of year	$3,140,747	$1,254,494

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$580	$8

Supplemental disclosure of non-cash activities:
Adjustment to operating lease right-of-use assets related to renewed leases	$82,185	$259,292
Adjustment to operating lease operating lease liabilities related to renewed leases	$83,298	$236,521
Adjustment to operating lease right-of-use assets related to terminated leases	$96,639	$—
Adjustment to operating lease liabilities related to terminated leases	$89,922	$—
Prepaid rent expense reclassified upon termination of leases	$7,674	$—
Adjustment to operating lease liabilities related to new lease commencement	$41,051	$—
Adjustment to operating lease right-of-use assets for new lease commencement	$46,512	$—
Adjustment to prepaid rent upon commencement of new lease	$5,462	$—
Property and equipment acquired under financial liability	$—	$297,150
Operating lease right-of-use assets established upon adoption of ASC 842	$—	$322,559
Operating lease liabilities established upon adoption of ASC 842	$—	$302,573
Prepaid rent expense reclassified upon adoption of ASC 842	$—	$42,756

The accompanying notes to the consolidated financial statements are an integral part of these statements.

T STAMP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Description of Business and Summary of Significant Accounting Policies And Going Concern

Description of Business — T Stamp Inc. was incorporated on April 11, 2016 in the State of Delaware. T Stamp Inc. and its subsidiaries (“Trust Stamp”, “we”, “us”, “our” or the “Company”) develops and markets identity authentication software solutions for enterprise and government partners and peer-to-peer markets.

Trust Stamp develops proprietary artificial intelligence-powered solutions, researching and leveraging machine learning, artificial intelligence, biometric science, cryptography, and data mining, to deliver insightful identity and trust predictions that identify and defend against fraudulent identity attacks, protect sensitive user information, and extend the reach of digital services through global accessibility. We utilize the power and agility of technologies such as GPU processing, edge-computing, neural networks, and large language models to process and protect data faster and more effectively than has ever previously been possible in order to deliver results at a disruptively low cost for usage across multiple industries, including:

●	Banking/FinTech
●	KYC/AML Compliance
●	Humanitarian and Development Services
●	Government and Law Enforcement, including Alternative to Detention programs
●	Cryptocurrency and Digital Assets
●	Biometrically Secured Email and Digital Communications
●	P2P Transactions, Social Media, and Sharing Economy
●	Real Estate, Travel, and Healthcare

Reverse Split — On February 15, 2023 our Board of Directors approved and, as of February 20, 2023, the holders of a majority of our voting capital stock approved an amendment (the “Certificate of Amendment”) to the Company’s Amended and Restated Certificate of Incorporation and approved to effect a reverse split of our issued and outstanding shares of Class A Common Stock at a ratio of one share for every five shares currently held, rounded up to the nearest whole share – whereby every five (5) outstanding shares of Class A Common Stock was combined and became one (1) share of Class A Common Stock, rounding up to the nearest whole number of shares (the “Reverse Split”). All share and per share amounts have been updated to reflect the Reverse Split in these consolidated financial statements. The Reverse Split was effective for trading on the market opening of Nasdaq on March 23, 2023. The Reverse Stock Split effective March 23, 2023, was ratified by the Company’s stockholders by written consent pursuant to a definitive proxy statement filed with the Securities and Exchange Commission on April 13, 2023. Written consent from the majority of stockholders was received as of May 13, 2023.

Amended and Restated Certificate of Incorporation — On July 6, 2023, the Company received confirmation of the acceptance of its Third Amended and Restated Certificate of Incorporation (the “Third Restated Certificate”) from the Secretary of State of Delaware. The Third Restated Certificate was approved by the Company’s stockholders by written consent pursuant to a definitive proxy statement filed with the Securities and Exchange Commission on April 13, 2023. Written consent from the majority of stockholders was received as of May 13, 2023. The Third Restated Certificate maintained the 50,000,000 authorized shares of Common Stock and eliminated the authorized Preferred Stock. The Third Restated Certificate also created a classified Board of Directors of the Company with three classes of directors who will stand for election in staggered years.

Going Concern — The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not yet generated profits, with a Net loss in the year ended December 31, 2023 of $7.64 million, negative Net operating cash outflows of $7.85 million for the same period, working capital of $1.98 million and an Accumulated deficit of $50.85 million as of December 31, 2023.

The Company’s ability to continue as a going concern in the next twelve months following the date the consolidated financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to generate revenue and raise capital as needed to satisfy the Company’s capital needs. While the negotiation of significant additional revenue is well advanced, it has not reached a stage that allows it to be factored into a going concern evaluation. In addition, although the Company has previously been successful in raising capital as needed and has already made plans to do so as well as restructuring expenses to meet the Company’s cash needs, no assurance can be given that the Company will be successful in its capital raising efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period.

Basis of Presentation — The accompanying consolidated financial statements have been prepared in conformity with US Generally Accepted Accounting Principles (“US GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). The accompanying consolidated financial statements have been prepared on a basis which assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

Basis of Consolidation — The accompanying consolidated financial statements reflect the activity of the Company and its subsidiaries, Trusted Mail Inc. (“Trusted Mail”), Finnovation LLC (“Finnovation”), Trust Stamp Malta Limited (“Trust Stamp Malta”), AIID Payments Limited, Biometric Innovations Limited (“Biometrics”), Trust Stamp Rwanda Limited, Metapresence Limited, and Trust Stamp Denmark ApS. All significant intercompany transactions and accounts have been eliminated.

On February 28, 2023, the Company received the Certificate of Termination from the State of Georgia, which represents the completion of administratively dissolving T Avatar LLC. As there were no operations established under the entity, there is a limited impact to Trust Stamp. The dissolution of T Avatar LLC was effective February 28, 2023.

On June 2, 2023, the Company received the termination resolution from the Polish National Court Register, which represents the completion of administratively dissolving Sunflower AI Technologies (“SAIT”). As there were no operations established under the entity, there is a limited impact to Trust Stamp. The dissolution of SAIT was effective May 10, 2023.

Further, we continue to consolidate Tstamp Incentive Holdings (“TSIH”) which we consider to be a variable interest entity.

Variable Interest Entity — On April 9, 2019, management created a new entity, TSIH. Furthermore, on April 25, 2019, the Company issued 21,368 shares of Class A Common Stock to TSIH, for the purpose of providing a pool of shares of Class A Common Stock of the Company that the Company’s Board of Directors (the “Board”) could use for employee stock awards and were recorded initially as Treasury stock. Since establishing TSIH, 17,600 shares were transferred to various employees as a stock award that were earned and outstanding. On February 15, 2023, Trust Stamp issued 13,736 shares of Class A Common Stock to TSIH to be used to satisfy vested employee stock awards. As of December 31, 2023, TSIH held 3,649 Treasury stock earmarked for future employee Restricted Stock Unit (“RSU”) bonuses. As of the date of this report, no shares of Class A Common Stock are held by TSIH as all shares have been issued pursuant to employee Restricted Stock Units.

The Company does not own any of the shares of Class A Common Stock of the Company held by TSIH. The Company considers this entity to be a variable interest entity (“VIE”) because it is thinly capitalized and holds no cash. Because the Company does not own shares in TSIH, management believes that this gives the Company a variable interest. Further, management of the Company also acts as management of TSIH and is the decision-maker as management grants shares held by TSIH to employees of the Company. As this VIE owns only shares in the Company and no other liabilities or assets, the Company is the primary beneficiary of TSIH and will consolidate the VIE.

Use of Estimates — The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ materially from these estimates. On an ongoing basis, the Company evaluates their estimates that include, but are not limited to, measuring satisfaction of a performance obligation over time, related to revenue contracts that are not fully complete at the end of a fiscal year, capitalization and estimated useful life of internal-use software, the allowance for doubtful accounts, the fair value of financial assets and liabilities, the recoverability of Goodwill, stock-based compensation, impairment of long-lived assets, the valuation of deferred tax assets and uncertain tax positions, and warrant liabilities. We base our estimates on assumptions, both historical and forward-looking trends, and various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

Segment Information — The Company has a single operating and reportable segment. The Company’s chief operating decision maker is its Chief Executive Officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance, and allocating resources.

Risks and Uncertainties — The Company is dependent upon additional capital resources for its planned full-scale operations, and is subject to significant risks and uncertainties, including failing to secure funding to continue to operationalize the Company’s plans or failing to profitably operate the business.

Major Customers and Concentration of Risks — Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of Cash and cash equivalents, and Accounts receivable. We maintain our Cash and cash equivalents with high-quality financial institutions, mainly in the United States; the composition of which are regularly monitored by us. The Federal Deposit Insurance Corporation covers $250 thousand for substantially all depository accounts. The Company from time to time may have amounts on deposit in excess of the insured limits. As of December 31, 2023 and 2022, the Company had $2.62 million and $71 thousand in U.S. bank accounts, respectively, which exceeded these insured amounts. Management believes minimal credit risk exists with respect to these financial institutions and the Company has not experienced any losses on such amounts.

For Accounts receivable, we are exposed to credit risk in the event of nonpayment by customers to the extent the amounts are recorded in the consolidated balance sheets. We extend different levels of credit and maintain reserves for potential credit losses based upon the expected collectability of Accounts receivable. We manage credit risk related to our customers by performing periodic evaluations of credit worthiness and applying other credit risk monitoring procedures.

Three customers represented 91.11% or 53.55%, 30.43%, and 7.13% of the balance of total Accounts receivable as of December 31, 2023 and three customers represented 95.37% or 36.90%, 32.69%, and 25.78% of the balance of total Accounts receivable as of December 31, 2022. The Company seeks to mitigate its credit risk with respect to Accounts receivable by contracting with large commercial customers and government agencies, and regularly monitoring the aging of Accounts receivable balances. As of December 31, 2023 and 2022, the Company had not experienced any significant losses on its Accounts receivable.

During the year ended December 31, 2023, the Company sold to primarily three customers which made up approximately 89.75% of total Net revenue, and consisted of 55.04%, 17.77%, and 16.94% from IGS, an S&P 500 Bank, and Mastercard, respectively.

Additionally, during the year ended December 31, 2022, the Company sold to primarily three customers which made up approximately 93.60% of total Net revenue, and consisted of 61.01%, 18.36%, and 14.23% from ICE, an S&P 500 Bank, and Mastercard.

Foreign Currencies — The functional currencies of the Company’s foreign subsidiaries are the local currencies. For those subsidiaries, the assets and liabilities are translated into U.S. dollars at the exchange rate method at the consolidated balance sheet date. The Company’s other comprehensive (loss) is comprised of foreign currency translation adjustments related to the Company’s foreign subsidiaries. Income and expenses are translated at the average exchange rates for the period. Foreign currency transaction gains and losses are included in Other income or Other expense in the consolidated statements of operations.

Cash and Cash Equivalents — Cash and cash equivalents consist of cash in banks and bank deposits. The Company considers all highly liquid instruments purchased with an original maturity of three months or less when purchased as cash equivalents.

Accounts Receivable and Allowance for Credit Losses — Accounts receivable are recorded at the invoiced amount, net of an allowance for credit losses, if any. The Company’s trade receivables primarily arise from the sale of our products to customers through contracts for software licenses and subscriptions, software usage, web hosting fees, and software development with payment terms of 60 days. The Company evaluates the credit risk of a customer when extending credit based on a combination of various financial and qualitative factors that may affect the customers’ ability to pay. These factors include the customers’ financial condition and past payment experience.

The Company maintains an allowance for credit losses, which represents an estimate of expected losses over the remaining contractual life of its receivables considering current market conditions and estimates for supportable forecasts when appropriate. The Company measures expected credit losses on its trade receivables on a customer basis. The estimate of expected credit losses considers any historical losses, delinquency trends, collection experience, and/or economic risk where appropriate. Additionally, management develops a specific allowance for trade receivables known to have a high risk of expected future credit loss.

The Company has historically experienced immaterial write-offs given the nature of the customers and contracts. As of December 31, 2023, the Company had gross receivables (including unbilled receivables) of $694 thousand and an allowance for credit losses of $8 thousand. As of December 31, 2022, the Company had gross receivables of $1.01 million and no allowance for credit losses.

As of December 31, 2023 and 2022, Accounts receivable includes unbilled receivables of $143 thousand and $109 thousand, respectively.

Property and Equipment, Net — Property and equipment, net is stated at cost less accumulated depreciation. Depreciation is recognized using the straight-line method over the estimated useful lives of the respective assets. Maintenance and repairs that do not improve or extend the useful lives of the assets are expensed when incurred, whereas additions and major improvements are capitalized. Upon sale or retirement of assets, the cost and related accumulated depreciation are derecognized from the consolidated balance sheet and any resulting gain or loss is recorded in the consolidated statements of operations in the period realized.

Capitalized Internal-Use Software, Net — Capitalized Internal-Use Software, Net is a combination of costs related to software developed, modified, or acquired solely to meet Trust Stamp’s internal requirements, with no substantive plans to market such software at the time of development or acquisition are capitalized, and costs related to the development of software-as-a-service (“SaaS”) based solutions. The Company capitalizes eligible costs to develop Capitalized Internal-Use Software and SaaS solutions that are incurred subsequent to the preliminary project stage throughout the development stage. These costs consist of personnel costs (including salaries, related benefits, and stock-based compensation) and certain third-party costs that are incurred during the application development stage. We also capitalize the costs incurred to upgrade and enhance that result in additional functionality. Costs incurred during the preliminary project stage, the post-implementation operational stage, and for maintenance are expensed as incurred. Maintenance costs are expensed as incurred. The estimated useful life of costs capitalized is evaluated for each specific project that is generally five years. Actual economic lives may differ from estimated useful lives. Periodic reviews could result in a change in estimated useful lives and therefore changes in amortization expense in future periods.

Accounting for Impairment of Long-Lived Assets — Long-lived assets with finite lives include Property and equipment, net, Capitalized internal-use software, Operating lease right-of-use assets, and Intangible assets, net subject to amortization. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets held and used is measured by comparison of the carrying amount of an asset or an asset group to estimated undiscounted future net cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset exceeds these estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the assets exceeds the fair value of the asset or asset group. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

As of December 31, 2023, the Company determined that $19 thousand of Capitalized internal-use software and $12 thousand of Intangible assets was impaired. The impaired Capitalized internal-use software was expensed to Research and development during the year ended December 31, 2023.. As of December 31, 2022, the Company determined that no long-lived assets with finite lives were impaired.

Goodwill — Goodwill is accounted for in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 350, Intangibles—Goodwill and Other. The Company allocates the cost of an acquired business to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of the purchase consideration transferred over the fair value of the net assets acquired, including other Intangible assets, net, is recorded as Goodwill. Goodwill is tested for impairment at the reporting unit level at least quarterly or more frequently when events or circumstances occur that indicate that it is more likely than not that an impairment has occurred. In assessing Goodwill for impairment, the Company first assesses qualitative factors to determine whether it is necessary to perform the quantitative goodwill impairment test. In the qualitative assessment, the Company considers factors including economic conditions, industry and market conditions and developments, overall financial performance and other relevant entity-specific events in determining whether it is more likely than not that the fair value of the reporting unit is less than the carrying amount. Should the Company conclude that it is more likely than not that the recorded Goodwill amounts have been impaired, the Company would perform the impairment test. Goodwill impairment exists when a reporting unit’s carrying value exceeds its fair value. Significant judgment is applied when Goodwill is assessed for impairment. There were no impairment charges to Goodwill during the years ended December 31, 2023 and 2022.

Fair Value of Assets and Liabilities — The Company follows the relevant U.S. GAAP guidance regarding the determination and measurement of the fair value of assets/liabilities; in which fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction valuation hierarchy which requires an entity to maximize the use of observable inputs when measuring fair value. The guidance describes the following three levels of inputs that may be used in the methodology to measure fair value:

Level 1 – Quoted prices available in active markets for identical investments as of the reporting date;

Level 2 – Inputs other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date; and

Level 3 – Unobservable inputs, which are to be used in situations where there is little or no market activity for the asset or liability and wherein the reporting entity makes estimates and assumptions related to the pricing of the asset or liability including assumptions regarding risk.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The estimated fair values of Cash and cash equivalents, Accounts receivable, Related party receivables, Prepaid expenses and other current assets, Other assets, Accounts payable, Related party payables, Accrued expenses, Deferred revenue, Customer deposit liabilities, and Notes payable approximate their carrying values. The fair values of warrant liabilities issued in connection with equity or debt issuance are determined using the Black-Scholes valuation model, a “Level 3” fair value measurement, based on the estimated fair value of the underlying common stock, volatility based on the historical volatility data of similar companies, considering the industry, products and market capitalization of such other entities, the expected life based on the remaining contractual term of the conversion option and warrant liabilities and the risk free interest rate based on the implied yield available on U.S. Treasury Securities with a maturity equivalent to the warrant liability’s contractual life. The Company accounts for its financial assets and liabilities at fair value regularly. The Company evaluates the fair value of its non-financial assets and liabilities on a nonrecurring basis.

Revenue Recognition — The Company derives its revenue primarily from professional services. Revenue is recognized upon transfer of control of promised products and services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. If the consideration promised in a contract includes a variable amount, the Company includes an estimate of the amount it expects to receive or the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur. The Company determines the amount of revenue to be recognized through the application of the following steps:

●	Identification of the contract, or contracts with a customer;
●	Identification of the performance obligations in the contract;
●	Determination of the transaction price;
●	Allocation of the transaction price to the performance obligations in the contract; and
●	Recognition of revenue when or as the Company satisfies the performance obligations.

At contract inception, the Company will assess the services agreed upon within each contract and assess whether each service is distinct and determine those that are performance obligations. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. In general, each contract with a customer consists of a single performance obligation to perform services in which revenue is recognized when the service has been delivered.

Remaining Performance Obligations — The Company’s arrangements with its customers often have terms that span over multiple years. However, the Company generally allows its customers to terminate contracts for convenience prior to the end of the stated term with less than twelve months’ notice. Revenue allocated to remaining performance obligations represents non-cancelable contracted revenue that has not yet been recognized, which includes deferred revenue and, in certain instances, amounts that will be invoiced. The Company has elected the practical expedient allowing the Company to not disclose remaining performance obligations for contracts with original terms of twelve months or less. Cancellable contracted revenue, which includes customer deposit liabilities, is not considered a remaining performance obligation. As of December 31, 2023 and 2022, the Company did not have any related performance obligations for contracts with terms exceeding twelve months.

Disaggregation of Revenue

	For the years ended December 31,
	2023	2022
Professional services (over time)	$4,260,275	$4,415,512
Termination expense reimbursement (one time)	—	719,565
License fees (over time)	300,000	250,000
Total Revenue	$4,560,275	$5,385,077

Contract Balances — The timing of customer billing and payment relative to the start of the service period varies from contract to contract; however, the Company bills many of its customers in advance of the provision of services under its contracts, resulting in liabilities consisting of either deferred revenue (a “contract liability”) or customer deposit liabilities. Deferred revenue represents billings under non-cancelable contracts before the related product or service is transferred to the customer. Such amounts are recognized by the Company over the life of the contract upon meeting the revenue recognition criteria, but generally within one year. Customer deposit liabilities consist of billings or payments received in advance of the start of the contractual term or for anticipated revenue-generating activities for the portion of a contract term that is subject to cancellation for convenience. Certain of the Company’s arrangements generally include terms that allow the customer to terminate the contract for convenience and receive a refund of the amount of the customer deposit for the percentage of the work not performed prior to the notice of termination. In these arrangements, the Company concluded there are no enforceable rights and obligations after such notice period and therefore, the consideration received or due from the customer that is subject to termination for convenience is recorded as customer deposit liabilities.

The payment terms and conditions vary by contract; however, the Company’s terms generally require payment within 30 to 60 days from the invoice date. In instances where the timing of revenue recognition differs from the timing of payment, the Company elected to apply the practical expedient in accordance with ASC 606 to not adjust contract consideration for the effects of a significant financing component as the Company expects, at contract inception, that the period between when promised goods and services are transferred to the customer and when the customer pays for those goods and services will be one year or less. As such, the Company determined its contracts do not generally contain a significant financing component.

Costs to Obtain and Fulfill Contracts — Incremental costs of obtaining a contract include only those costs that are directly related to the acquisition of contracts, including sales commissions, and that would not have been incurred if the contract had not been obtained. In alignment with ASC 340, Other Assets and Deferred Costs (“ASC 340”), the Company recognizes an asset for the incremental costs of obtaining a contract with a customer if we expect to recover the costs. The Company elected to apply the practical expedient in accordance with ASC 340 which allows the Company to expense commissions as incurred when the contract term is twelve months or less in total. Costs to obtain contracts and costs to fulfill contracts were not material in the periods presented.

Warrants — The Company accounts for stock warrants as either equity instruments, derivative liabilities, or liabilities in accordance with ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”), depending on the specific terms of the warrant agreement.

Cost of Services Provided — Cost of services generally consists of the cost of hosting fees, materials, and cost of labor associated with professional services rendered. Depreciation and amortization expense is not included in Cost of services.

Research and Development — Research and development costs are expensed as incurred and consist primarily of personnel costs such as salaries and benefits and relate primarily to time spent during the preliminary project stage, post implementation maintenance, bug fixes associated with Capitalized internal-use software activities, and front-end application development in which technological feasibility has not been established. Depreciation and amortization expense is not included in Research and development.

Advertising — Advertising costs are expensed as incurred. Advertising and marketing expense totaled and $224 thousand and $217 thousand for the years ended December 31, 2023 and 2022, respectively.

Stock- Based Compensation — The Company accounts for its stock-based compensation arrangements at fair value. Fair value of each stock-based award is estimated on the date of grant using either the Black-Scholes-Merton Model for stock options granted or using the fair value of a common stock for stock grants and restricted stock units. The Black-Scholes-Merton option-pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common shares, the expected term of the share option, the expected volatility of the price of our common shares, risk-free interest rates, and the expected dividend yield of common shares. The assumptions used to determine the fair value of the option awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. The calculated fair value is recognized as expense over the requisite service period using the straight-line method. Forfeitures are accounted for in the period in which they occur. Trust Stamp offers the indirect repurchase of shares through a net-settlement feature upon the vesting of RSU awards to satisfy minimum statutory tax-withholding requirements for the recipient.

Income Taxes — The Company records income tax provisions for the anticipated tax consequences of the reported results of operations using the asset and liability method. Under this method, the Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts for financial reporting purposes and the tax bases of assets and liabilities, as well as for loss and tax credit carryforwards. The deferred assets and liabilities are measured using the statutorily enacted tax rates anticipated to be in effect when those tax assets and liabilities are expected to be realized or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date.

A valuation allowance is established if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company considers all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income in assessing the need for a valuation allowance.

The Company’s tax positions are subject to income tax audits by multiple tax jurisdictions. The Company recognizes the tax benefit of an uncertain tax position only if it is more likely than not the position will be sustainable upon examination by the taxing authority, including resolution of any related appeals or litigation processes. This evaluation is based on all available evidence and assumes that the tax authorities have full knowledge of all relevant information concerning the tax position. The tax benefit recognized is measured as the largest amount of benefit which is more likely than not (greater than 50% likely) to be realized upon ultimate settlement with the taxing authority. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in Income tax benefit (expense). The Company adjusts these reserves in accordance with the income tax guidance when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different from the amounts recorded, such differences may affect the provision for income taxes in the period in which such determination is made and could have a material impact on the Company’s financial condition and operating results.

The Company computes its tax provision for interim periods by applying the estimated annual effective tax rate to year-to-date pre-tax income from recurring operations and adjusting for discrete tax items arising in that quarter. There were no discrete items that impacted the effective tax rate for the years ended December 31, 2023 and 2022, respectively. The rate remained consistent over the period due to the full valuation allowance recorded in the period.

The Company had an effective tax rate of 0% for the years ended December 31, 2023 and 2022, respectively. The Company has incurred U.S. operating losses and has minimal profits in foreign jurisdictions.

Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. In making this determination, management considers all available positive and negative evidence affecting specific deferred tax assets, including the Company’s past and anticipated future performance, the reversal of deferred tax liabilities, the length of carry-back and carry-forward periods, and the implementation of tax planning strategies.

The Company had no unrecognized tax benefits as of December 31, 2023 and 2022.

It is the Company’s policy to recognize interest and penalties related to income tax matters in Income tax benefit (expense). The Company has not accrued any penalties related to uncertain tax positions due to offsetting tax attributes as of December 31, 2023 and 2022.

The Company files U.S. federal, state, and foreign income tax returns in jurisdictions with varying statutes of limitation. The only material jurisdiction where the Company is subject to potential examination by tax authorities is the U.S. (federal and state) for tax years 2020 through 2022.

Leases — The Company determines if a contract is a lease or contains a lease at the inception of the contract in accordance with Accounting Standards Update No. 2021-05, Leases (Topic 842): Lessors—Certain Leases with Variable Lease Payments (“ASC 842”). All leases are assessed for classification as an operating lease or a finance lease. The lease term begins on the commencement date, the date the Company takes possession of the property, and the commencement date is used to calculate straight-line expense for operating leases. The lease may include options to extend or terminate the lease. When it is reasonably certain that the option will be exercised, the Company reassess our conclusions to account for the modified contract.

Operating lease right-of-use assets represent the Company’s right to use an underlying asset during a lease term and are included in non-current assets on our consolidated balance sheet. Operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease liabilities are divided into two classifications on our consolidated balance sheet as a current liability, Short-term operating lease liabilities, and a non-current liability, Long-term operating lease liabilities. The Company does not have any finance lease right-of-use assets or finance lease liabilities.

The Company’s operating lease liabilities are recognized at the applicable lease commencement date based on the present value of the lease payments required to be paid over the lease term. The interest rate implicit in the lease is not readily determinable, therefore, the Company uses an estimated incremental borrowing rate to discount the lease payments to present value. The estimated incremental borrowing rate is derived from information available at the lease commencement date. The Company’s Operating lease right-of-use assets are also recognized at the applicable lease commencement date. The Operating lease right-of-use asset equals the carrying amount of the related operating lease liability, adjusted for any lease payments made prior to lease commencement and lease incentives provided by the lessor. Variable lease payments are expensed as incurred and do not factor into the measurement of the applicable Operating lease right-of-use asset or operating lease liability.

The term of our leases equals the non-cancellable period of the lease, including any rent-free periods provided by the lessor, and also include options to renew or extend the lease (including by not terminating the lease) that we are reasonably certain to exercise. We establish the term of each lease at lease commencement and reassess that term in subsequent periods if a triggering event occurs. Operating lease cost for lease payments is recognized on a straight-line basis over the lease term.

Some lease contracts include lease and non-lease components. Trust Stamp elected the practical expedient offered by ASC 842 to not separate the lease components from non-lease components. As a result, the Company accounts for leases as a single lease component.

In addition, the Company elected not to recognize right-of-use assets and lease liabilities for leases term of twelve months or less. The short-term lease expenses are recognized on a straight-line basis over the lease term.

Commitments and Contingencies - Liabilities for loss contingencies arising from claims, disputes, legal proceedings, fines and penalties, and other sources are recorded when it is probable that a liability has been or will be incurred and the amount of the liability can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. Recoveries of such legal costs from insurance policies are recorded as an offset to legal expenses in the period they are received.

Treasury Stock - Repurchased treasury stock is recorded at cost. When treasury stock is resold at a price different than its historical acquisition cost, the difference is recorded as a component of Additional paid-in capital in the consolidated balance sheets.

Net Loss per Share Attributable to Common Stockholders — Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted net loss per share is computed by giving effect to all potentially dilutive Class A Common Stock equivalents for the period. For the purposes of this calculation, stock-based awards, warrants, and the conversion option of convertible notes are considered to be potential common shares outstanding. Since the Company incurred net losses for each of the periods presented, diluted net loss per share is the same as basic net loss per share. The Company’s potential common shares outstanding were not included in the calculation of diluted net loss per share as the effect would be anti-dilutive.

Recent Accounting Pronouncements Not Yet Adopted — In December 2023, the FASB issued ASU 2023-09, Income Taxes – Improvements to Income Tax Disclosures. ASU 2023-09 requires enhancements and further transparency to certain income tax disclosures, most notably the tax rate reconciliation and income taxes paid. This ASU is effective for fiscal years beginning after December 15, 2024 on a prospective basis and retrospective application is permitted. The Company is currently evaluating the impacts of the new standard but does not expect a material impact to its consolidated financial statements or related disclosures.

In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. The amendments in this ASU clarify that an entity should measure the fair value of an equity security subject to contractual sale restriction the same way it measures an identical equity security that is not subject to such a restriction. The FASB said the contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, should not affect its fair value. The ASU is effective for public entities for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted. The Company does not expect this guidance to have a material impact to its consolidated financial statements or related disclosures.

Recently Adopted Accounting Pronouncement — In June 2016, the FASB issued Accounting Standards Update No. 2016-13, “Financial Instruments - Credit Losses (Topic 326)” (“ASU 2016-13”). ASU 2016-13 revises the methodology for measuring credit losses on financial instruments and the timing of when such losses are recorded. In November 2019, FASB issued ASU 2019-10, “Financial Instruments – Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842).” This ASU defers the effective date of ASU 2016-13 for public companies that are considered smaller reporting companies as defined by the SEC to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted this standard as of January 1, 2023, and the guidance did not have a material impact on its consolidated financial statements or related disclosures.

1A. Reverse Stock Split

Reverse Split — December 30, 2024, the Company filed a Certificate of Amendment to the Company’s Third Amended and Restated Certificate of Incorporation, which was previously approved by the Company’s stockholders at the special meeting held on November 18, 2024 and described in the Company’s definitive proxy statement filed with the SEC on September 30, 2024, to effectuate a reverse stock split at a ratio of one (1) share of Common Stock for every fifteen (15) shares of Common Stock (the “Reverse Stock Split”) which became effective as of the opening of business on January 6, 2024 (the “Effective Time”). Accordingly, all share and per share amounts for all periods presented in the accompanying financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect the reverse stock split.

2.    Borrowings

Promissory Notes Payable

	As of December 31,
	2023	2022
Malta loan receipt 3 – June 3, 2022	$507,035	$62,365
Malta loan receipt 2 – August 10, 2021	313,063	303,778
Malta loan receipt 1 – February 9, 2021	64,271	491,996
Interest added to principal	29,191	11,551
Total principal outstanding	913,560	869,690
Plus: accrued interest	40,317	16,775
Total promissory notes payable	$953,877	$886,465

In May 2020, the Company formed a subsidiary in the Republic of Malta, Trust Stamp Malta Limited, with the intent to establish a research and development center with the assistance of potential grants and loans from the Maltese government. As part of the creation of this entity, we entered into an agreement with the government of Malta for a potentially repayable advance of up to €800 thousand or $858 thousand to assist in covering the costs of 75% of the first 24 months of payroll costs for any employee who begins 36 months from the execution of the agreement on July 8, 2020. On February 9, 2021, the Company began receiving funds and as of December 31, 2023, the balance received was $884 thousand which includes changes in foreign currency rates.

The Company will pay an annual interest rate of 2% over the European Central Banks (ECB) base rate as set on the beginning of the year in review. If the ECB rate is below negative 1%, the interest rate shall be fixed at 1%. The Company will repay a minimum of 10% of Trust Stamp Malta Limited’s pre - tax profits per annum capped at 15% of the amount due to the Corporation until the disbursed funds are repaid. At this time, Trust Stamp Malta Limited does not have any revenue - generating contracts and therefore, we do not believe any amounts shall be classified as current. The Malta loan interest rate increased from 2.5% for the year ended December 31, 2022 to 4.5% for the year ended December 31, 2023.

3.    Warrants

Liability Classified Warrants

The following table presents the change in the liability balance associated with the liability classified warrants, which are classified in Level 3 of the fair value hierarchy from January 1, 2022 to December 31, 2023:

Warrants ($)
Balance as of January 1, 2022	$374,694
Additional warrants issued	—
Change in fair value	(113,125)
Balance as of December 31, 2022	$261,569
Additional warrants issued	—
Change in fair value	(5,033)
Balance as of December 31, 2023	$256,536

As of December 31, 2023, the Company has issued a customer a warrant to purchase up to $1.00 million of capital stock in a future round of financing at a 20% discount of the lowest price paid by another investor. The warrant was issued on November 9, 2016. There is no vesting period, and the warrant expires on November 30, 2026. The Company evaluated the provisions of ASC 480, Distinguishing Liabilities from Equity, noting the warrant should be classified as a liability due to its settlement being for a variable number of shares and potentially for a class of shares not yet authorized. The warrant was determined to have a fair value of $250 thousand which was recorded as a Deferred contract acquisition asset and to a Warrant liability during the year ended December 31, 2016 and was amortized as a revenue discount prior to the current periods presented. The fair value of the warrant was estimated on the date of grant by estimating the warrant’s intrinsic value on issuance using the estimated fair value of the Company as a whole and has a balance of $250 thousand as of December 31, 2023.

On December 16, 2016, the Company issued an investor warrant to purchase $50 thousand worth of shares of our Class A Common Stock. The warrants have no vesting period and expires on December 16, 2026. The warrant agreement states that the investor is entitled to the “number of shares of Common Stock with a Fair Market Value as of the Determination Date of $50,000”. The determination date is defined as the “date that is the earlier of (A) the conversion of the investor’s Note into the equity interests of the Company or (B) the maturity date of the Note.” The investor converted the referenced Note on June 30, 2020, therefore, defining the determination date. The number of shares to be purchased is settled as 428 shares as of June 30, 2020. The exercise price of the warrants is variable until the exercise date.

The Company used a Black-Scholes-Merton pricing model to determine the fair value of the warrants and uses this model to assess the fair value of the warrant liability. As of December 31, 2023, the warrant liability is recorded at $7 thousand which is a $5 thousand decrease, recorded to Change in fair value of warrant liability, from the balance of $12 thousand as of December 31, 2022.

Fair Value of Warrants	$13.95 – $30.15
Exercise price	$7.95 – $14.40
Risk free interest rate	4.09% - 4.74%
Expected dividend yield	—%
Expected volatility	79.08% - 92.90%
Expected term	3	years

Equity Classified Warrants

		As of December 31,
Warrant Issuance Date	Strike Price	2023		2022
November 9, 2016	$46.80	5,342		5,342
January 23, 2020	$120.00	12,430		12,430
January 23, 2020	$120.00	34,974		54,974
August – December 2021	$300.00	—		17,917
January – February 2022	$300.00	—		1,012
September 14, 2022	$20.10	—		26,000
April 18, 2023	$20.10	51,689	(1)	—
June 5, 2023	$20.10	85,314	(1)	—
December 21, 2023	$20.10	240,000		—
Total warrants outstanding		429,749		97,675

(1)	As of December 31, 2023, all 51,689 of the April 18, 2023 warrants and 7,112 of the June 5, 2023 warrants are held in abeyance for benefit of the institutional investor until notice from the institutional investor that the shares may be issued in compliance with the beneficial ownership limitation.

November 9, 2016

The Company has issued a customer a warrant to purchase 5,342 shares of Class A Common Stock with an exercise price of $46.80 per share. The warrant was issued on November 9, 2016. There is no vesting period, and the warrant expires on November 30, 2026.

January 23, 2020

In January 2020, the Company issued REach®, a related party, a warrant to purchase 12,430 shares of the Company’s Class A Common Stock at an exercise of $120.00 per share in exchange for the cancellation of a $100 thousand SAFE issued on August 18, 2017 by the Company’s affiliate Trusted Mail Inc. with a value of $125 thousand. The warrants were issued on January 23, 2020. There is no vesting period, and the warrants expire on December 20, 2024.

January 23, 2020

In January 2020, the Company issued SCV, a related party, a warrant to purchase 62,141 shares of the Company’s Class A Common Stock at a strike price of $120.00 per share in exchange for $300 thousand in cash and “Premium” sponsorship status with a credited value of $100 thousand per year for 3 years totaling $300 thousand. This “premium” sponsorship status provides the Company with certain benefits in marketing and networking, such as the Company being listed on the investor’s website, as well as providing the Company certain other promotional opportunities organized by the investor. The warrants were issued on January 23, 2020. There is no vesting period, and the warrants expire on December 20, 2024.

On December 21, 2021, SCV executed a Notice of Exercise for certain of its warrants to purchase 27,168 shares of Class A Common Stock at an exercise price of $120.00 per share for a total purchase price of $3.26 million. The closing occurred on January 10, 2022 and resulted in total cash proceeds of $3.26 million to the Company for the warrant exercise.

The warrants to purchase the remaining 34,974 shares of the Company’s Class A Common Stock remain outstanding as of December 31, 2023.

August – December 2021 and January – February 2022

The Company issued 18,107 warrants from August 2021 to December 2021 and 1,028 warrants from January 2022 to February 2022 related to the Regulation CF, D, and S common stock and warrant offerings. These warrants became exercisable on January 26, 2022 when the Company received SEC qualification of its offering statement on Form 1-A. These warrants expire as of the earlier of: (a) January 26, 2023, (b) the acquisition of the Company by another entity, or (c) immediately prior to the closing of a firm commitment underwritten public offering. On August 25, 2022, we refunded $5,000 in units (comprised of common stock and warrants) sold in the Company’s Regulation CF offering to two investors resulting in the cancellation of 17 warrants.

During the quarter ended December 31, 2022, investors exercised 190 warrants at an exercise price of $300.00 per share, resulting in total cash proceeds of $57 thousand to the Company for the warrant exercises.

The warrants to purchase the remaining 18,928 shares of the Company’s Class A Common Stock expired on January 26, 2023 and are no longer outstanding as of December 31, 2023.

September 14, 2022

On September 11, 2022, the Company entered into a Securities Purchase Agreement (the “SPA”) with Armistice Capital Master Fund Ltd. Pursuant to the terms of the SPA, the Company agreed, at the closing of the SPA, to sell and issue to the Armistice Capital Master Fund Ltd. in a private placement 13,000 shares of Class A Common Stock of the Company and warrants to purchase 26,000 shares of Class A Common Stock of the Company at an exercise price of $132.75 for a total purchase price of $1,511,250. The Company incurred offering costs of $90,675 from this transaction that were recorded as a reduction of the gross proceeds. The 26,000 warrants may be exercised at any time by Armistice Capital Master Fund Ltd. starting on the issuance date, September 14, 2022, until the five year and six-month anniversary thereafter.

The warrants also allow for a “cashless exercise” if, at any time after the six (6) month anniversary of the issue date of the warrants there is no effective registration statement registering the resale of the Class A Common Stock issuable pursuant to the warrants. In such a case, then warrants may also be exercised, in whole or in part, by means of a cashless exercise in which Armistice Capital Master Fund Ltd. will be entitled to receive a number of shares of Class A Common Stock as described in the warrants. Trust Stamp filed the registration statement on September 30, 2022 and received the notice of effectiveness on January 26, 2023.

On June 5, 2023, the Company entered into an Amendment to Existing Warrants agreement with Armistice Capital Master Fund Ltd. Pursuant to the terms of the Amendment to Existing Warrants, the exercise price for the warrants to purchase 26,000 shares of Class A Common Stock of the Company is reduced to $34.50 for a total purchase price of $897,000. In addition, the expiration date for the 26,000 warrants is amended allowing the exercise of the warrant at any time by Armistice Capital Master Fund Ltd. starting on the closing of the offering, June 5, 2023, until the five year anniversary thereafter.

On August 18, 2023, the institutional investor exercised 18,000 warrants to purchase shares of Class A Common Stock of the Company at a price of $34.50 per warrant, resulting in an issuance by the Company of 18,000 shares of Class A Common Stock for total proceeds of $621,000.

On December 21, 2023, the Company entered into an Inducement Agreement with Armistice Capital Master Fund Ltd. Pursuant to the terms of the Inducement Agreement, the exercise price for the warrants to purchase the remaining 8,000 shares of Class A Common Stock of the Company was reduced to $20.10 for a total purchase price of $160,800.

On December 21, 2023, the remaining 8,000 common stock purchase warrants to purchase shares of Class A Common Stock of the Company at a price of $20.10 per warrant, resulting in an issuance by the Company of 8,000 shares of Class A Common Stock for total proceeds of $160,800.

All warrants related to this investment have been exercised and are no longer outstanding as of December 31, 2023.

April 18, 2023

On April 14, 2023, the Company entered into a securities purchase agreement (“SPA”) with Armistice Capital Master Fund Ltd. Pursuant to which the Company agreed to issue and sell to the investor (i) in a registered direct offering, 37,559 shares of Class A Common Stock, par value $0.01 per share of the Company at a price of $49.50 per share, and pre-funded warrants to purchase up to 67,330 shares of Class A Common Stock, at a price of $49.485 per prefunded warrant, at an exercise price of $0.015 per share of Class A Common Stock, and (ii) in a concurrent private placement, common stock purchase warrants, exercisable for an aggregate of up to 104,889 shares of Class A Common Stock, at an exercise price of $49.50 per share. On April 18, 2023, the Company sold 37,559 shares of Class A Common Stock to the institutional investor at a price of $49.50 per share for total proceeds $1,859,154. Additionally, on same date, the institutional investor purchased and exercised the 67,330 pre-funded warrants, for total proceeds to the Company of $3,332,835, resulting in an aggregate issuance by the Company of 104,889 shares of Class A Common Stock for net proceeds of $4,778,550 from the registered direct offering after deducting placement fee and legal expense of $363,439 and $50,000, respectively.

On December 21, 2023, the Company entered into an Inducement Agreement with Armistice Capital Master Fund Ltd. Pursuant to the terms of the Inducement Agreement, the exercise price for the warrants to purchase the remaining 104,889 shares of Class A Common Stock of the Company was reduced to $20.10 for a total purchase price of $2,108,262.

On December 21, 2023, the remaining 104,889 common stock purchase warrants to purchase shares of Class A Common Stock of the Company at a price of $20.10 per warrant were exercised for total proceeds of $2,108,262.

As of December 31, 2023, the Company had received Notice to Exercise for 53,200 common stock purchase warrants resulting in an issuance by the Company of 53,200 shares of Class A Common Stock. Due to the beneficial ownership limitation provisions in the Inducement Agreement, as of December 31, 2023 the remaining 51,689 common stock purchase warrants exercised on December 21, 2023 were unissued and held in abeyance for benefit of the institutional investor until notice from the institutional investor that the shares may be issued in compliance with the beneficial ownership limitation. On February 7, 2023 and February 27, 2023, the Company issued 21,334 and 30,356 shares, respectively.

June 5, 2023

On June 1, 2023, the Company entered into a securities purchase agreement (“SPA”) with an Armistice Capital Master Fund Ltd. Pursuant to which the Company agreed to issue and sell to the investor (i) in a registered direct offering, 49,094 shares of Class A Common Stock, par value $0.01 per share of the Company at a price of $34.50 per share, and pre-funded warrants to purchase up to 36,220 shares of Class A Common Stock, at a price of $34.485 per prefunded warrant, at an exercise price of $0.015 per share of Class A Common Stock, and (ii) in a concurrent private placement, common stock purchase warrants, exercisable for an aggregate of up to 85,314 shares of Class A Common Stock, at an exercise price of $34.50 per share. On June 5, 2023, the Company sold 49,094 shares of Class A Common Stock to the institutional investor at a price of $34.50 per share for total proceeds of $1,693,720. Additionally, on same date, the institutional investor purchased the 36,220 pre-funded warrants at a price of $34.485 per prefunded warrant, for total proceeds to the Company of $1,249,047, resulting in an issuance by the Company of 49,094 shares of Class A Common Stock for net proceeds of $2,686,773 from the registered direct offering after deducting placement fee and legal expense of $205,994 and $50,000, respectively.

On June 12, 2023, the institutional investor exercised 21,487 pre-funded warrants at a price of $0.015 per prefunded warrant, resulting in an issuance by the Company of 21,487 shares of Class A Common Stock for total proceeds of $322. Additionally, on June 23, 2023, the institutional investor exercised 14,734 pre-funded warrants at a price of $0.015 per prefunded warrant, resulting in an issuance by the Company of 14,734 shares of Class A Common Stock for total proceeds of $221.

On December 21, 2023, the Company entered into an Inducement Agreement with Armistice Capital Master Fund Ltd. Pursuant to the terms of the Inducement Agreement, the exercise price for the common stock purchase warrants to purchase the remaining 85,314 shares of Class A Common Stock of the Company was reduced to $20.10 for a total purchase price of $1,714,798.

On December 21, 2023, the institutional investor exercised 7,112 warrants to purchase shares of Class A Common Stock of the Company at a price of $20.10 per warrant for total proceeds of $142,938.

As of December 31, 2023, due to the beneficial ownership limitation provisions in the Inducement Agreement, the 7,112 warrants were unissued and held in abeyance for benefit of the institutional investor until notice from the institutional investor that the shares may be issued in compliance with the beneficial ownership limitation. These shares were subsequently issued on February 27, 2023.

The common stock purchase warrants to purchase 85,314 shares of the Company’s Class A Common Stock remain outstanding as of December 31, 2023.

December 21, 2023

On December 21, 2023, the Company entered into a warrant exercise agreement (the “WEA”) with a certain existing institutional investor, pursuant to which the institutional investor agreed to exercise (the “Exercise”) (i) a portion (7,112) of the warrants issued to the institutional investor on June 5, 2023, which are exercisable for 85,314 shares of the Company’s Class A Common Stock, par value $0.01 per share (“Class A Common Stock”) with a current exercise price of $34.50 per share (the “June 2023 Warrants”), (ii) all of the warrants issued to the institutional investor on September 14, 2022, as amended on June 5, 2023, which are exercisable for 8,000 shares of Class A Common Stock, with a current exercise price of $34.50 per share (the “September 2022 Warrants”), and (iii) all of the warrants issued to the institutional investor on April 18, 2023, which are exercisable for 104,889 shares of Class A Common Stock, with a current exercise price of $49.50 per share (the “April 2023 Warrants” and collectively with all of the June 2023 Warrants and the September 2022 Warrants, the “Existing Warrants”). In consideration for the immediate exercise of 120,000 of the Existing Warrants for cash, the Company agreed to reduce the exercise price of all of the Existing Warrants, including any unexercised portion thereof, to $20.10 per share, which is equal to the most recent closing price of the Company’s Class A Common Stock on The Nasdaq Stock Market prior to the execution of the WEA. As of December 31, 2023, Armistice had submitted an Exercise Notice for 61,200 Existing Warrants and the shares of Class A Common Stock were issued to the warrant holders. The remaining 58,800 Existing Warrants from this exercise are held in abeyance until the Company receives notice from the holders that the remaining shares may be issued in compliance with the beneficial ownership limitation. As of the date of this report, the remaining 58,800 Existing Warrants have been issued.

In addition, in consideration for such Exercise, the Selling Stockholder received new unregistered warrants to purchase up to an aggregate of 240,000 shares of Class A Common Stock, equal to 200% of the shares of Class A Common Stock issued in connection with the Exercise, with an exercise price of $20.10 per share (the “New Warrants”) in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933 (the “Securities Act”).

All 240,000 of the New Warrants remain outstanding as of December 31, 2023.

4.    Balance Sheet Components

Prepaid expenses and other current assets

Prepaid expenses and other current assets as of December 31, 2023 and 2022 consisted of the following:

	As of December 31,
	2023	2022
Prepaid operating expenses	$216,875	$225,756
Rent deposit	28,400	55,981
Value added tax receivable	116,095	71,742
Tax credit receivable (short-term)	102,151	218,239
Miscellaneous receivable	363,260	8,368
Prepaid expenses and other current assets	$826,781	$580,086

Capitalized internal-use software, net

Capitalized internal-use software, net as of December 31, 2023 and 2022 consisted of the following:

		As of December 31,
	Useful Lives	2023	2022
Internally developed software	5 Years	$3,901,801	$3,314,450
Less: Accumulated depreciation		(2,429,427)	(1,895,778)
Capitalized internal-use software, net		$1,472,374	$1,418,672

Amortization expense is recognized on a straight-line basis and for the years ended December 31, 2023 and 2022 totaled $557 thousand and $517 thousand, respectively.

The Company determined that as of December 31, 2023, $19 thousand of Capitalized internal - use software was impaired. The impaired Capitalized internal - use software was expensed to Research and development during the year ended December 31, 2023.

Property and equipment, net

Property and equipment, net as of December 31, 2023 and 2022 consisted of the following:

		As of December 31,
	Useful Lives	2023	2022
Computer equipment	3-4 Years	$152,014	$148,832
Furniture and fixtures	10 Years	28,052	27,220
Mobile hardware	2.5 years	—	297,150
Property and equipment, gross		180,066	473,202
Less: Accumulated depreciation		(123,630)	(172,538)
Property and equipment, net		$56,436	$300,664

Depreciation expense is recognized on a straight-line basis and for the years ended December 31, 2023 and 2022 totaled $72 thousand and $136 thousand, respectively.

On April 26, 2023, the Company sold a portion of the mobile hardware for a gross sales price of $180 thousand and a gain of $108 thousand. On May 26, 2023, the Company sold another portion of the mobile hardware for a gross sales price of $197 thousand and a gain of $108 thousand.

Accrued expenses

Accrued expenses as of December 31, 2023 and 2022 consisted of the following:

	As of December 31,
	2023	2022
Compensation payable	$377,403	$171,851
Commission liability	26,863	58,771
Accrued employee taxes	624,525	591,992
Accrued mobile expenses	—	177,099
Other accrued liabilities	115,099	100,111
Accrued expenses	$1,143,890	$1,099,824

5.    Goodwill and Intangible Assets, Net

There were no changes in the carrying amount of Goodwill for the years ended December 31, 2023 and 2022.

Intangible assets, net as of December 31, 2023 and 2022 consisted of the following:

		As of December 31,
	Useful Lives	2023	2022
Patent application costs	3 Years	$484,035	$382,285
Trade name and trademarks	3 Years	70,446	68,356
Intangible assets, gross		554,481	450,641
Less: Accumulated amortization		(330,791)	(198,955)
Intangible assets, net		$223,690	$251,686

The Company determined that as of December 31, 2023, $12 thousand of Patent application costs were impaired. The impaired Patent application costs were expensed to Selling, general, and administrative expense during the year ended December 31, 2023.

The Company added 4 patents and 1 trademark during the year ended December 31, 2023. The patents issued during the year ended December 31, 2023 increased our total number of patents to 17 and include:

●	On August 29, 2023, the Company received Notice of Issuance together with a Notice of Allowance on August 17, 2023 both entitled “Systems and Processes for Lossy Biometric Representation.” These patents further expand our intellectual property portfolio related to the tokenization of biometric data and broaden our patent coverage by removing the necessity to use a neural network in our irreversible transformation process.
●	On August 15, 2023, the Company received Notice of Issuance for a patent entitled “Systems and Methods for Identity Authentication via Third Party Accounts.” This technology, while leveraging our core privacy-first technologies, provides an optional interlock between different types of user accounts benefiting from the strengths that each can offer in terms of user authentication to produce a more resilient user-centric ecosystem.
●	On July 25, 2023, the Company received Notice of Issuance for a patent entitled “Systems and Methods for Privacy-Secured Biometric Identification and Verification.” For the last six years we have invested heavily in research and development which has created a solid foundation for our current and future generations of cutting edge, privacy-first identity products and this patent reflects our systems and methods for matching an encrypted biometric input record with stored encrypted biometric record without data decryption of the input and at least one stored record.
●	On June 20, 2023, the Company received Notice of Issuance for a patent entitled “Ownership Validation for Cryptographic Asset Contracts Using Irreversibly Transformed Identity Tokens.” This technology expands the range of use cases for the IT2 into NFT’s and the Metaverse by verifying the ownership of cryptographic asset contracts using embedded IT2 technology. Cryptographic assets are typically associated with a particular digital address (“digital wallet”) which are vulnerable to fraud, pilferage, and user errors. The new patent addresses the long-felt but unresolved need for improved systems and processes for validating ownership of cryptographic assets.

Intangible asset amortization expense is recognized on a straight-line basis and for the years ended December 31, 2023 and 2022 totaled $160 thousand and $107 thousand, respectively.

Estimated future amortization expense of Intangible assets, net is as follows:

Years Ending December 31,	Amount
2024	120,078
2025	75,043
2026	28,569
$223,690

6.    Income Taxes

Net loss before taxes consisted of the following:

	For the years ended December 31,
	2023	2022
U.S.	$(4,433,956)	$(7,911,970)
Non-U.S.	(3,217,171)	(4,158,494)
Net loss before taxes	$(7,651,127)	$(12,070,464)

The components of income tax benefit (expense) are as follows:

	For the years ended December 31,
	2023	2022
Current:
U.S. Federal	$—	$—
U.S. State	2,425	5,166
Non-U.S.	(15,910)	15,910
	$(13,485)	$21,076
Deferred:
U.S. Federal	$—	$—
U.S. State	—	—
Non-U.S.	—	—
	$—	$—
Total income tax benefit (expense)	$(13,485)	$21,076

A reconciliation of the expected tax provision (benefit) at the statutory federal income tax rate to the Company’s recorded tax provision (benefit) consisted of the following:

	For the years ended December 31,
	2023	2022
Expected tax provision (benefit) at U.S. federal statutory rate	$(1,606,737)	$(2,534,797)
State income taxes, net of federal benefit	1,560	4,081
Foreign tax rate differential	(400,110)	(494,278)
Change in valuation allowance	1,869,814	3,146,272
Stock compensation	296,887	19,730
Credits	(181,270)	(158,085)
Prior year deferred tax adjustments	(84,169)	—
Other	90,540	38,153
Total provision (benefit) for income taxes	$(13,485)	$21,076

Temporary differences that give rise to significant portions of the deferred tax assets are as follows:

	As of December 31,
	2023	2022
Deferred Tax Assets:
Net operating losses	$8,330,939	$7,082,125
Section 174	943,401	463,749
Tax credits	516,330	335,060
Equity compensation	1,476,296	1,660,684
Lease liability	3,934	12,292
Other - accruals	17,448	4,937
Other	36,431	14,634
Total Deferred Tax Assets	11,324,779	9,573,481
Deferred Tax Liabilities:
Capitalized internal-use software, net	(88,041)	(198,051)
Right-of-use asset	(3,787)	(12,082)
Total Deferred Tax Liabilities	(91,828)	(210,133)
Net Deferred Tax Assets	11,232,951	9,363,348
Valuation allowance	(11,232,951)	(9,363,348)
Deferred Tax Assets, Net	$—	$—

Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. In making this determination, management considers all available positive and negative evidence affecting specific deferred tax assets, including the Company’s past and anticipated future performance, the reversal of deferred tax liabilities, the length of carry-back and carry-forward periods, and the implementation of tax planning strategies.

Objective positive evidence is necessary to support a conclusion that a valuation allowance is not needed for all or a portion of deferred tax assets when significant negative evidence exists. The Company’s cumulative losses in recent years are the most compelling form of negative evidence considered by management in making this determination. For the years ended December 31, 2023 and 2022, the net increase in the total valuation allowance was $1,901,622 and $3,146,272, respectively, and management has determined that based on all available evidence, a valuation allowance of $11,232,951 and 9,363,348 is appropriate at December 31, 2023 and 2022, respectively.

At December 31, 2023, the Company had Federal net operating loss carrying forwards of $19,127,170. Net operating losses generated for years ending December 31, 2017 and prior total $574,051 and will expire in 2037. Net operating losses generated beginning in 2018 total $18,553,119 and have an indefinite life. At December 31, 2023, the Company had state net operating loss carry forwards of $3,743,893. State net operating losses generated for years ending December 31, 2017 and prior total $574,051 and will expire in 2037. Net operating losses generated beginning in 2018 total $3,169,842 and have an indefinite life. At December 31, 2023, the Company had foreign net operating loss carry forwards of $11,859,008 with an indefinite carry forward period. Foreign net operating losses of $975,242 will begin to expire in 2026.

Included in the balance of unrecognized tax benefit as of December 31, 2023 and December 31, 2022, are $129,082 and $83,765, respectively, of tax benefits that, if recognized, would affect the effective tax rate.

The Company recognizes accrued interest related to unrecognized tax expenses and penalties as income tax expense. Related to the unrecognized tax benefits noted above, the Company accrued $0 of interest during 2023, and $0 of penalty, and in total, as of December 31, 2023 has recognized $0 of interest and penalty.

The Company is subject to taxation in the US and various state jurisdictions. As of December 31, 2023 the Company’s tax returns for 2020, 2021, and 2022 are subject to full examination by the tax authorities. As of December 31, 2023, the Company is generally no longer subject to state or local examinations by tax authorities for years before 2020, except to the extent of NOLs generated in prior years claimed on a tax return.

7.    Net Loss per Share Attributable to Common Stockholders

The following table presents the calculation of basic and diluted net loss per share:

	For the years ended December 31,
	2023	2022
Numerator:
Net loss attributable to common stockholders	$(7,637,642)	$(12,091,540)

Denominator:
Weighted average shares used in computing net loss per share attributable to common stockholders	475,171	315,518

Net loss per share attributable to common stockholders	$(16.07)	$(38.32)

The following potentially dilutive securities were excluded from the computation of diluted net loss per share calculations for the periods presented because the impact of including them would have been anti-dilutive:

	As of December 31,
	2023	2022
Options, RSUs, and grants	60,741	49,625
Warrants	432,202	111,742
Total	492,943	161,367

8.    Stock Awards and Stock-Based Compensation

From time to time, the Company may issue stock awards in the form of Class A Common Stock grants, Restricted Stock Units (RSUs), or Class A Common Stock options with vesting/service terms. Stock awards are valued on the grant date using the Company’s common stock share price quoted on an active market. Stock options are valued using the Black-Scholes-Merton pricing model to determine the fair value of the options. We generally issue our awards in terms of a fixed monthly value, resulting in a variable number of shares being issued, or in terms of a fixed monthly share number.

During the years ended December 31, 2023 and 2022, the Company entered into agreements with advisory board members and other external advisors to issue cash payments and stock awards in exchange for services rendered to the Company monthly. The total granted stock-based awards to advisory board members and other external advisors during the years ended December 31, 2023 and 2022 included grants totaling, $6 thousand and $49 thousand, respectively, options totaling $0, and RSUs totaling $36 thousand and $190 thousand, respectively.

In addition to issuing stock awards to advisory board members and other external advisors, during the years ended December 31, 2023 and 2022, the Company granted stock-based awards to multiple employees. The total granted stock-based awards to employees during the years ended December 31, 2023 and 2022 included grants totaling, $82 thousand and $307 thousand, respectively, options totaling $12 thousand and $57 thousand, respectively, and RSUs totaling $627 thousand and $1.80 million, respectively.

The following table summarizes stock option activity for the years ended December 31, 2023 and 2022:

			Weighted
		Weighted	Average
		Average	Remaining
	Options	Exercise Price	Contractual	Aggregate
	Outstanding	Per Share	Life (years)	Intrinsic Value
Balance as of January 1, 2023	25,808	$96.00	1.45	$—
Options granted	793	34.20
Options exercised	(82)	48.75
Options canceled and forfeited	(280)	85.95
Balance as of December 31, 2023	26,239	94.05	1.95	—
Options vested and exercisable as of December 31, 2023	26,239	$94.05	1.95	—

The aggregate intrinsic value of options outstanding, exercisable, and vested is calculated as the difference between the exercise price of the underlying options and the fair value of the Company’s common stock. The aggregate intrinsic value of options exercised during the years ended December 31, 2023 and 2022 was $0.

The weighted average grant-date fair value of options granted during the years ended December 31, 2023 and 2022 was $16.20 and $ 114.75 per share, respectively. The total grant-date fair value of options that vested during the years ended December 31, 2023 and 2022 was $12 thousand and $57 thousand, respectively.

The following assumptions were used to calculate the fair value of options granted during the year ended December 31, 2023:

Fair value of Class A Common Stock	$5.70 – 25.05
Exercise price	$26.70 – 46.35
Risk free interest rate	3.76 - 4.89%
Expected dividend yield	0.00%
Expected volatility	79.08– 96.45%
Expected term	3	Years

As of December 31, 2023, the Company had 26,239 stock options outstanding of which all are fully vested options.

As of December 31, 2023, the Company has 4,761 common stock grants outstanding of which 4,012 were vested but not issued and 750 were not yet vested. All granted and outstanding common stock grants will fully vest by December 31, 2024. The Company had unrecognized stock-based compensation related to common stock grants of $9 thousand as of December 31, 2023.

As of December 31, 2023, the Company had 29,740 RSUs outstanding of which 3,187 were vested but not issued and 26,553 were not yet vested. All granted and outstanding RSUs will fully vest by August 1, 2024. The Company had unrecognized stock-based compensation related to RSUs of $25 thousand as of December 31, 2023.

A summary of outstanding RSU activity as of December 31, 2023 is as follows:

RSU Outstanding
Number of Shares
Balance as of January 1, 2022	8,460
Granted	14,114
Vested (issued)	(3,070)
Forfeited	—
Balance as of December 31, 2022	19,504
Granted	27,368
Vested (issued)	(10,652)
Forfeited	(6,480)
Balance as of December 31, 2023	29,740

Stock-based compensation expense

Our consolidated statements of operations include stock-based compensation expense as follows:

	For the years ended December 31,
	2023	2022
Cost of services	$21,836	$21,721
Research and development	123,109	292,084
Selling, general, and administrative	618,343	2,085,258
Total stock-based compensation expense	$763,288	$2,399,063

9.    Stockholders’ Equity

Common Stock — As of December 31, 2023, the Company was authorized to issue 50,000,000 Common Stock. Pursuant to the Company’s Third Amended & Restated Certificate of Incorporation, the Board of Directors of the Company has the right to designate shares of the Company’s Common Stock as either Class A or Class B Common Stock. As of December 31, 2023 and 2022, all shares of Common Stock of the Company have been designated as Class A Common Stock, and there is no issued (or designated) Class B Common Stock.

The Class A Shares and Class B Shares are identical in all respects except as stated below. The holders of Class A Shares are entitled to one vote for each Class A Share held at all meetings of stockholders. Except as required by applicable law, the holders of Class B Shares shall have no voting rights with respect to such shares; provided, that the holders of Class B shares shall be entitled to vote (one vote for each Class B Share held) to the same extent that the holders of Class A Shares would be entitled to vote on matters as to which non-voting equity interests are permitted to vote.

Preferred Stock — On July 6, 2023, the Company received confirmation of the acceptance of its Third Amended and Restated Certificate of Incorporation (the “A&R Certificate of Incorporation”) from the Secretary of State of Delaware. The A&R Certificate of Incorporation was approved by the Company’s stockholders by written consent pursuant to a definitive proxy statement filed with the Securities and Exchange Commission on April 13, 2023. Written consent from the majority of stockholders was received as of May 13, 2023. The A&R Certificate of Incorporation maintained the 50,000,000 authorized shares of Common Stock and eliminated the authorized Preferred Stock.

Liquidation Rights — In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of Class A Common Stock are entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all debts and other liabilities of the Company.

Voting Rights — Holders of shares of Class A Common Stock are entitled to one vote for each on all matters submitted to a vote of the shareholders, including the election of directors. Holders of shares of Class B Common Stock have no voting rights with respect to such shares; provided that the holders of Class B Common Stock shall be entitled to vote (one vote for each Class B share held) to the same extent that the holders of Shares of Class A Common Stock would be entitled to vote on matters as to which non-voting equity interests are permitted to vote pursuant to 12 C.F.R. § 225.2(q)(2) (or a successor provision thereto).

Dividends — Holders of each class of Common Stock are entitled to receive dividends, as may be declared from time to time by the Board of Directors out of legally available funds as detailed in our A&R Certificate of Incorporation. The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

10.    Related Party Transactions

Related party payables of $82 thousand and $273 thousand as of December 31, 2023 and 2022, respectively, primarily relate to amounts owed to 10Clouds, the Company’s contractor for software development and investor in the Company, and smaller amounts payable to members of management as expense reimbursements. Total costs incurred in relation to 10Clouds for the years ended December 31, 2023 and 2022, totaled approximately $816 thousand and $935 thousand, respectively.

Legal Services

A member of management provides legal services to the Company from a law firm privately owned and separate from the Company. Certain services are provided to the Company through this law firm. Total expenses incurred by the Company in relation to these services totaled $0 and $138 thousand during the years ended December 31, 2023 and 2022, respectively. Amounts payable as of December 31, 2023 and 2022 were $0.

Options Agreement

The Company has agreed, with effect from November 13, 2020, to grant a three-year loan in the amount of $335 thousand with an abated interest rate of 0.25% per annum to an advisory contractor to purchase 18,777 options. The options provide for the right to acquire shares of Class A Common Stock at a strike price of $ 90.00 per share. The options have no vesting period and will expire in November 2023. The loan was repaid with in-kind services from the contractor at a rate of $9 thousand per month for 36 months with the first payment receipt in April 2020 and the final payment received in February 2023. As of December 31, 2023 and 2022, the shareholder loan balances were $0 and $19 thousand, respectively.

Mutual Channel Agreement

On November 15, 2020, the Company entered into a Mutual Channel Agreement with Vital4Data, Inc., a company at which one of our Directors serves as Chief Executive Officer. Pursuant to the agreement, the Company engaged Vita4Data, Inc. as a non-exclusive sales representative for the Company’s products and services. Vital4Data, Inc. is entitled to compensation in the form of commissions, receiving a 20% of commission-eligible on net revenue from sales generated by Vital4Data, Inc. in the first year of the contract term, which is reduced to 10% in the second year, and 5% in the third year. The Company has not earned or expensed any commissions pursuant to the Vital4Data, Inc. agreement to date. As of December 31, 2023 and 2022, the Vital4Data, Inc. commission due was $0.

11.    Malta Grant

During July 2020 the Company entered into an agreement with the Republic of Malta that would provide for a grant of up to €200 thousand or $251 thousand as reimbursement for operating expenses over the first twelve months following Trust Stamp Malta’s incorporation in the Republic of Malta. The Company must provide an initial capital amount of €50 thousand or $62 thousand, which is matched with a €50 thousand or $62 thousand grant. The remaining €150 thousand or $190 thousand are provided as reimbursement of operating expenses twelve months following incorporation.

U.S. GAAP does not provide authoritative guidance regarding the receipt of economic benefits from government entities in return for compliance with certain conditions. Therefore, based on ASC 105-10-05-2, non-authoritative accounting guidance from other sources was considered by analogy in determining the appropriate accounting treatment, the Company elected to apply International Accounting Standards 20 – Accounting for Government Grants and Disclosure of Government Assistance and recognizes the expected reimbursements from the Republic of Malta as deferred income. As reimbursable operating expenses are incurred, a receivable is recognized (reflected within “Prepaid expenses and other current assets” in the consolidated balance sheets) and income is recognized in a similar systematic basis over the same periods in the consolidated statements of operations. During the years ended December 31, 2023 and 2022, the Company incurred $0 in expenses that are reimbursable under the grant. As of December 31, 2023, all amounts provided for under this grant were received.

On January 25, 2022, the Company entered into an additional agreement with the government of Malta for a grant of up to €100 thousand or $107 thousand, in terms of the ‘Investment Aid to produce the COVID-19 Relevant Product’ program, to support the proposed investment. The estimated value of the grant is €136,568 or $146,493, at an aid intensity of 75% to cover eligible wage costs incurred after February 1, 2022 in relation to new employees engaged specifically for the implementation of the project. On September 22, 2022, the Company entered into an amendment agreement that enables the Company to submit eligible employee expenses for reimbursement by October 31, 2022. The grant was approved in January 2022, however, the request for payment was not approved and management abandoned the agreement. Hence, during the years ended December 31, 2023 and 2022, the Company incurred $0, respectively, in expenses that are reimbursable under the grant. As of December 31, 2023, no amounts provided under this grant were received.

12.    Leases and Commitments

Operating Leases — The Company leases office space in Atlanta, Georgia, which serves as its corporate headquarters, office space in Malta, which serves as its research and development facility, and vehicles in Malta that are considered operating lease arrangements under ASC 842 guidance. In addition. the Company contracts for month-to-month coworking arrangements in other office spaces in North Carolina, Denmark, Poland, and Rwanda to support its dispersed workforce. As of December 31, 2023, there were no minimum lease commitments related to month-to-month lease arrangements.

Initial lease terms are determined at commencement date, the date the Company takes possession of the property, and the commencement date is used to calculate straight-line expense for operating leases. Certain leases contain renewal options for varying periods, which are at the Company’s sole discretion. For leases where the Company is reasonably certain to exercise a renewal option, such option periods have been included in the determination of the Company’s Operating lease right-of-use assets and Operating lease liabilities. The Company’s leases have remaining terms of 1 to 5 years. As the Company’s leases do not provide an implicit rate, the present value of future lease payments is determined using the Company’s incremental borrowing rate based on information available at the commencement date.

Lease term and discount rate	December 31, 2023
Weighted average remaining lease term	2.41	years
Weighted average discount rate	5.0%

During the year ended December 31, 2023, the Company terminated four leases including two offices in Malta and two vehicles in Malta. The terminated leases were operating leases. As a result of the terminations, the Company incurred $11 thousand in lease termination fees and recorded a loss of $669 related to this lease termination for the year ended December 31, 2023.

December 31,
2023
Leases terminated	4
Lease termination fees	$10,932
Operating lease right-of-use assets derecognized upon lease termination	$96,639
Lease liabilities derecognized upon lease termination	$89,922
Loss recognized upon lease termination	$669

On April 28, 2023, the Company extended the Malta office lease agreement, which would have ended on July 28, 2023, for a term of one additional year. The lease extension increased the Operating lease right-of-use asset by $82 thousand and the operating lease liability by $83 thousand. The Company classified the amended lease as an operating lease under ASC 842.

On November 25, 2023, the Company entered into a new motor vehicle lease in Malta, which has term of 60 months. The new lease increased the Operating lease right-of-use asset by $47 thousand and the operating lease liability by $41 thousand. The Company classified the new lease as an operating lease under ASC 842.

Balance sheet information related to leases as of December 31, 2023 and 2022 was as follows:

	As of December 31,
	2023	2022
Operating lease right-of-use assets
Operating lease right-of-use assets	$164,740	$315,765

Operating lease liabilities
Short-term operating lease liabilities	$81,236	$177,795
Long-term operating lease liabilities	53,771	102,407
Total operating lease liabilities	$135,007	$280,202

Future maturities of ASC 842 lease liabilities as of December 31, 2023 are as follows:

		Imputed
	Principal	Interest
	Payments	Payments	Total Payments
2024	$81,236	$3,899	$85,135
2025	27,655	1,802	29,457
2026	8,937	1,047	9,984
2027	8,758	621	9,379
2028	8,421	176	8,597
Total future maturities	$135,007	$7,545	$142,552

Total lease expense, under ASC 842, was included in Selling, general, and administrative expenses in our consolidated statement of operations for the years ended December 31, 2023 and 2022 as follows:

	For the years ended December 31,
	2023	2022
Operating lease expense – fixed payments	$209,577	$276,562
Short term lease expense	59,631	90,159
Total lease expense	$269,208	$366,721

Supplemental cash flows information related to leases was as follow:

	As of December 31,
	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$(179,621)	$(258,892)

During the year ended December 31, 2023, the Company did not incur variable lease expense.

Financial Liability Obligation — As of December 31, 2023, the Company’s financial liability totaled $162 thousand for an executed agreement with a telecommunications company for acquiring mobile hardware. On March 3, 2023, the Company provided a 30-day termination notice to the telecommunications company which terminates the mobile hardware data service. Under the contract terms with the telecommunications company, upon termination of the data service the Company must pay the remaining financial liability during the final data service billing period. The remaining financial liability is expected to be paid within the year ended December 31, 2024.

Litigation — The Company is not currently involved with and does not know of any pending or threatening litigation against the Company or any of its officers or directors in connection with its business.